Exhibit 10.1

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

Dated as of June 30, 2005

among

WAMPOLE LABORATORIES, LLC and
INVERNESS MEDICAL (UK) HOLDINGS LIMITED,

as Borrowers,

THE OTHER CREDIT PARTIES SIGNATORY HERETO,

as Credit Parties,

THE LENDERS SIGNATORY HERETO

FROM TIME TO TIME,

as Lenders,

GENERAL ELECTRIC CAPITAL CORPORATION,

as Agent and Lender,

MERRILL LYNCH CAPITAL,
a division of Merrill Lynch Business Financial Services Inc.,

as Documentation Agent, Co-Syndication Agent and Lender,

and

UBS SECURITIES LLC,

as Co-Syndication Agent,

with

GECC CAPITAL MARKETS GROUP, INC. and MERRILL LYNCH CAPITAL,

as Co-Lead Arrangers

INDEX OF APPENDICES

Annex A (Recitals)	-	Definitions
Annex B (Section 1.2)	-	Letters of Credit
Annex C (Section 1.8)	-	Cash Management System
Annex D (Section 2.1(a))	-	Closing Checklist
Annex E (Section 4.1(a))	-	Financial Statements and Projections – Reporting
Annex F (Section 6.10)	-	Financial Covenants
Annex G (Section 9.9(a))	-	Lenders’ Wire Transfer Information
Annex H (Section 11.10)	-	Notice Addresses
Annex I (from Annex A Commitments Definition)	-	Commitments as of Closing Date
Annex J (from Annex A – Subordinated Bond Issuance Definition)	-	Subordination Terms and Conditions
Exhibit 1.1(a)(i)	-	Form of Notice of US Revolving Credit Advance
Exhibit 1.1(a)(ii)	-	Form of US Revolving Note
Exhibit 1.1(b)(i)	-	Form of Notice of European Revolving Credit Advance
Exhibit 1.1(b)(ii)	-	Form of European Revolving Note
Exhibit 1.1(c)(i)(1)	-	Form of US Term Note
Exhibit 1.1(c)(ii)	-	Form of European Term Note
Exhibit 1.1(d)(i)	-	Form of US Swing Line Note
Exhibit 1.1(e)(i)	-	Form of European Swing Line Note
Exhibit 1.5(e)	-	Form of Notice of Conversion/Continuation
Exhibit 2.3(c)	-	Form of Conversion US Term Note
Exhibit 2.3(d)	-	Form of Conversion European Term Note
Exhibit 9.1(a)	-	Form of Assignment Agreement
Exhibit A-1	-	Material Contracts
Exhibit B-1	-	Application for Standby Letter of Credit
Schedule 1.1	-	Agent’s Representatives
Schedule 2	-	European Security Agreements
Schedule 3	-	European Pledge Agreements
Schedule 4	-	European Intellectual Property Security Agreements
Disclosure Schedule 1.4	-	Use of Proceeds
Disclosure Schedule 3.1	-	Corporate Existence; Compliance with Law
Disclosure Schedule 3.2	-	Executive Offices, Collateral Locations, FEIN
Disclosure Schedule 3.4(a)(i)	-	2004 Audited Financials
Disclosure Schedule 3.4(a)(ii)	-	Unaudited Financial Statements
Disclosure Schedule 3.4(b)	-	Pro Forma
Disclosure Schedule 3.4(c)	-	Projections
Disclosure Schedule 3.6	-	Ownership of Property; Liens
Disclosure Schedule 3.7 (d)	-	Labor Matters - Agreements
Disclosure Schedule 3.7 (g)	-	Material Complaints or Charges
Disclosure Schedule 3.8	-	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness

Disclosure Schedule 3.11	-	Taxes
Disclosure Schedule 3.12	-	ERISA
Disclosure Schedule 3.13	-	Litigation
Disclosure Schedule 3.15	-	Intellectual Property
Disclosure Schedule 3.17	-	Environmental Matters
Disclosure Schedule 3.18	-	Insurance
Disclosure Schedule 3.19	-	Deposit Accounts
Disclosure Schedule 3.20	-	Government Contracts
Disclosure Schedule 3.22	-	Material Agreements
Disclosure Schedule 3.28(c)	-	Acquisition
Disclosure Schedule 5.1	-	Trade Names
Disclosure Schedule 6.2	-	Investments; Loans and Advances
Disclosure Schedule 6.3	-	Indebtedness
Disclosure Schedule 6.4(a)	-	Transactions with Affiliates
Disclosure Schedule 6.4(b)	-	Loans to Employees
Disclosure Schedule 6.7	-	Liens
Disclosure Schedule 6.12	-	Sale-Leaseback Transactions
Disclosure Schedule 6.20		Business Activities of Innovations
Disclosure Schedule 11.19(a)	-	Indebtedness of Excluded Subsidiaries
Disclosure Schedule 11.19(b)	-	Existing Liens of Excluded Subsidiaries

1.	AMOUNT AND TERMS OF CREDIT

	1.1	Credit Facilities

	1.2	Letters of Credit

	1.3	Prepayments

	1.4	Use of Proceeds

	1.5	Interest and Applicable Margins

	1.6	Intentionally Omitted

	1.7	Intentionally Omitted

	1.8	Cash Management Systems

	1.9	Fees

	1.10	Receipt of Payments

	1.11	Application and Allocation of Payments

	1.12	Loan Account and Accounting

	1.13	Indemnity

	1.14	Access

	1.15	Taxes.

	1.16	Capital Adequacy; Increased Costs; Illegality

	1.17	Single Loan

	1.18	Limitations on Obligations of European Credit Parties

	1.19	Eligible Swap Obligations

2.	CONDITIONS PRECEDENT

	2.1	Conditions to the Initial Loans

	2.2	Further Conditions to Each Loan

	2.3	Conditions to Conversion of the Revolving Loan Commitment on the Conversion Date

3.	REPRESENTATIONS AND WARRANTIES

	3.1	Corporate Existence; Compliance with Law

	3.2	Executive Offices, Collateral Locations, FEIN

	3.3	Corporate Power, Authorization, Enforceable Obligations

	3.4	Financial Statements and Projections

	3.5	Material Adverse Effect

	3.6	Ownership of Property; Liens

	3.7	Labor Matters

	3.8	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness

	3.9	Government Regulation

	3.10	Margin Regulations

	3.11	Taxes

	3.12	ERISA

	3.13	No Litigation

	3.14	Brokers

	3.15	Intellectual Property

	3.16	Full Disclosure

	3.17	Environmental Matters

	3.18	Insurance

	3.19	Deposit Accounts

	3.20	Government Contracts

	3.21	Customer and Trade Relations

	3.22	[Intentionally Omitted.]

	3.23	Solvency

	3.24	Acquisition Agreement

	3.25	Foreign Assets Control Regulations

	3.26	Subordinated Debt

	3.27	[Intentionally Omitted.]

4.	FINANCIAL STATEMENTS AND INFORMATION

	4.1	Reports and Notices

	4.2	Communication with Accountants

5.	AFFIRMATIVE COVENANTS

	5.1	Maintenance of Existence and Conduct of Business

	5.2	Payment of Charges

	5.3	Books and Records

	5.4	Insurance; Damage to or Destruction of Collateral

	5.5	Compliance with Laws

	5.6	Supplemental Disclosure

	5.7	Intellectual Property

	5.8	Environmental Matters

	5.9	Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases

	5.10	ERISA

	5.11	European Credit Parties

	5.12	[Intentionally Omitted.]

	5.13	Post-Closing Covenant.

	5.14	IMC

	5.15	Covenants Relating to Foreign Subsidiaries

	5.16	Further Assurances

	5.17	Restated Financial Statements

6.	NEGATIVE COVENANTS

	6.1	Mergers, Subsidiaries, Etc.

	6.2	Investments; Loans and Advances

	6.3	Indebtedness

	6.4	Employee Loans and Affiliate Transactions

	6.5	Capital Structure and Business

	6.6	Guaranteed Indebtedness

	6.7	Liens

	6.8	Sale of Stock and Assets

	6.9	ERISA

	6.10	Financial Covenants

	6.11	Hazardous Materials

	6.12	Sale-Leasebacks

	6.13	Cancellation of Indebtedness

	6.14	Restricted Payments

	6.15	Change of Corporate Name or Location; Change of Fiscal Year

	6.16	No Impairment of Intercompany Transfers

	6.17	No Speculative Transactions

	6.18	Leases

	6.19	Changes Relating to Subordinated Debt; Material Contracts

	6.20	Business Activities

	6.21	Collateral In China

v

7.	TERM

	7.1	Termination

	7.2	Survival of Obligations Upon Termination of Financing Arrangements

8.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES

	8.1	Events of Default

	8.2	Remedies

	8.3	Waivers by Credit Parties

9.	ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

	9.1	Assignment and Participations

	9.2	Appointment of Agent

	9.3	Agent’s Reliance, Etc.

	9.4	GE Capital and Affiliates

	9.5	Lender Credit Decision

	9.6	Indemnification

	9.7	Successor Agent

	9.8	Setoff and Sharing of Payments

	9.9	Advances; Payments; Non-Funding Lenders; Information; Actions in Concert

	9.10	Agent as Joint Creditor

	9.11	Compliance with Foreign Law

	9.12	Eligible Swap Counterparties

10.	SUCCESSORS AND ASSIGNS

	10.1	Successors and Assigns

11.	MISCELLANEOUS

	11.1	Complete Agreement; Modification of Agreement

	11.2	Amendments and Waivers

	11.3	Fees and Expenses

	11.4	No Waiver

	11.5	Remedies

	11.6	Severability

	11.7	Conflict of Terms

	11.8	Confidentiality

	11.9	GOVERNING LAW

	11.10	Notices

	11.11	Section Titles

	11.12	Counterparts

	11.13	WAIVER OF JURY TRIAL

	11.14	Press Releases and Related Matters

	11.15	Reinstatement

	11.16	Advice of Counsel

	11.17	Judgment Currency

	11.18	Subordination

	11.19	Negative Pledge

	11.20	No Strict Construction

	11.21	Waiver

12.	AFFIRMATION OF OBLIGATIONS

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of June 30, 2005, is by and among INVERNESS MEDICAL INNOVATIONS, INC., a Delaware corporation (“Innovations”), WAMPOLE LABORATORIES, LLC, a Delaware limited liability company (“US Borrower”), INVERNESS MEDICAL (UK) HOLDINGS LIMITED, a company organized under the laws of England and Wales (“European Borrower”; US Borrower and European Borrower are sometimes collectively referred to as “Borrowers” and individually as a “Borrower”), the other Credit Parties signatory hereto, the Lenders signatory hereto from time to time, GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as administrative agent for Lenders, MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc. (“ML Capital”), as documentation agent and co-syndication agent, UBS SECURITIES LLC, as co-syndication agent (“UBS Securities”), and GECC CAPITAL MARKETS GROUP, INC. and ML CAPITAL, as co-lead arrangers.

RECITALS

WHEREAS, pursuant to that certain Second Amended and Restated Credit Agreement, dated as of September 30, 2003 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”), by and among the Borrowers, the lending institutions party thereto (the “Existing Lenders”), the Agent, ML Capital, as documentation agent and co-syndication agent, and UBS Securities, as co-syndication agent, the Existing Lenders have made available certain financing to the Borrowers upon the terms and conditions contained therein;

WHEREAS, the Borrowers have requested, among other things, additional financing and Lenders are willing to provide such financing on the terms and conditions set forth herein;

WHEREAS, the Borrowers and Existing Lenders have agreed to amend and restate the Existing Credit Agreement as provided herein; and

WHEREAS, capitalized terms used in this Agreement, including the Recitals hereto, shall have the meanings ascribed to them in Annex A and, for purposes of this Agreement and the other Loan Documents, the rules of construction set forth in Annex A shall govern.  All Annexes, Disclosure Schedules, Exhibits and other attachments (collectively, “Appendices”) hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together with this Agreement, shall constitute but a single agreement.  These Recitals shall be construed as part of the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree that the Existing Credit Agreement shall be amended and restated as follows:

1.                                      AMOUNT AND TERMS OF CREDIT

1.1                                 Credit Facilities.

(a)                                  US Revolving Credit Facility.

(i)            Subject to the terms and conditions hereof, each US Revolving Lender agrees to make available (and continue outstanding any US Revolving Credit Advances (as defined in the Existing Credit Agreement) outstanding pursuant to the terms of the Existing Credit Agreement) to US Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances in Dollars (each, including any such US Revolving Credit Advances (as defined in the Existing Credit Agreement) outstanding pursuant to the terms of the Existing Credit Agreement, a “US Revolving Credit Advance”).  The Pro Rata Share of the US Revolving Loan of any US Revolving Lender shall not at any time exceed its separate US Revolving Loan Commitment.  The obligations of each US Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, US Borrower may borrow, repay and reborrow under this Section 1.1(a)(i).  Each US Revolving Credit Advance shall be made on notice by US Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (A) 11:00 a.m. (New York time) on the Business Day of the proposed US Revolving Credit Advance, in the case of an Index Rate Loan, or (B) 11:00 a.m. (New York time) on the date which is 3 Business Days prior to the proposed US Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a “Notice of US Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(a)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent.  If US Borrower desires to have the US Revolving Credit Advances bear interest by reference to a LIBOR Rate, US Borrower must comply with Section 1.5(e).

(ii)           Except as provided in Section 1.12, US Borrower shall execute and deliver to each US Revolving Lender a note to evidence the US Revolving Loan Commitment of that US Revolving Lender.  Each note shall be in the principal amount of the US Revolving Loan Commitment of the applicable US Revolving Lender, substantially in the form of Exhibit 1.1(a)(ii) (each a “US Revolving Note” and, collectively, the “US Revolving Notes”).  Each US Revolving Note shall represent the obligation of the US Borrower to pay the amount of the applicable US Revolving Lender’s US Revolving Loan Commitment or, if less, such US Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all US Revolving Credit Advances to US Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the aggregate US Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(b)                                 European Revolving Credit Facility.

(i)            Subject to the terms and conditions hereof, each European Revolving Lender agrees to make available (and continue outstanding any European Revolving Credit Advances (as defined in the Existing Credit Agreement)  to European Borrower from time to time until the Commitment Termination Date its Pro Rata Share of advances in Dollars (each, including any such European Revolving Credit Advances (as defined in the Existing Credit Agreement) outstanding pursuant to the terms of the Existing Credit Agreement, a “European Revolving Credit Advance”).  The Pro Rata Share of the European Revolving Loan of any European Revolving Lender shall not at any time exceed its separate European Revolving Loan

Commitment.  The obligations of each European Revolving Lender hereunder shall be several and not joint.  Until the Commitment Termination Date, European Borrower may borrow, repay and reborrow under this Section 1.1(b)(i).  Each European Revolving Credit Advance shall be made on notice by European Borrower to one of the representatives of Agent identified in Schedule 1.1 at the address specified therein.  Any such notice must be given no later than (A) 11:00 a.m. (New York time) on the Business Day of the proposed European Revolving Credit Advance, in the case of an Index Rate Loan, or (B) 11:00 a.m. (New York time) on the date which is 3 Business Days prior to the proposed European Revolving Credit Advance, in the case of a LIBOR Loan.  Each such notice (a “Notice of European Revolving Credit Advance”) must be given in writing (by telecopy or overnight courier) substantially in the form of Exhibit 1.1(b)(i), and shall include the information required in such Exhibit and such other information as may be reasonably required by Agent.  If European Borrower desires to have the European Revolving Credit Advances bear interest by reference to a LIBOR Rate, European Borrower must comply with Section 1.5(e).

(ii)           Except as provided in Section 1.12, European Borrower shall execute and deliver to each European Revolving Lender a note to evidence the European Revolving Loan Commitment of that European Revolving Lender.  Each note shall be in the principal amount of the European Revolving Loan Commitment of the applicable European Revolving Lender, substantially in the form of Exhibit 1.1(b)(ii) (each a “European Revolving Note” and, collectively, the “European Revolving Notes”).  Each European Revolving Note shall represent the obligation of the European Borrower to pay the amount of the applicable European Revolving Lender’s European Revolving Loan Commitment or, if less, such European Revolving Lender’s Pro Rata Share of the aggregate unpaid principal amount of all European Revolving Credit Advances to European Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the aggregate European Revolving Loan and all other non-contingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date.

(c)                                  US Term Loan.

(i)            Subject to the terms and conditions hereof, each of the US Term Lenders agrees to make a term loan in Dollars (collectively, the “US Term Loan”) on the Closing Date to US Borrower in the amount of such US Term Lender’s US Term Loan Commitment.  The obligations of such US Term Lender hereunder shall be several and not joint.  Each such US Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 1.1(c)(i) (each a “US Term Note” and collectively the “US Term Notes”), and, except as provided in Section 1.12, the US Borrower shall execute and deliver the US Term Note to the applicable US Term Lender.  Each US Term Note shall represent the obligation of the US Borrower to pay the applicable US Term Lender’s US Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)           To the extent outstanding, the US Borrower shall repay the US Term Loan in eleven (11) consecutive quarterly installments on the last day of December, March, June and September of each year, commencing September 30, 2005, in an amount equal to .25% of the US Term Loan Commitment, as in effect on the Conversion Date after, if applicable, giving effect to the conversion of the US Revolving Loan Commitment contemplated by Section 1.1(i).

The final installment shall be due on March 31, 2008 and shall be in the amount of the remaining principal balance of the US Term Loan.

(iii)          Notwithstanding Section 1.1(c)(ii), the aggregate outstanding principal balance of the US Term Loan and all other non-contingent Obligations shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the US Term Loan may be reborrowed.

(iv)          Each payment of principal with respect to the US Term Loan shall be paid to Agent for the ratable benefit of each US Term Lender making a US Term Loan, ratably in proportion to each such US Term Lender’s respective US Term Loan Commitment.

(d)                                 European Term Loan.

(i)            Subject to the terms and conditions hereof, each of the European Term Lenders agrees to make a term loan in Dollars (collectively, the “European Term Loan”) on the Closing Date to European Borrower in the amount of such European Term Lender’s European Term Loan Commitment.  The obligations of each European Term Lender hereunder shall be several and not joint.  Each such European Term Loan shall be evidenced by a promissory note substantially in the form of Exhibit 1.1(d)(i) (each a “European Term Note” and collectively the “European Term Notes”), and, except as provided in Section 1.12, the European Borrower shall execute and deliver the European Term Note to the applicable European Term Lender.  Each European Term Note shall represent the obligation of the European Borrower to pay the applicable European Term Lender’s European Term Loan Commitment, together with interest thereon as prescribed in Section 1.5.

(ii)           To the extent still outstanding, European Borrower shall repay the European Term Loan in eleven (11) consecutive quarterly installments on the last day of December, March, June and September of each year, commencing September 30, 2005, in an amount equal to .25% of the European Term Loan Commitment, as in effect on the Conversion Date after, if applicable, giving effect to the conversion of the European Revolving Loan Commitment contemplated by Section 1.1(i).

(iii)          The final installment shall be due on March 31, 2008 and shall be in the amount of the remaining principal balance of the European Term Loan.

(iv)          Notwithstanding Section 1.1(d)(ii), the aggregate outstanding principal balance of the European Term Loan and all other non-contingent Obligations shall be due and payable in full in immediately available funds on the Commitment Termination Date, if not sooner paid in full.  No payment with respect to the European Term Loan may be reborrowed.

(v)           Each payment of principal with respect to the European Term Loan shall be paid to Agent for the ratable benefit of each European Term Lender making a European

Term Loan, ratably in proportion to each such European Term Lender’s respective European Term Loan Commitment.

(e)                                  US Swing Line Facility.

(i)            Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of US Revolving Credit Advance.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances of any Index Rate Loan in Dollars (each, including any such Swing Line Advances (as defined in the Existing Credit Agreement) outstanding pursuant to the terms of the Existing Credit Agreement, a “US Swing Line Advance”) in accordance with any such notice.  The provisions of this Section 1.1(e)(i) shall not relieve US Revolving Lenders of their obligations to make US Revolving Credit Advances under Section 1.1(a)(i); provided that if the Swing Line Lender makes a US Swing Line Advance pursuant to any such notice, such US Swing Line Advance shall be in lieu of any US Revolving Credit Advance that otherwise may be made by US Revolving Lenders pursuant to such notice.  The aggregate amount of US Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the US Swing Line Commitment and (B) the US Maximum Amount less the outstanding balance of the US Revolving Loan at such time (“US Swing Line Availability”).  Until the Commitment Termination Date, US Borrower may from time to time borrow, repay and reborrow under this Section 1.1(e)(i).  Each US Swing Line Advance shall be made pursuant to a Notice of US Revolving Credit Advance delivered to Agent by US Borrower in accordance with Section 1.1(a)(i).  Any such notice must be given no later than 11:00 a.m. (New York time) on the Business Day of the proposed US Swing Line Advance.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Requisite Lenders or the US Requisite Revolving Lenders, instructing it not to make a US Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that US Swing Line Advance, and to have each US Revolving Lender make US Revolving Credit Advances in accordance with Section 1.1(e)(iii) or purchase participating interests in accordance with Section 1.1(e)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the US Swing Line Loan shall constitute an Index Rate Loan. US Borrower shall repay the aggregate outstanding principal amount of the US Swing Line Loan upon demand therefore by Agent.

(ii)           US Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the US Swing Line Commitment.  Such note shall be in the principal amount of the US Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(e)(ii) (each a “US Swing Line Note” and, collectively, the “US Swing Line Notes”). The US Swing Line Note shall represent the obligation of US Borrower to pay the amount of the US Swing Line Commitment or, if less, the aggregate unpaid principal amount of all US Swing Line Advances made to US Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the US Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)          The Swing Line Lender may, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, on behalf of US Borrower (and US Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), request each US Revolving Lender (including the Swing Line Lender) to make a US Revolving Credit Advance to US Borrower (which shall be an Index Rate Loan) in an amount equal to that US Revolving Lender’s Pro Rata Share of the principal amount of the US Borrower’s US Swing Line Loan (the “US Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(e)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a US Revolving Credit Advance are then satisfied, each US Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a US Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those US Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the US Refunded Swing Line Loan of the US Borrower.

(iv)          If, prior to refunding a US Swing Line Loan with a US Revolving Credit Advance pursuant to Section 1.1(e)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(d)(v) below, each US Revolving Lender shall, on the date such US Revolving Credit Advance was to have been made for the benefit of the US Borrower, purchase from the Swing Line Lender an undivided participation interest in the US Swing Line Loan to US Borrower in an amount equal to its Pro Rata Share of such US Swing Line Loan.  Upon request, each US Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each US Revolving Lender’s obligation to make US Revolving Credit Advances in accordance with Section 1.1(e)(iii) and to purchase participation interests in accordance with Section 1.1(e)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such US Revolving Lender may have against the Swing Line Lender, US Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of US Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that no US Revolving Lender shall have any obligation to make any US Revolving Credit Advances in accordance with Section 1.1(e)(iii) or to purchase participation interests in accordance with Section 1.1(e)(iv) in the event that the Swing Line Lender shall have been instructed not to make a US Swing Line Advance in accordance with Section 1.1(e)(i) prior to the date of any such US Swing Line Advance.  If any US Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(e)(iii) or 1.1(e)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such US Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(f)                                    European Swing Line Facility.

(i)            Agent shall notify the Swing Line Lender upon Agent’s receipt of any Notice of European Revolving Credit Advance.  Subject to the terms and conditions hereof, the Swing Line Lender may, in its discretion, make available from time to time until the Commitment Termination Date advances of any Index Rate Loan in Dollars (each, including any such Swing Line Advances (as defined in the Existing Credit Agreement) outstanding pursuant to the terms of the Existing Credit Agreement, a “European Swing Line Advance”) in accordance with any such notice.  The provisions of this Section 1.1(e)(i) shall not relieve European Revolving Lenders of their obligations to make European Revolving Credit Advances under Section 1.1(b)(i); provided that if the Swing Line Lender makes a European Swing Line Advance pursuant to any such notice, such European Swing Line Advance shall be in lieu of any European Revolving Credit Advance that otherwise may be made by European Revolving Lenders pursuant to such notice.  The aggregate amount of European Swing Line Advances outstanding shall not exceed at any time the lesser of (A) the European Swing Line Commitment and (B) the European Maximum Amount less the outstanding balance of the European Revolving Loan at such time (“European Swing Line Availability”).  Until the Commitment Termination Date, European Borrower may from time to time borrow, repay and reborrow under this Section 1.1(f)(i).  Each European Swing Line Advance shall be made pursuant to a Notice of European Revolving Credit Advance delivered to Agent by European Borrower in accordance with Section 1.1(b)(i).  Any such notice must be given no later than 11:00 a.m. (New York time) on the Business Day of the proposed European Swing Line Advance.  Unless the Swing Line Lender has received at least one Business Day’s prior written notice from the Requisite Lenders or the European Requisite Revolving Lenders, instructing it not to make a European Swing Line Advance, the Swing Line Lender shall, notwithstanding the failure of any condition precedent set forth in Section 2.2, be entitled to fund that European Swing Line Advance, and to have each European Revolving Lender make European Revolving Credit Advances in accordance with Section 1.1(f)(iii) or purchase participating interests in accordance with Section 1.1(f)(iv).  Notwithstanding any other provision of this Agreement or the other Loan Documents, the European Swing Line Loan shall constitute an Index Rate Loan. European Borrower shall repay the aggregate outstanding principal amount of the European Swing Line Loan upon demand therefore by Agent.

(ii)           European Borrower shall execute and deliver to the Swing Line Lender a promissory note to evidence the European Swing Line Commitment.  Such note shall be in the principal amount of the European Swing Line Commitment of the Swing Line Lender, dated the Closing Date and substantially in the form of Exhibit 1.1(f)(ii) (each a “European Swing Line Note” and, collectively, the “European Swing Line Notes”). The European Swing Line Note shall represent the obligation of European Borrower to pay the amount of the European Swing Line Commitment or, if less, the aggregate unpaid principal amount of all European Swing Line Advances made to European Borrower together with interest thereon as prescribed in Section 1.5.  The entire unpaid balance of the European Swing Line Loan and all other noncontingent Obligations shall be immediately due and payable in full in immediately available funds on the Commitment Termination Date if not sooner paid in full.

(iii)          The Swing Line Lender may, at any time and from time to time in its sole and absolute discretion, but not less frequently than weekly, on behalf of European Borrower (and European Borrower hereby irrevocably authorizes the Swing Line Lender to so act on its behalf), request each European Revolving Lender (including the Swing Line Lender) to make a European Revolving Credit Advance to European Borrower (which shall be an Index Rate Loan) in an amount equal to that European Revolving Lender’s Pro Rata Share of the principal amount of the European Borrower’s European Swing Line Loan (the “European Refunded Swing Line Loan”) outstanding on the date such notice is given.  Unless any of the events described in Sections 8.1(h) or 8.1(i) has occurred (in which event the procedures of Section 1.1(f)(iv) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a European Revolving Credit Advance are then satisfied, each European Revolving Lender shall disburse directly to Agent, its Pro Rata Share of a European Revolving Credit Advance on behalf of the Swing Line Lender prior to 3:00 p.m. (New York time) in immediately available funds on the Business Day next succeeding the date that notice is given.  The proceeds of those European Revolving Credit Advances shall be immediately paid to the Swing Line Lender and applied to repay the European Refunded Swing Line Loan of the European Borrower.

(iv)          If, prior to refunding a European Swing Line Loan with a European Revolving Credit Advance pursuant to Section 1.1(f)(iii), one of the events described in Sections 8.1(h) or 8.1(i) has occurred, then, subject to the provisions of Section 1.1(f)(v) below, each European Revolving Lender shall, on the date such European Revolving Credit Advance was to have been made for the benefit of the European Borrower, purchase from the Swing Line Lender an undivided participation interest in the European Swing Line Loan to European Borrower in an amount equal to its Pro Rata Share of such European Swing Line Loan.  Upon request, each European Revolving Lender shall promptly transfer to the Swing Line Lender, in immediately available funds, the amount of its participation interest.

(v)           Each European Revolving Lender’s obligation to make European Revolving Credit Advances in accordance with Section 1.1(f)(iii) and to purchase participation interests in accordance with Section 1.1(f)(iv) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such European Revolving Lender may have against the Swing Line Lender, European Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any inability of European Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement at any time; or (D) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that no European Revolving Lender shall have any obligation to make any European Revolving Credit Advances in accordance with Section 1.1(f)(iii) or to purchase participation interests in accordance with Section 1.1(f)(iv) in the event that the Swing Line Lender shall have been instructed not to make a European Swing Line Advance in accordance with Section 1.1(f)(i) prior to the date of any such European Swing Line Advance.  If any European Revolving Lender does not make available to Agent or the Swing Line Lender, as applicable, the amount required pursuant to Sections 1.1(f)(iii) or 1.1(f)(iv), as the case may be, the Swing Line Lender shall be entitled to recover such amount on demand from such European Revolving Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full at the Federal Funds Rate for the first two Business Days and at the Index Rate thereafter.

(g)           Reliance on Notices; Appointment of Borrower Representative.  Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of US

Revolving Credit Advance, Notice of European Revolving Credit Advance, Notice of Conversion/Continuation or similar notice believed by Agent to be genuine.  Agent may assume that each Person executing and delivering any notice in accordance herewith was duly authorized, unless the responsible individual acting thereon for Agent has actual knowledge to the contrary.  Each of US Borrower and European Borrower hereby designates Innovations as its representative and agent on its behalf for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of such Borrower under the Loan Documents.  Borrower Representative hereby accepts such appointment.  Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers.  Each of US Borrower and European Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

(h)           Loans Under Existing Credit Agreement.  The Credit Parties acknowledge and agree that, as of the Closing Date, (i) the outstanding principal amount of the US Revolving Credit Advances under the Existing Credit Agreement equals $9,000,000, and that such US Revolving Credit Advances are continued as US Revolving Credit Advances hereunder, (ii) the outstanding principal amount of the European Revolving Credit Advances under the Existing Credit Agreement equals $22,000,000, and that such European Revolving Credit Advances are continued as European Revolving Credit Advances hereunder and are deemed to be advanced on the Closing Date; and (iii) no Letters of Credit are outstanding under the Existing Credit Agreement.  All US Revolving Loan Commitments and European Revolving Loan Commitments under the Existing Credit Agreement shall be continued under this Agreement and are as set forth on Annex I hereto.  Notwithstanding anything set forth herein to the contrary, in order to effect the continuation of the outstanding Loans contemplated by the foregoing, the additional amount to be funded on the Closing Date by each Revolving Lender hereunder in respect of its Revolving Loan Commitment shall be net of the principal amount of such Lender’s Revolving Loans outstanding under the Existing Credit Agreement and continued hereunder.

(i)            Conversion of Revolving Loan Commitment on the Conversion Date.  If on the Conversion Date, if applicable, (A) GE Capital’s and ML Capital’s (together with their respective successors’ and assigns’) aggregate Pro Rata Share of outstanding US Revolving Credit Advances does not exceed Fifteen Million Dollars ($15,000,000) (the “Minimum US Conversion Amount”), the US Borrower shall deliver a Notice of US Revolving Credit Advance to Agent requesting a US Revolving Credit Advance in an amount such that after giving effect to such requested US Revolving Credit Advance the Minimum US Conversion Amount has been achieved, or (B) GE Capital’s and ML Capital’s (together with their respective successors’ and assigns’) aggregate Pro Rata Share of outstanding European Revolving Credit Advances does not exceed Fifteen Million Dollars ($15,000,000) (the “Minimum European Conversion Amount”), the European Borrower shall deliver a Notice of European Revolving Credit Advance requesting a European Revolving Credit Advance in an amount such that after giving effect to such requested European Revolving Credit Advance the Minimum European Conversion Amount has been achieved.  On the Conversion Date and provided that the conditions set forth in Section 2.3 hereof have been satisfied, (A) Seven Million Five Hundred Thousand Dollars of the aggregate US Revolving Loan Commitment held by GE Capital together with its successors and assigns shall be converted into a US Term Loan Commitment and, on the Conversion Date, the aggregate US Term Loan Commitment of GE Capital (together with its successors and assigns, as applicable) shall be the amount reflected on Annex I hereto under the heading “Commitments as of the Conversion Date”; (B) Seven Million Five Hundred Thousand Dollars of the aggregate US Revolving Loan Commitment held by ML Capital together with its successors and assigns shall be converted into a US Term Loan Commitment and, on the Conversion Date, the aggregate US Term Loan Commitment of ML Capital (together with its successors and assigns, as applicable) shall be the amount reflected on Annex I hereto under the heading “Commitments as of the Conversion Date”; (C) Seven Million Five Hundred Thousand Dollars of the aggregate European Revolving Loan Commitment held by GE Capital together with its successors and assigns shall be converted into a European Term Loan Commitment and, on the Conversion Date, the aggregate European Term Loan Commitment of GE Capital (together with its successors and assigns, as applicable) shall be the amount reflected on Annex I hereto under the heading “Commitments as of the Conversion Date”; and (D) Seven Million Five Hundred Thousand Dollars of the aggregate European Revolving Loan Commitment held by ML Capital together with its successors and assigns shall be converted into a European Term Loan Commitment and, on the Conversion Date, the aggregate European Term Loan Commitment of ML Capital (together with its successors and assigns, as applicable) shall be the amount reflected on Annex I hereto under the heading “Commitments as of the Conversion Date”.  Immediately upon the conversion of such Revolving Loan Commitments pursuant to the preceding sentence, the converted Loans shall bear interest at the rate then applicable to the US Term Loan or the European Term Loan as provided in Section 1.5(a)(iii) or (iv), as the case may be, and the aggregate US Revolving Loan Commitment and European Revolving Loan Commitment shall be permanently reduced to Fifty Million Dollars ($50,000,000).  Within a reasonable time following the Conversion Date, if any, (i) US Borrower shall execute and deliver to each of GE Capital and ML Capital and/or their respective assignees a US Revolving Note reflecting the reduced US Revolving Loan Commitment of each of GE Capital and ML Capital and/or their respective assignees and (ii) European Borrower shall execute and deliver to each of GE Capital and ML Capital and/or their respective assignees a European Revolving Note reflecting the reduced European Revolving Loan Commitment of each of GE Capital and ML Capital and/or their respective assignees.  Within a reasonable period of time following receipt of such replacement notes, each of GE Capital and ML Capital and/or their respective assignees shall return the US Revolving Notes previously issued to them to Borrowers.

1.2           Letters of Credit.  Subject to and in accordance with the terms and conditions contained herein and in Annex B, Borrowers shall have the right to request, and Revolving Lenders agree to incur, or purchase participations in, Letter of Credit Obligations.

1.3                                 Prepayments.

(a)           Voluntary Prepayments; Reductions in Revolving Loan Commitments. Borrowers may at any time on at least 5 days’ prior written notice by Borrower Representative to Agent (i) without premium or penalty, voluntarily prepay all or part of the Term Loans, and/or

(ii) without premium or penalty, permanently reduce the US Revolving Loan Commitment or the European Revolving Loan Commitment; provided that (A) any such prepayments or reductions shall be in a minimum amount of $1,000,000 and equivalent multiples in excess thereof, (B) the US Revolving Loan Commitment or the European Revolving Loan Commitment, as applicable, shall not be reduced to an amount less than $5,000,000 unless the US Revolving Loan Commitment or the European Revolving Loan Commitment, as applicable, is terminated in its entirety after payment of the Term Loans in full in cash by the applicable Borrower, and (C) after giving effect to such reductions, the applicable Borrower shall comply with Section 1.3(b)(i).  In addition, US Borrower or European Borrower, as the case may be, may at any time on at least 10 days’ prior written notice to Agent terminate the US Revolving Loan Commitment or the European Revolving Loan Commitment, as applicable; provided that upon such termination, all Loans and other Obligations shall be immediately due and payable in full and all Letter of Credit Obligations shall be cash collateralized or otherwise satisfied in accordance with Annex B hereto.  Any voluntary prepayment and any reduction or termination of the US Revolving Loan Commitment or the European Revolving Loan Commitment must be accompanied by payment of the Fee required by Sections 1.9(b) and (c), if any, plus the payment of any LIBOR funding breakage costs in accordance with Section 1.13(b).  Upon any such reduction or termination of the US Revolving Loan Commitment, US Borrower’s right to request US Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request US Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be, and there shall be a corresponding pro rata reduction in the L/C Sublimit.  Upon any such reduction or termination of the European Revolving Loan Commitment, European Borrower’s right to request European Revolving Credit Advances, or request that Letter of Credit Obligations be incurred on its behalf, or request European Swing Line Advances, shall simultaneously be permanently reduced or terminated, as the case may be, and there shall be a corresponding pro rata reduction in the L/C Sublimit.  Each notice of partial prepayment shall designate the Loans or other Obligations to which such prepayment is to be applied; and provided, further, that any voluntary partial prepayments of any Term Loan made by or on behalf of any Borrower shall be applied pro rata to prepay the scheduled installments of such Borrower’s Term Loan.

(b)                                 Mandatory Prepayments.

(i)            If at any time the aggregate outstanding balances of the US Revolving Loan and the US Swing Line Loan exceeds the US Maximum Amount, US Borrower shall immediately repay the aggregate outstanding US Revolving Credit Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding US Revolving Credit Advances, US Borrower shall provide cash collateral for the Letter of Credit Obligations incurred on behalf of the US Borrower in the manner set forth in Annex B to the extent required to eliminate such excess.  If at any time the aggregate outstanding balances of the European Revolving Loan and the European Swing Line Loan exceed the European Maximum Amount, European Borrower shall immediately repay the aggregate outstanding European Revolving Credit Advances to the extent required to eliminate such excess.  If any such excess remains after repayment in full of the aggregate outstanding European Revolving Credit Advances, European Borrower shall provide cash collateral for the Letter of Credit Obligations incurred on behalf of the European Borrower in the manner set forth in Annex B to the extent required to eliminate such excess.

(ii)           Immediately upon receipt by any US Credit Party of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of any US Credit Party (other than any issuance or sale of Stock to any other Credit Party permitted by Section 6.5(b), 6.8(d) or 6.8(e)), Borrowers shall prepay the Loans in an amount equal to all such proceeds in excess of the Asset Disposition Threshold Amount, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such US Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for income taxes in accordance with GAAP in connection therewith.  Any such prepayment shall be paid and applied in accordance with Section 1.3(c)(i).

(iii)          Immediately upon receipt by any European Credit Party of proceeds of any asset disposition (excluding proceeds of asset dispositions permitted by Section 6.8(a)) or any sale of Stock of any Subsidiary of any European Credit Party (other than any issuance or sale of Stock to any other Credit Party permitted by Section 6.5(b), 6.8(d) or 6.8(e)), Borrowers shall prepay the Loans in an amount equal to all such proceeds in excess of the Asset Disposition Threshold Amount, net of (A) commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such European Credit Party in connection therewith (in each case, paid to non-Affiliates), (B) transfer taxes, (C) amounts payable to holders of senior Liens (to the extent such Liens constitute Permitted Encumbrances hereunder), if any, and (D) an appropriate reserve for taxes in accordance with generally accepted accounting principles in effect in the jurisdiction of organization of the applicable European Credit Party in connection therewith.  Any such prepayment shall be paid and applied in accordance with Section 1.3(c)(ii).

(iv)          If any Credit Party issues Stock (other than any issuance of Stock to any other Credit Party permitted by Section 6.5(b) or in connection with the 2005 Equity Raise), no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall prepay the Loans in an amount equal to fifty percent (50%) of the cash proceeds for any such issuance, net of underwriting discounts and commissions and other reasonable fees, costs and expenses paid to non-Affiliates in connection therewith.  Any such prepayment shall be applied in accordance with Section 1.3(c)(iii).  If Innovations consummates the 2005 Equity Raise, no later than the Business Day following the date of receipt of the proceeds thereof, Borrowers shall (A) prepay the Term Loans in an amount equal to 100% of the cash proceeds of such issuance, net of underwriting discounts and commissions and other reasonable fees, costs and expenses paid to non-Affiliates in connection therewith and (B) prepay the Revolving Loans in an amount equal to fifty percent (50%) of the remainder (after giving effect to clause (A)) of such net cash proceeds.  Any such prepayment shall be paid and applied in accordance with Section 1.3(c)(iv).

(v)           If any Credit Party issues any Subordinated Debt (other than any refinancing thereof to the extent permitted by Section 6.3(a)(vi)), no later than the Business Day following the date of receipt of the cash proceeds thereof, Borrowers shall prepay the Loans in an amount equal to one hundred percent (100%) of the proceeds of any such issuance, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by such Credit Party in connection therewith (in each case, paid to non-Affiliates).  Any such prepayment shall be paid and applied in accordance with Section 1.3(c)(v).

(vi)          [Intentionally Omitted.]

(vii)         Until the Termination Date, Borrowers shall prepay the Obligations on the date that is 10 days after the earlier of (A) the date on which the Credit Parties’ annual audited Financial Statements for the immediately preceding Fiscal Year, commencing with the Fiscal Year ending December 31, 2005, are delivered pursuant to Annex E or (B) the date on which such annual audited Financial Statements were required to be delivered pursuant to Annex E, in an amount equal to (1) seventy-five percent (75%) of Excess Cash Flow for the immediately preceding Fiscal Year if the Total Leverage Ratio for such Fiscal Year is equal to or greater than 3.25:1.00, and (2) fifty percent (50%) of Excess Cash Flow for the immediately preceding Fiscal Year if the Total Leverage Ratio for such Fiscal Year is less than 3.25:1.00.  Any prepayments paid pursuant to this clause (vii) shall be applied in accordance with Section 1.3(c)(vii).  Each such prepayment shall be accompanied by a certificate signed by Borrower Representative’s Chief Financial Officer, Treasurer or Vice President, Finance, certifying the manner in which Excess Cash Flow and the resulting prepayment were calculated, which certificate shall be in form and substance reasonably satisfactory to Agent.

(c)                                  Application of Certain Mandatory Prepayments.

(i)            If the 2005 Equity Raise has not yet occurred or does not occur, any prepayments pursuant to Section 1.3(b)(ii) above arising from any asset disposition by any US Credit Party and any prepayments pursuant to Section 5.4(c) arising from any casualty or condemnation proceeds with respect to property of any US Credit Party shall be paid and applied as follows: (A) an amount equal to 50% of such proceeds shall be paid and applied first, by US Borrower to pay interest then due any payable on the US Term Loan; second, by US Borrower to prepay the scheduled principal installments of the US Term Loan in inverse order of maturity until prepaid in full; third, by European Borrower to pay interest then due and payable on the European Term Loan; fourth, by European Borrower to prepay the scheduled principal installments of the European Term Loan in inverse order of maturity until prepaid in full; fifth, , by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law; and (B) an amount equal to 50% of such proceeds shall be paid and applied first, by US Borrower to pay interest then due and payable on the US Swing Line Loan; second, by US Borrower to prepay the principal balance of the US Swing Line Loan until paid in full; third, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; fourth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; fifth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; sixth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; seventh, by European Borrower to pay interest then due and payable on the European Swing Line Loan; eighth, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full, ninth, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; tenth, by European Borrower to prepay European Revolving Credit Advances until paid in full; eleventh, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.  If the 2005 Equity Raise has occurred, any prepayments pursuant to Section 1.3(b)(ii) above arising from any asset disposition by any US Credit Party and any prepayments pursuant to Section 5.4(c) arising from any casualty or condemnation proceeds with respect to property of any US Credit Party shall be paid and applied as follows:  first, by US Borrower to pay interest then due and payable on the US Swing Line Loan; second, by US Borrower to prepay the principal balance of the US Swing Line Loan until paid in full; third, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; fourth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; fifth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; sixth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; seventh, by European Borrower to pay interest then due and payable on the European Swing Line Loan; eighth, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full, ninth, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; tenth, by European Borrower to prepay European Revolving Credit Advances until paid in full; eleventh, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.  If, when and to the extent Innovations and/or any of its Subsidiaries is required to use the proceeds of Asset Sales (as such term is defined in the Indenture) to repay the Revolving Loans and permanently reduce the availability of the Revolving Loan Commitments, the European Revolving Loan Commitment shall be so reduced to the extent the proceeds of such Asset Sale were applied to the European Revolving Loan and the US Revolving Loan Commitment shall be so reduced to the extent the proceeds of such Asset Sale were applied to the US Revolving Loan.  Otherwise, none of the US Revolving Loan Commitment or the European Revolving Loan Commitment shall be permanently reduced by the amount of any such prepayment.

(ii)           If the 2005 Equity Raise has not yet occurred or does not occur, any prepayments pursuant to Section 1.3(b)(iii) above arising from any asset disposition by any European Credit Party and any prepayments pursuant to Section 5.4(c) arising from any casualty or condemnation proceeds with respect to property of any European Credit Party shall be paid and applied as follows: (A) an amount equal to 50% of such proceeds shall be paid and applied first, by European Borrower to pay interest then due and payable on the European Term Loan; second, by European Borrower to prepay the scheduled principal installments of the European Term Loan in inverse order of maturity until prepaid in full; third, by US Borrower to pay any interest then due and payable on the US Term Loan; fourth, by US Borrower to prepay the scheduled principal installments of the US Term Loan in inverse order of maturity until prepaid in full; fifth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law; and (B) an amount equal to 50% of such proceeds shall be paid and applied first, by European Borrower to pay interest then due and payable on the European Swing Line Loan; second, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full; third, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; fourth, by European Borrower to prepay the principal balance of the European Revolving Credit Advances until paid in full; fifth, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf until all such Letter of Credit Obligations have been fully cash collateralized; sixth, by US Borrower to pay interest then due and payable on the US Swing Line Loan; seventh, by US Borrower to prepay the principal balance of the Swing Line Loan until paid in full; eighth, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; ninth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; tenth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; eleventh, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.  If the 2005 Equity Raise has occurred, any prepayments pursuant to Section 1.3(b)(iii) above arising from any asset disposition by any European Credit Party and any prepayments pursuant to Section 5.4(c) arising from any casualty or condemnation proceeds with respect to property of any European Credit Party shall be paid and applied as follows: first, by European Borrower to pay interest then due and payable on the European Swing Line Loan; second, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full; third, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; fourth, by European Borrower to prepay the principal balance of the European Revolving Credit Advances until paid in full; fifth, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf until all such Letter of Credit Obligations have been fully cash collateralized, sixth; by US Borrower to pay interest then due and payable on the US Swing Line Loan; seventh, by US Borrower to prepay the principal balance of the Swing Line Loan until paid in full; eighth, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; ninth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; tenth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; eleventh, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law. None of the European Revolving Loan Commitments or US Revolving Loan Commitments shall be permanently reduced by the amount of any such prepayments except as otherwise provided in the last sentence of clause (i).

(iii)          Any prepayments pursuant to Section 1.3(b)(iv) above (other than as a result of the 2005 Equity Raise) shall be paid and applied as follows: first, by US Borrower to pay interest then due and payable on the US Term Loan; second, by US Borrower to prepay the scheduled principal installments of the US Term Loan in inverse order of maturity until prepaid in full; third, by European Borrower to pay any interest then due and payable on the European Term Loan; fourth, by European Borrower to prepay the scheduled principal installments of the European Term Loan in inverse order of maturity until prepaid in full; fifth, by US Borrower to pay interest then due and payable on the US Swing Line Loan; sixth, by US Borrower to prepay the principal balance of the US Swing Line Loan until paid in full; seventh, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; eighth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; ninth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; tenth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; eleventh, by European Borrower to pay interest then due and payable on the European Swing Line Loan; twelfth, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full, thirteenth, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; fourteenth, by European Borrower to prepay European Revolving Credit Advances until paid in full; fifteenth, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.  None of the US Revolving Loan Commitments or the European Revolving Loan Commitments shall be permanently reduced by the amount of any such prepayments.

(iv)          Any prepayments pursuant to Section 1.3(b)(iv) resulting from the 2005 Equity Raise shall be paid and applied as follows: (A) an amount equal to 100% of the net cash proceeds described in Section 1.3(b)(iv) with respect thereto shall be paid and applied first, by US Borrower to pay interest then due and payable on the US Term Loan; second, by US Borrower to prepay the outstanding principal amount of the US Term Loan until prepaid in full; third, by European Borrower to pay any interest then due and payable on the European Term Loan; fourth, by European Borrower to prepay the outstanding principal amount of the European Term Loan until prepaid in full; and (B) any excess of the amount described in clause (A) above remaining after the prepayment contemplated in clause (A) above shall be paid and applied as follows: an amount equal to 50% of such excess amount shall be paid and applied first, by US Borrower to pay interest then due and payable on the US Swing Line Loan; second, by US Borrower to prepay the principal balance of the US Swing Line Loan until paid in full; third, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; fourth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; fifth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; sixth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; seventh, by European Borrower to pay interest then due and payable on the European Swing Line Loan; eighth, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full; ninth, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; tenth, by European Borrower to prepay European Revolving Credit Advances until paid in full; eleventh, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.  None of the

US Revolving Loan Commitments or the European Revolving Loan Commitments shall be permanently reduced by the amount of any such prepayments.

(v)           Any prepayments pursuant to Section 1.3(b)(v) above shall be paid and applied as follows: first, by US Borrower to pay interest then due any payable on the US Term Loan; second, by US Borrower to prepay the scheduled principal installments of the US Term Loan in inverse order of maturity until prepaid in full; third, by European Borrower to pay interest then due and payable on the European Term Loan; fourth,  by European Borrower to prepay the scheduled principal installments of the European Term Loan in inverse order of maturity until prepaid in full; fifth, by US Borrower to pay interest then due and payable on the US Swing Line Loan; sixth, by US Borrower to prepay the principal balance of the US Swing Line Loan until paid in full; seventh, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; eighth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; ninth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; tenth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; eleventh, by European Borrower to pay interest then due and payable on the European Swing Line Loan; twelfth, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full, thirteenth, by European Borrower to pay interest then due and payable on European Revolving Credit Advances; fourteenth, by European Borrower to prepay European Revolving Credit Advances until paid in full; fifteenth, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.  None of the US Revolving Loan Commitments or the European Revolving Loan Commitments shall be permanently reduced by the amount of any such prepayments.

(vi)          [Intentionally Omitted.]

(vii)         Any prepayments pursuant to Sections 1.3(b)(vii) above shall be paid and applied as follows: first, by US Borrower to pay interest then due and payable on the US Term Loan; second, by US Borrower to prepay the scheduled principal installments of the US Term Loan pro rata until prepaid in full; third, by European Borrower to pay interest then due and payable on the European Term Loan; fourth, by European Borrower to prepay the scheduled principal installments of the European Term Loan pro rata until prepaid in full; fifth, by US Borrower to pay interest then due and payable on the US Swing Line Loan; sixth, by US Borrower to prepay the principal balance of the Swing Line Loan until paid in full; seventh, by US Borrower to pay interest then due and payable on US Revolving Credit Advances; eighth, by US Borrower to prepay the principal balance of the US Revolving Credit Advances until paid in full; ninth, by US Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; tenth, by European Borrower to pay interest then due and payable on the European Swing Line Loan; eleventh, by European Borrower to prepay the principal balance of the European Swing Line Loan until paid in full; twelfth, by European Borrower to pay interest then due and payable on European Revolving Credit Advances;

thirteenth, by European Borrower to prepay European Revolving Credit Advances until paid in full; fourteenth, by European Borrower to provide cash collateral in the manner set forth in Annex B for any Letter of Credit Obligations incurred on its behalf, until all such Letter of Credit Obligations have been fully cash collateralized; fifteenth, by US Borrower in respect of any Eligible Swap Obligations to the extent such Eligible Swap Obligations are due and payable; and any excess shall be returned to Borrowers or to any other Person entitled thereto under applicable law.

(viii)        Any prepayments required in this Section 1.3(c) shall be applied first to the repayment of Index Rate Loans of the type of Loan required to be prepaid and then to LIBOR Rate Loans.  In the event any LIBOR Rate Loans are required to be prepaid pursuant to this Section 1.3(c), payments may be made to a cash collateral account held by Agent and applied to the Loans at the end of the applicable LIBOR Period.  Loans repaid with proceeds held in the cash collateral account shall not be deemed repaid until such amounts are actually applied to the payment of the Loans.

(d)           No Implied Consent.  Nothing in this Section 1.3 shall be construed to constitute Agent’s or any Lender’s consent to any transaction that is not permitted by other provisions of this Agreement or the other Loan Documents.

1.4           Use of Proceeds.  Borrowers shall utilize the proceeds of the Term Loans, the Revolving Loans and the Swing Line Advances solely for the Acquisition, Permitted Acquisitions, other acquisitions consented to by Requisite Lenders pursuant to Section 6.1, and for the financing of Borrowers’ ordinary working capital and general corporate needs.  Disclosure Schedule (1.4) contains a description of Borrowers’ sources and uses of funds as of the Closing Date, including Loans and Letter of Credit Obligations to be made or incurred on that date, and a funds flow memorandum detailing how funds from each source are to be transferred to particular uses.

1.5                                 Interest and Applicable Margins.

(a)           Borrowers shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates:  (i) with respect to the US Revolving Credit Advances, the Index Rate plus the Applicable US Revolver Index Margin per annum or, at the election of US Borrower, the applicable LIBOR Rate plus the Applicable US Revolver LIBOR Margin per annum, based on the aggregate US Revolving Credit Advances outstanding from time to time; (ii) with respect to the European Revolving Credit Advances, the Index Rate plus the Applicable European Revolver Index Margin per annum or, at the election of European Borrower, the applicable LIBOR Rate plus the Applicable European Revolver LIBOR Margin per annum, based on the aggregate European Revolving Credit Advances outstanding from time to time; (iii) with respect to the US Term Loan, the Index Rate plus 2.25% per annum or, at the election of US Borrower, the applicable LIBOR Rate plus 3.50%; (iv) with respect to the European Term Loan, the Index Rate plus 2.25% per annum or, at the election of European Borrower, the applicable LIBOR Rate plus 3.50%; (v) with respect to the US Swing Line Loan, the Index Rate plus the Applicable US Revolver Index Margin per annum; and (vi) with respect to the European Swing Line Loan, the Index Rate plus the Applicable European Revolver Index Margin per annum.

The Applicable Margins will be as follows as of the Closing Date:

Applicable US Revolver Index Margin	2.50%

Applicable US Revolver LIBOR Margin	3.75%

Applicable European Revolver Index Margin	2.50%

Applicable European Revolver LIBOR Margin	3.75%

Applicable L/C Margin	3.75%

The Applicable L/C Margin, the Applicable US Revolver Index Margin, the Applicable US Revolver LIBOR Margin, the Applicable European Revolver Index Margin and the Applicable European Revolver LIBOR Margin shall be adjusted (up or down) prospectively on a quarterly basis as determined by Borrowers’ consolidated financial performance, commencing with the first day of the first calendar month that occurs more than 5 days after delivery of Borrowers’ quarterly Financial Statements to Lenders for the Fiscal Quarter ending June 30, 2005.  Adjustments in Applicable Margins shall be determined by reference to the following grids:

If Total Leverage Ratio is:	Level of Applicable Margins:
< 2.25	Level I
< 2.75, but > 2.25	Level II
< 4.00, but > 2.75	Level III
> 4.00	Level IV

	Applicable Margins
	Level I	Level II	Level III	Level IV
Applicable US Revolver Index Margin	1.50%	1.75%	2.00%	2.50%
Applicable US Revolver LIBOR Margin	2.75%	3.00%	3.25%	3.75%
Applicable European Revolver Index Margin	1.50%	1.75%	2.00%	2.50%
Applicable European Revolver LIBOR Margin	2.75%	3.00%	3.25%	3.75%
Applicable L/C Margin	2.75%	3.00%	3.25%	3.75%

If any Event of Default has occurred and is continuing, the Applicable US Revolver Index Margin, the Applicable US Revolver LIBOR Margin, the Applicable European Revolver Index Margin and the Applicable European Revolver LIBOR Margin shall be the highest level set forth in the foregoing grid until the next Business Day following the earlier to occur of (A) the date on which such Event of Default has been waived in accordance with Section 11.2 or (B) the date on which the Chief Executive Officer and Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations shall have provided to Agent a certificate, in form and substance satisfactory to Agent, certifying that such Event of Default has been cured.

All adjustments in the Applicable Margins after June 30, 2005 shall be implemented quarterly on a prospective basis, for each calendar month commencing at least 5 days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If a Default or Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the next Business Day following the earlier to occur of (A) the date on which such Event of Default has been waived in accordance with Section 11.2 or (B) the date on which the Chief Executive Officer and Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations shall have provided to Agent a certificate, in form and substance satisfactory to Agent, certifying that such Event of Default has been cured.

(b)           If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(c)           All computations of interest on Index Rate Loans shall be made by Agent on the basis of a 365-day year, in each case for the actual number of days occurring in the period for which such interest and Fees are payable.  All computations of Fees calculated on a per annum basis and interest on LIBOR Rate Loans shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest is payable.  The Index Rate is a floating rate determined for each day.  Each determination by Agent of an interest rate and Fees hereunder shall be final, binding and conclusive on Borrowers, absent manifest error.

(d)           So long as an Event of Default has occurred and is continuing under Section 8.1(a), (h) or (i) or so long as any other Event of Default has occurred and is continuing and at the election of Agent (or upon the written request of Requisite Lenders) confirmed by written notice from Agent to Borrower Representative, the interest rates applicable to the Loans and the Letter of Credit Fees shall be increased by two percentage points (2%) per annum above the rates of interest or the rate of such Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(e)           So long as no Default or Event of Default shall have occurred and be continuing, the applicable Borrower shall have the option to (i) request that any Revolving Credit Advance be made as a LIBOR Loan, (ii) convert at any time all or any part of outstanding Loans (other than any US Swing Line Loan or European Swing Line Loan) from Index Rate Loans to LIBOR Loans, (iii) convert any LIBOR Loan to an Index Rate Loan, subject to payment of LIBOR breakage costs in accordance with Section 1.13(b) if such conversion is made prior to the expiration of the LIBOR Period applicable thereto, or (iv) continue all or any portion of any Loan (other than any US Swing Line Loan or European Swing Line Loan) as a LIBOR Loan upon the expiration of the applicable LIBOR Period and the succeeding LIBOR Period of that continued Loan shall commence on the first day after the last day of the LIBOR Period of the Loan to be continued.  Any Loan or group of Loans having the same proposed LIBOR Period to be made or continued as, or converted into, a LIBOR Loan must be in a minimum amount of $1,000,000 and integral multiples of $500,000 in excess of such amount.  Any such election must be made by 11:00 a.m. (New York time) on the 3rd Business Day prior to (1) the date of any proposed Revolving Credit Advance which is to bear interest at the LIBOR Rate, (2) the end of each LIBOR Period with respect to any LIBOR Loans to be continued as such, or (3) the date on which the applicable Borrower wishes to convert any Index Rate Loan to a LIBOR Loan for a LIBOR Period designated by such Borrower in such election.  If no election is received with respect to a LIBOR Loan by 11:00 a.m. (New York time) on the 3rd Business Day prior to the end of the LIBOR Period with respect thereto (or if a Default or an Event of Default has occurred and is continuing), that LIBOR Loan shall be converted to an Index Rate Loan at the end of its LIBOR Period.  The applicable Borrower must make such election by notice to Agent in writing, by telecopy or overnight courier.  In the case of any conversion or continuation, such election must be made pursuant to a written notice (a “Notice of Conversion/Continuation”) in the form of Exhibit 1.5(e).

(f)            Notwithstanding anything to the contrary set forth in this Section 1.5, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent, on behalf of Lenders, is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.5(a) through (e), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply.  In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount that such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate.  If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.  If, notwithstanding the provisions of this Section 1.5(f), a court of competent jurisdiction shall finally determine that a Lender has received interest hereunder in excess of the Maximum Lawful Rate, Agent shall, to the extent permitted by applicable law, promptly apply such excess in the order specified in Section 1.11 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

1.6                                 Intentionally Omitted.

1.7                                 Intentionally Omitted.

1.8                                 Cash Management Systems.  The Credit Parties have established, and will maintain until the Termination Date, the cash management systems described in Annex C (the “Cash Management Systems”).

1.9                                 Fees.

(a)           Borrowers or Innovations, as applicable, shall pay to GE Capital the Fees specified in the GE Capital Fee Letter and the Closing Date Fee Letter in the amounts, and at the times, specified for payment therein.

(b)           As additional compensation for the US Revolving Lenders, US Borrower shall pay to Agent, for the ratable benefit of such US Revolving Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee calculated on the average daily Unutilized US Amount for such month at the rate per annum set forth in the table below:

If Unutilized US Amount is:	Fee:
> 50% of the US Maximum Amount	0.50% of the Unutilized Amount
< 50% of the US Maximum Amount	0.375% of the Unutilized Amount

(c)           As additional compensation for the European Revolving Lenders, European Borrower shall pay to Agent, for the ratable benefit of such European Revolving Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a Fee calculated on the average daily Unutilized European Amount for such month at the rate per annum set forth in the table below:

If Unutilized European Amount is:	Fee:
> 50% of the European Maximum Amount	0.50% of the Unutilized Amount
< 50% of the European Maximum Amount	0.375% of the Unutilized Amount

(d)           The applicable Borrower shall pay to Agent, for the ratable benefit of Revolving Lenders, the Letter of Credit Fee as provided in Annex B.

1.10         Receipt of Payments.  Borrowers shall make each payment of principal, interest, Fees or other amounts due under this Agreement or any of the other Loan Documents not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Collection Account without setoff, counterclaim or deduction of any kind.  For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the Business Day on which immediately available funds therefor are received in the Collection Account prior to 2:00 p.m. New York time.  Payments received after 2:00 p.m. New York time on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

1.11                           Application and Allocation of Payments.

(a)           So long as no Default or Event of Default has occurred and is continuing, (i) payments matching specific scheduled payments then due shall be applied to those scheduled payments; (ii) voluntary prepayments shall be applied as determined by the applicable Borrower and directed by Borrower Representative, subject to the provisions of Section 1.3(a); and (iii) mandatory prepayments shall be applied as set forth in Sections 1.3(b) and (c).  All payments and prepayments applied to a particular Loan shall be applied ratably to the portion thereof held by each Lender as determined by its Pro Rata Share. As to any other payment, and as to all payments made when a Default or Event of Default has occurred and is continuing or following the Commitment Termination Date, each Borrower hereby irrevocably waives the right to direct the application of any and all payments received from or on behalf of such Borrower, and each Borrower hereby irrevocably agrees that Agent shall have the continuing exclusive right to apply any and all such payments against the Obligations of Borrowers as Agent may deem advisable notwithstanding any previous entry by Agent in the Loan Account or any other books and records.  The Borrowers acknowledge and agree that, in the absence of a specific determination by Agent with respect thereto, payments shall be applied to amounts then due and payable in the following order:  (1) to Fees and Agent’s expenses reimbursable hereunder; (2) to interest on the US Swing Line Loan and European Swing Line Loan, ratably in proportion to the interest accrued as to each such Loan; (3) to principal payments on the US Swing Line Loan and European Swing Line Loan; (4) to interest on the other Loans, ratably in proportion to the interest accrued as to each Loan; (5) to principal payments on the other Loans; (6) to provide cash collateral for Letter of Credit Obligations in the manner described in Annex B; (7) to any Eligible Swap Obligations; and (8) to all other Obligations, including expenses of Lenders to the extent reimbursable under Section 11.3.

(b)           Agent is authorized to, and at its sole election may, charge to the applicable US Revolving Loan balance on behalf of US Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of such US Revolving Loan, owing by US Borrower under this Agreement or any of the other Loan Documents if and to the extent US Borrower fails to pay promptly any such amounts as and when due.  Agent shall use reasonable efforts to provide Borrower Representative with notice prior to charging such amounts but failure to do so shall not effect its rights to so charge.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the applicable US Revolving Loan hereunder.

(c)           Agent is authorized to, and at its sole election may, charge to the applicable European Revolving Loan balance on behalf of European Borrower and cause to be paid all Fees, expenses, Charges, costs (including insurance premiums in accordance with Section 5.4(a)) and interest and principal, other than principal of such European Revolving Loan, owing by European Borrower under this Agreement or any of the other Loan Documents if and to the extent European Borrower fails to pay promptly any such amounts as and when due.

Agent shall use reasonable efforts to provide Borrower Representative with notice prior to charging such amounts but failure to do so shall not effect its rights to so charge.  At Agent’s option and to the extent permitted by law, any charges so made shall constitute part of the applicable European Revolving Loan hereunder.

(d)           Upon the exercise of any rights and remedies by Agent under any of the Loan Documents with respect to Collateral pledged by any US Credit Party to secure the Obligations of the US Credit Parties after an Event of Default shall have occurred and be continuing, any and all Proceeds received by Agent pursuant to any of the Loan Documents with respect to such Collateral shall be applied and distributed by Agent in the following order:  (i) to Fees and expenses of the Agent reimbursable hereunder that have been allocated to the US Credit Parties as determined by Agent; (ii) to interest on the US Swing Line Loan; (iii) to principal of the US Swing Line Loan; (iv) to interest on the US Revolving Loan and the US Term Loan ratably in proportion to interest accrued thereon; (vi) to principal of the US Revolving Loan and the US Term Loan ratably in proportion to the outstanding principal amounts thereof; (vii) to all other Obligations of the US Credit Parties to the Lenders to the extent reimbursable under Section 11.3; (v) to the Eligible Swap Obligations; (vi) to interest on the European Swing Line Loan; (vii) to principal of the European Swing Line Loan; (viii) to interest on the European Revolving Loan and the European Term Loan ratably in proportion to interest accrued thereon; (ix) to principal of the European Revolving Loan and the European Term Loan ratably in proportion to the outstanding principal amounts thereof; (x) to all other Obligations of the European Credit Parties to the Lenders to the extent reimbursable under Section 11.3; and (xi) to the US Borrower or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(e)           Upon the exercise of any rights and remedies by Agent under any of the Loan Documents with respect to Collateral pledged by any European Credit Party to secure the Obligations of the European Credit Parties after an Event of Default shall have occurred and be continuing, any and all Proceeds received by Agent pursuant to any of the Loan Documents with respect to such Collateral shall be applied and distributed by Agent in the following order:  (i) to Fees and expenses of the Agent reimbursable hereunder that have been allocated to the European Credit Parties as determined by Agent; (ii) to interest on the European Swing Line Loan; (iii) to principal of the European Swing Line Loan; (iv) to interest on the European Revolving Loan and the European Term Loan, ratably in proportion to the accrued interest thereon; (v) to principal payments on the European Revolving Loan and the European Term Loan, ratably in proportion to the outstanding amounts thereof; (vi) to all other Obligations of the European Lenders to the extent reimbursable under Section 11.3; (vii) as contemplated by Section 5.11  to the extent such European Credit Party has guaranteed or secured the payment of the US Swing Line Loan, the US Revolving Loan and the US Term Loan, (w) to interest on the US Swing Line Loan; (x) to principal of the US Swing Line Loan; (y) to interest on the US Revolving Loan and the US Term Loan, ratably in proportion to the accrued interest thereon, (z) then to the principal of the US Revolving Loan and the US Term Loan, ratably in proportion to the outstanding amounts thereof, (viii) as contemplated by Section 5.11 to the extent such European Credit Party has guaranteed or secured the payment of the US Swing Line Loan, the US Revolving Loan and the US Term Loan, then to all other obligations of the US Credit Parties to the Lenders to the extent reimbursed under Section 11.3; and (xii) to the European Borrower or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

1.12         Loan Account and Accounting.  Agent shall maintain a loan account (the “Loan Account”) on its books to record:  all Advances and the Term Loans, all payments made by Borrowers, and all other debits and credits as provided in this Agreement with respect to the Loans or any other Obligations.  All entries in the Loan Account shall be made in accordance with Agent’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Agent’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect any Borrower’s duty to pay the Obligations.  Agent shall render to Borrower Representative a monthly accounting of transactions with respect to the Loans setting forth the balance of the Loan Account as to each Borrower for the immediately preceding month.  Unless Borrower Representative notifies Agent in writing of any objection to any such accounting (specifically describing the basis for such objection), within 30 days after the date thereof, each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive on Borrowers in all respects as to all matters reflected therein.  Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.  Notwithstanding any provision herein contained to the contrary, any Lender may elect (which election may be revoked) to dispense with the issuance of Notes to that Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

1.13                           Indemnity.

(a)           Each Credit Party that is a signatory hereto shall jointly and severally indemnify and hold harmless each of Agent, Lenders and their respective Affiliates, and each such Person’s respective officers, directors, employees, attorneys, agents and representatives (each, an “Indemnified Person”), from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) that may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents and the administration of such credit, and in connection with or arising out of the transactions contemplated hereunder and thereunder and any actions or failures to act in connection therewith, including any and all Environmental Liabilities and legal costs and expenses arising out of or incurred in connection with disputes between or among any parties to any of the Loan Documents (collectively, “Indemnified Liabilities”); provided, that no such Credit Party shall be liable for any indemnification to an Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results from that Indemnified Person’s gross negligence or willful misconduct.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY TO ANY LOAN DOCUMENT, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER ANY LOAN DOCUMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

(b)           To induce Lenders to provide the LIBOR Rate option on the terms provided herein, if (i) any LIBOR Loans are repaid in whole or in part prior to the last day of any applicable LIBOR Period (whether that repayment is made pursuant to any provision of this Agreement or any other Loan Document or occurs as a result of acceleration, by operation of law or otherwise); (ii) any Borrower shall default in payment when due of the principal amount of or interest on any LIBOR Loan; (iii) any Borrower shall refuse to accept any borrowing of, or shall request a termination of, any borrowing of, conversion into or continuation of, LIBOR Loans after such Borrower has given notice requesting the same in accordance herewith; or (iv) any Borrower shall fail to make any prepayment of a LIBOR Loan after such Borrower has given a notice thereof in accordance herewith, the applicable Borrower shall indemnify and hold harmless each Lender from and against all losses, costs and expenses resulting from or arising from any of the foregoing.  Such indemnification shall include any loss (excluding loss of margin) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate deposits from which such funds were obtained.  For the purpose of calculating amounts payable to a Lender under this subsection, each Lender shall be deemed to have actually funded its relevant LIBOR Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of that LIBOR Loan and having a maturity comparable to the relevant LIBOR Period; provided that each Lender may fund each of its LIBOR Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this subsection.  This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.  As promptly as practicable under the circumstances, each Lender shall provide Borrower Representative with its written calculation in reasonable detail of all amounts payable pursuant to this Section 1.13(b), and such calculation shall be binding on the parties hereto unless Borrower Representative shall object in writing within 10 Business Days of receipt thereof, specifying the basis for such objection in detail.

1.14         Access.  Each Credit Party that is a party hereto shall, during normal business hours, from time to time upon three Business Days’ prior notice by Agent to Borrower Representative (or, if a Default or an Event of Default shall have occurred and be continuing, upon same-day notice by Agent to Borrower Representative), as frequently as Agent determines to be appropriate but in no event more often than twice in any period of twelve (12) consecutive months unless a Default or Event of Default shall have occurred and be continuing: (a) provide Agent and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) of each Credit Party and to the Collateral; (b) permit Agent, and any of its officers, employees and agents, to inspect, audit and make extracts from any Credit Party’s books and records; and (c) permit Agent, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Accounts, Inventory and other Collateral of any Credit Party.  If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Credit Party shall provide such access to Agent and to each Lender at all times and without advance notice.  Furthermore, so long as any Event of Default has occurred and is continuing, Credit Parties shall provide Agent and each Lender with access to their suppliers and customers.  Each Credit Party shall make available to Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.  Each Credit Party shall deliver any document or instrument necessary for Agent, as it may from time to time reasonably request, to obtain records from any service bureau or other Person that maintains records for such Credit Party, and shall maintain duplicate material records or supporting documentation on media, including computer tapes and discs owned by such Credit Party. Agent will give Lenders at least 5 days’ prior written notice of regularly scheduled audits.  Representatives of other Lenders may accompany Agent’s representatives on regularly scheduled audits.

1.15                           Taxes.

(a)           Except as required by law, any and all payments by each Borrower hereunder or under the Notes shall be made, in accordance with this Section 1.15, free and clear of and without deduction for any and all present or future Taxes.  If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.  Within 30 days after the date of any payment of Taxes, Borrower Representative shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof.  Agent and Lenders shall not be obligated to return or refund any amounts received pursuant to this Section 1.15 except as provided in clause (d) below.

(b)           Each Credit Party that is a signatory hereto shall indemnify and, within 10 days of demand therefor, pay Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid on demand by a Tax authority or pursuant to law, by Agent or such Lender, as appropriate, and in connection with any payments made by such Credit Party, any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(c)           Each Lender organized under the laws of a jurisdiction outside the United States of America (a “Foreign Lender”) as to which payments to be made under this Agreement or under the Notes are exempt from United States’ withholding tax under an applicable statute or tax treaty shall provide to Borrower Representative and Agent a properly completed and executed IRS Form W-8ECI or Form W-8BEN or other applicable form, certificate or document prescribed by the IRS or the United States of America certifying as to such Foreign Lender’s entitlement to such complete exemption (a “Certificate of Exemption”).  Any foreign Person that seeks to become a Lender under this Agreement shall provide a Certificate of Exemption to Borrower Representative and Agent prior to becoming a Lender hereunder.  No foreign Person may become a Lender hereunder if such Person fails to deliver a Certificate of Exemption as to such complete exemption in advance of becoming a Lender.

(d)           In the event that any Lender receives a refund in respect of Taxes as to which it has been paid additional sums by a Credit Party pursuant to clause (a) or indemnified by a Credit Party pursuant to clause (b) and such Lender determines in its good faith judgment that such refund is attributable to such additional sums or indemnification, then such Lender shall promptly notify Agent, Administrative Borrower and such Credit Party (if other than

Administrative Borrower) and shall within 30 Business Days after delivery of such notification remit to the applicable Credit Party an amount as such Lender determines to be the proportion of the refunded amount as will leave it, after such remittance, in no better or worse position that it would have been if the Taxes had not been imposed and the corresponding additional sums or indemnification payment not been made.

1.16                           Capital Adequacy; Increased Costs; Illegality.

(a)           If any Lender shall have determined in good faith that any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law), in each case, adopted after the Closing Date, from any central bank or other Governmental Authority increases or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender and thereby reducing the rate of return on such Lender’s capital as a consequence of its obligations hereunder, then, to the extent such reduction occurs with respect to a Lender’s return on an Obligation of any US Credit Party or Parties, US Borrower shall, and to the extent such reduction occurs with respect to a Lender’s return on an Obligation of any European Credit Party or Parties, Borrowers shall from time to time upon demand by such Lender (with a copy of such demand to Agent) pay to Agent as additional interest, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction.  A certificate as to the amount of that reduction and showing the basis of the computation thereof in reasonable detail submitted by such Lender to Borrower Representative and to Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

(b)           If, due to either (i) the introduction of or any change in any law or regulation (or any change in the interpretation thereof) or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted after the Closing Date, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Loan, then, to the extent such increase in costs occurs with respect to an Obligation of any US Credit Party or Parties, US Borrower shall, and to the extent such increase occurs with respect to an Obligation of any European Credit Party or Parties, Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Agent), pay to Agent as additional interest, for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost.  A certificate as to the amount of such increased cost in reasonable detail, submitted to Borrower Representative and to Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error.  Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to above which would result in any such increased cost, the affected Lender shall, to the extent not inconsistent with such Lender’s internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this Section 1.16(b).

(c)           Notwithstanding anything to the contrary contained herein, if the introduction of or any change in any law or regulation (or any change in the interpretation thereof) shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless that Lender is able to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of that Lender without, in that Lender’s good faith opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrower Representative through Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans owing by such Borrower to such Lender, together with interest accrued thereon, unless Borrower Representative on behalf of such Borrower, within 5 Business Days after the delivery of such notice and demand, converts all LIBOR Loans into Index Rate Loans.

(d)           Within 15 days after receipt by Borrower Representative of written notice and demand from any Lender (an “Affected Lender”) for payment of additional amounts or increased costs as provided in Sections 1.15(a), 1.16(a) or 1.16(b), Borrower Representative may, at its option, notify Agent and such Affected Lender of its intention to replace the Affected Lender.  So long as no Default or Event of Default has occurred and is continuing, Borrower Representative, with the consent of Agent, may obtain, at Borrowers’ expense, a replacement Lender (“Replacement Lender”) for the Affected Lender, which Replacement Lender must be reasonably satisfactory to Agent.  If Borrowers obtain a Replacement Lender within 90 days following notice of their intention to do so, the Affected Lender must sell and assign its Loans and Commitments to such Replacement Lender for an amount equal to the principal balance of all Loans held by the Affected Lender and all accrued interest and Fees with respect thereto through the date of such sale; provided, that Borrowers shall have reimbursed such Affected Lender for the additional amounts or increased costs that it is entitled to receive under this Agreement through the date of such sale and assignment.  Notwithstanding the foregoing, Borrowers shall not have the right to obtain a Replacement Lender if the Affected Lender rescinds its demand for increased costs or additional amounts within 15 days following its receipt of Borrowers’ notice of intention to replace such Affected Lender.  Furthermore, if Borrowers give a notice of intention to replace and do not so replace such Affected Lender within 90 days thereafter, Borrowers’ rights under this Section 1.16(d) shall terminate and Borrowers shall promptly pay all increased costs or additional amounts demanded by such Affected Lender pursuant to Sections 1.15(a), 1.16(a) and 1.16(b).

1.17         Single Loan.  The US Term Loan, the US Revolving Loan and all of the other Obligations of US Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of US Borrower secured, until the Termination Date, by the Collateral pledged by the US Credit Parties to secure such Obligations pursuant to the Collateral Documents.  All Loans to European Borrower and all of the other Obligations of European Borrower arising under this Agreement and the other Loan Documents shall constitute one general obligation of European Borrower secured, until the Termination Date, by all of the Collateral pursuant to the Collateral Documents.

1.18                           Limitations on Obligations of European Credit Parties.

(a)           Notwithstanding anything set forth in this Agreement or any other Loan Documents to the contrary, other than as may be required by Section 5.11, no European Credit

Party shall at any time be liable in any manner (whether pursuant to any guaranty or otherwise) for any portion of the principal of the US Term Loan, the US Revolving Loan or any interest thereon or Fees or in respect of any Indemnified Liabilities, any Eligible Swap Obligations or any other Obligations payable with respect thereto (and the US Credit Parties are solely liable for such Obligations), and no assets of any European Credit Party shall at any time serve, directly or indirectly, as security for, and in no event shall more than 65% (or with respect to Swissco, 66%) of the total stock or other equity interests of any European Credit Party secure, any portion of the principal of the US Term Loan, the US Revolving Loan or any interest thereon or any Fees or in respect of any Indemnified Liabilities or any other Obligations payable with respect thereto or any Eligible Swap Obligations.

(b)           The Lenders acknowledge the terms and conditions of that certain Pledge of Shares, dated June 30, 2005, among Innovations Inc., Orgenics International Holdings B.V.,  and Agent.

(c)           To the extent that any of the German Credit Parties is liable as a result of its execution or, as the case may be, accession to this Agreement as Credit Party and Guarantor under this Agreement and the other Loan Documents for any of the Obligations of an affiliated company (verbundenes Unternehmen) of another German Credit Party within the meaning of § 15 of the German Stock Corporation Act (Aktiengesetz) (other than the relevant German Credit Party’s subsidiaries), the enforcement of any claims, indemnities or guarantees under this Agreement and the other relevant Loan Documents against the relevant German Credit Party shall at all times, until the full and complete discharge of any and all Obligations of the Credit Parties, be limited to an amount equal to the net assets of the relevant German Credit Party, which are calculated as that German Credit Party’s total assets less its liabilities (including liability reserves (Rückstellungen)) less its registered share capital (Stammkapital) from time to time (the “Net Assets”).  For the purposes of calculating the Net Assets the following balance sheet items shall be adjusted as follows:

(i)            the amount of any increase of the registered share capital out of retained earnings (Kapitalerhöhung aus Gesellschaftsmitteln) after the date of this Agreement that has been effected without the prior written consent of the Agent shall be deducted from the registered share capital of the relevant German Credit Party; and

(ii)           loans and other contractual liabilities incurred in violation of the provisions of the Loan Documents shall be disregarded.

(d)           Furthermore, if and to the extent legally permissible and commercially justifiable in respect of the relevant German Credit Party’s business, such German Credit Party shall, in a situation where

(i)                                     it does not have sufficient assets to maintain its capital; and

(ii)                                  the Agent would (but for this clause) be entitled to enforce the security granted hereunder,

realise any and all of its assets that (i) are shown in the balance sheet with a book value (Buchwert) which is significantly lower than the market value of such assets, and (ii) are not necessary for the that German Credit Party’s business (betriebsnotwendig).

(e)           None of the claims, indemnities or guarantees under this Agreement and the other relevant Loan Documents against the relevant German Credit Party will be enforced to the extent that the relevant German Credit Party demonstrates in reasonable detail by way of legal opinion by a German law firm of national good standing which is reasonably acceptable to the Agent or a firm of auditors of national good standing reasonably acceptable to the Agent that there is a substantial likelihood that the entering into this Agreement or the enforcement of claims, indemnities or guarantees under this Agreement and the other relevant Loan Documents against the relevant German Credit Party leads to personal civil or criminal liability of, actual or former managing directors of the relevant German Credit Party or of the companies affiliated with it (regardless of the fact that the managing director acted in good faith) due to a breach of the duty of care owing by the relevant director, vis-à-vis the respective company (Gebot der Rücksichtnahme auf die Eigenbelange der Gesellschaft) or of the prohibition of an intervention effacing the existence of a company (Verbot des existenzvernichtenden Eingriffs). The Agent shall be obliged to retransfer proceeds from such enforcement which occurred in violation of the above.

(f)            For the avoidance of doubt, none of the above restrictions on enforcement set forth in paragraphs (c), (d) and (e) above shall apply if the enforcement relates to obligations of the relevant German Credit Party.

1.19         Eligible Swap Obligations.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, following the Termination Date, the Eligible Swap Obligations shall no longer be secured by any Collateral under any Collateral Document or subject to, or guarantied by, any Guaranty.

2.                                      CONDITIONS PRECEDENT

2.1           Conditions to the Initial Loans.  No Lender shall be obligated to enter into this Agreement, to make any Loan or incur any Letter of Credit Obligations on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner satisfactory to Agent, or waived in writing by Agent and Lenders:

(a)           Credit Agreement; Loan Documents.  This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, each other Credit Party, Agent and Requisite Lenders; and Agent shall have received such documents, instruments, agreements and legal opinions as Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Closing Checklist attached hereto as Annex D, each in form and substance reasonably satisfactory to Agent.

(b)                                 Availability.  US Borrower and European Borrower shall have aggregate US Revolving Borrowing Availability and European Revolving Borrowing Availability of at least $5,000,000 (on a pro forma basis, after giving effect to the consummation of the Related Transactions and with trade payables being paid currently, and expenses and liabilities being paid in the ordinary course of business and without acceleration of sales and without a deterioration of working capital).

(c)                                  Approvals.  Agent shall have received (i) satisfactory evidence that the Credit Parties have obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Agent affirming that no such consents or approvals are required.

(d)                                 Payment of Fees. Borrowers and Innovations, as applicable, shall have (i) paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.9 (including the Fees specified in the GE Capital Fee Letter and the Closing Fee Letter), and (ii) reimbursed Agent for all fees, costs and expenses (including, without limitation, reasonable legal fees and expenses) of closing presented as of the Closing Date.

(e)                                  Capital Structure: Other Indebtedness.  The capital structure of each Credit Party and the terms and conditions of all Indebtedness of each Credit Party after giving effect to the Acquisition, shall be acceptable to Agent in its sole discretion.

(f)                                    Due Diligence.  Agent and Co-Syndication Agents shall have completed their business and legal due diligence, including, without limitation, in respect of the rules, regulations and policies of the FDA, with respect to the Acquisition with results reasonably satisfactory to Agent and Co-Syndication Agents.

(g)                                 Consummation of Related Transactions.  Agent shall have received fully executed copies of the Acquisition Agreement and each of the Related Transactions Documents requested by Agent, each of which shall be in form and substance reasonably satisfactory to Agent and its counsel and Lenders.  The Acquisition and the other Related Transactions shall have been consummated (simultaneously with the Loans made on the Closing Date) in accordance with the terms of the Acquisition Agreement and the other Related Transactions Documents.

The aggregate purchase price for the Acquisition shall consist of not more than aggregate cash consideration equal to $56,500,000 plus certain tax payments plus aggregate fees and closing costs (including those payable to Agent and Lenders) payable on the Closing Date which shall not exceed $2,500,000 in the aggregate.

(h)                                 LTM EBITDA; Senior Consolidated Leverage Ratio; Total Leverage Ratio.  The Reporting Credit Parties shall have LTM EBITDA, after giving pro forma effect to the Acquisition as if the Acquisition had been consummated on the first day of the period, calculated on a consolidated basis for the twelve-month period ended March 31, 2005 of not less than $44,000,000.  The Reporting Credit Parties shall have a Senior Consolidated Leverage Ratio and Total Leverage Ratio, after giving pro forma effect to the Acquisition as if the Acquisition had occurred on the first day of the period and the borrowings hereunder on the Closing Date, calculated on a consolidated basis for the twelve-month period ended March 31, 2005 of not more than 2.30:1.00 and 6.10:1.00, respectively.

(i)                                     [Intentionally Omitted.]

(j)                                     Minimum Cash.  Agent shall have received evidence reasonably satisfactory to it that the Credit Parties, on a consolidated basis, shall have available cash of at least $10,000,000 in Blocked Accounts or in a bank account of Stirling Medical Innovations Limited on the Closing Date, after giving pro forma effect to the Acquisition.

2.2                                 Further Conditions to Each Loan.  Except as otherwise expressly provided herein, no Lender shall be obligated to fund any Advance or incur any Letter of Credit Obligation, if, as of the date thereof:

(a)                                  any representation or warranty by any Credit Party contained herein or in any other Loan Document is untrue or incorrect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement, and Agent, Majority Lenders, US Requisite Revolving Lenders (with respect to any US Revolving Credit Advance or incurring any Letter of Credit Obligation on behalf of US Borrower), European Requisite Revolving Lenders (with respect to any European Revolving Credit Advance or incurring any Letter of Credit Obligation on behalf of European Borrower), Requisite Term Lenders (with respect to any Term Loan), or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such warranty or representation is untrue or incorrect;

(b)                                 any event or circumstance having a Material Adverse Effect has occurred since December 31, 2004 as determined by the Agent, Majority Lenders, US Requisite Revolving Lenders, European Requisite Revolving Lenders or Requisite Lenders and Agent, Majority Lenders, US Requisite Revolving Lenders (with respect to any US Revolving Credit Advance or incurring any Letter of Credit Obligation on behalf of US Borrower), European Requisite Revolving Lenders (with respect to any European Revolving Credit Advance or incurring any Letter of Credit Obligation on behalf of European Borrower), Requisite Term Lenders (with respect to any Term Loan), or Requisite Lenders have determined not to make such Advance or incur such Letter of Credit Obligation as a result of the fact that such event or circumstance has occurred;

(c)                                  any Default or Event of Default has occurred and is continuing or would result after giving effect to any Advance (or the incurrence of any Letter of Credit Obligation), and Agent, Majority Lenders, US Requisite Revolving Lenders (with respect to any US Revolving Credit Advance or incurring any Letter of Credit Obligation on behalf of US Borrower), European Requisite Revolving Lenders (with respect to any European Revolving Credit Advance or incurring any Letter of Credit Obligation on behalf of European Borrower), Requisite Term Lenders (with respect to any Term Loan), or Requisite Lenders shall have determined not to make such Advance or incur any Letter of Credit Obligation as a result of that Default or Event of Default; or

(d)                                 after giving effect to any Advance (or the incurrence of any Letter of Credit Obligations), (i) the outstanding principal amount of the aggregate US Revolving Loan would exceed the US Maximum Amount, in each case, less the then outstanding principal amount of the US Swing Line Loan, or (ii) the outstanding principal amount of the aggregate European Revolving Loan would exceed the European Maximum Amount, in each case, less the then outstanding principal amount of the European Swing Line Loan.

The request and acceptance by any Borrower of the proceeds of any Advance or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date thereof, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and (ii) a reaffirmation by the Credit Parties of the granting and continuance of Agent’s Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

2.3                                 Conditions to Conversion of the Revolving Loan Commitment on the Conversion Date.  GE Capital and ML Capital (or their respective successors or assigns) shall not be obligated to convert any portion of its respective Revolving Loan Commitment into a Term Loan Commitment as provided in Section 1.1(i) hereof if, as of the date thereof:

(a)                                  GE Capital’s and ML Capital’s (together with their respective successors’ and assigns’) aggregate Pro Rata Share of outstanding US Revolving Credit Advances does not equal or exceed the Minimum US Conversion Amount;

(b)                                 GE Capital’s and ML Capital’s (together with their respective successors’ and assigns’) aggregate Pro Rata Share of outstanding European Revolving Credit Advances does not equal or exceed the Minimum European Conversion Amount;

(c)                                  US Borrower shall not have executed and delivered to each of GE Capital and ML Capital (or their respective successors or assigns) an amended and restated note to evidence the increased US Term Loan Commitment and shall be deemed to replace the US Term Note referenced in Section 1.1(c)(i).  Each note shall be in the principal amount of the US Term Loan Commitment allocable to each of GE Capital and ML Capital (or their respective successors or assigns), as applicable, as adjusted on the Conversion Date, and substantially in the form of Exhibit 2.3(c) (each a “Conversion US Term Note” and, collectively, the “Conversion US Term Notes”); and

(d)                                 European Borrower shall not have executed and delivered to each of GE Capital and ML Capital (or their respective successors or assigns) an amended and restated note to evidence the increased European Term Loan Commitment and shall be deemed to replace the European Term Note referenced in Section 1.1(d)(i).  Each note shall be in the principal amount of the European Term Loan Commitment allocable to each of GE Capital and ML Capital (or their respective successors or assigns), as applicable, as adjusted on the Conversion Date, and substantially in the form of Exhibit 2.3(d) (each a “Conversion European Term Note” and, collectively, the “Conversion European Term Notes”).

3.                                      REPRESENTATIONS AND WARRANTIES

To induce Lenders to make the Loans and to incur Letter of Credit Obligations, the Credit Parties executing this Agreement, jointly and severally, make the following representations and warranties, after giving effect to the Acquisition, to Agent and each Lender with respect to all Credit Parties, each and all of which shall survive the execution and delivery of this Agreement.

3.1                                 Corporate Existence; Compliance with Law.

(a)                                  Each Credit Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (or the foreign equivalent thereof, if any) under the laws of its respective jurisdiction of incorporation or organization set forth in Disclosure Schedule (3.1); (ii) is duly qualified to conduct business and is in good standing (or the foreign equivalent thereof, if any) in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect; (iii) has the requisite corporate, company or partnership power and corporate, company or partnership authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (iv) subject to specific representations regarding Environmental Laws, has all material licenses, permits, consents or approvals from or by, and has made all material filings with, and has given all material notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (v) is in compliance with its charter and bylaws or equivalent constitutive documents or partnership or operating agreement, as applicable; (vi) subject to specific representations set forth herein regarding ERISA or a Foreign Government Scheme or Arrangement, as applicable, Environmental Laws, tax and other laws, is in compliance with all applicable provisions of law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (vii) without limiting any other provision of this Section 3.1, has received all approvals required by applicable regulations of the FDA (and the equivalent Governmental Authority of each country in which any Credit Party operates, conducts business or distributes products), and each such approval is and remains in full force and effect, except where the failure to have received or maintained such approvals could not reasonably be expected to have a Material Adverse Effect.

(b)                                 Without limiting the generality of Section 3.1 or any other representation or warranty made herein, each Credit Party and each of the facilities operated by such Credit Party and, to such Credit Party’s knowledge, each of such Credit Party’s licensed employees and contractors (other than contracted agencies), if any, in the exercise of their respective duties on behalf of such Credit Party or any such facilities, is in compliance with all applicable statutes, laws, ordinances, rules and regulations of any federal, state or local governmental authority with respect to regulatory matters primarily relating to patient healthcare and/or patient healthcare information, including without limitation the HIPAA (collectively, “Healthcare Laws”), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.  Each Credit Party has maintained in all material respects all records required to be maintained by any governmental agency or authority or otherwise under the Healthcare Laws and, to the knowledge of such Credit Party, there are no presently existing circumstances which could reasonably be expected to result in material violations of the Healthcare Laws.  Each Credit Party and its Affiliates and, to the knowledge of such Credit Party, the owners of the facilities and other businesses managed by such Credit Party or its Affiliates, if any, have such permits, licenses, franchises, certificates and other approvals or authorizations of governmental or regulatory authorities as are necessary under applicable law to own their respective properties and to conduct their respective business (including without limitation such permits as are required under such Healthcare Laws), except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

(c)                                  None of the Credit Parties is a “covered entity” within the meaning of HIPAA and none of the Credit Parties and/or its business and operations are subject to or covered by the so-called “Administrative Simplification” provisions of HIPAA.

3.2                                 Executive Offices, Collateral Locations, FEIN.  As of the Closing Date, the current location of each Credit Party’s chief executive office and the warehouses and premises at which any Collateral is located are set forth in Disclosure Schedule (3.2), and none of such locations has changed within the 12 months preceding the Closing Date.  In addition, Disclosure Schedule (3.2) lists the federal employer identification number or other organizational number set forth on its organizational documents of each Credit Party taxable in the United States of America.

3.3                                 Corporate Power, Authorization, Enforceable Obligations.  The execution, delivery and performance by each Credit Party of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Person’s corporate, company or partnership power; (b) have been duly authorized by all necessary corporate, limited liability company or limited partnership action; (c) do not contravene any provision of such Person’s charter, bylaws or equivalent constitutive documents or partnership or operating agreement, as applicable; (d) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Agent, on behalf of itself and Lenders, pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 2.1(c), all of which will have been duly obtained, made or complied with prior to the Closing Date.  Each of the Loan Documents shall be duly executed and delivered by each Credit Party that is a party thereto and each such Loan Document shall constitute a legal, valid and binding obligation of such Credit Party enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer or other laws affecting creditors’ rights generally or by equitable principles of general applicability.

3.4                                 Financial Statements and Projections.  Except for the Projections, and subject to the matters disclosed in that the certain current report on Form 8-K filed by Innovations with the Securities and Exchange Commission under the Exchange Act on June 29, 2005, all Financial Statements concerning the Reporting Credit Parties that are referred to below have been prepared in accordance with GAAP consistently applied throughout the periods covered (except as disclosed therein and except, with respect to unaudited Financial Statements, for the absence of footnotes and normal year-end audit adjustments) and present fairly in all material respects the financial position of the Persons covered thereby as at the dates thereof and the results of their operations and cash flows for the periods then ended.

(a)                                  Financial Statements.

(i)                                     The audited consolidated balance sheets at December 31, 2004 and the related statements of income and cash flows of Innovations for the Fiscal Year then ended, certified by BDO Seidman, LLP (the “2004 Audited Financials”) are attached hereto as Disclosure Schedule (3.4(a)(i)).

(ii)                                  The unaudited balance sheet at March 31, 2005 and the related statement of income and cash flows of Innovations for the Fiscal Quarter then ended, each of which shall have been reviewed by BDO Seidman, LLP as provided in Statement on Auditing Standards No. 71 are attached hereto as Disclosure Schedule (3.4(a)(ii)).

(b)                                 Pro Forma.  The Pro Forma delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(b)) was prepared by Innovations giving pro forma effect to the Related Transactions and was based on the unaudited consolidated balance sheet of the Reporting Credit Parties, dated March 31, 2005, and is in any event subject to the matters disclosed in that the certain current report on Form 8-K filed by Innovations with the Securities and Exchange Commission under the Exchange Act on June 29, 2005.

(c)                                  Projections.  The Projections delivered on the date hereof and attached hereto as Disclosure Schedule (3.4(c)) have been prepared by the Reporting Credit Parties in light of the past operations of their businesses, but including future payments of known contingent liabilities stated at the reasonably estimated present values thereof and reflect projections through December 31, 2008, beginning on January 1, 2005 on a quarter-by-quarter basis for the first year and on a year-by-year basis thereafter.  Subject to the matters disclosed in that the certain current report on Form 8-K filed by Innovations with the Securities and Exchange Commission under the Exchange Act on June 29, 2005, the Projections are based upon estimates and assumptions stated therein, all of which the Reporting Credit Parties believe to be reasonable and fair in light of current conditions and current facts known to the Reporting Credit Parties and, as of the Closing Date, reflect the Reporting Credit Parties’ good faith and reasonable estimates of the future financial performance of the Reporting Credit Parties and of the other information projected therein for the period set forth therein.  It is understood that the Projections are estimates only and not a guarantee of actual results.

3.5                                 Material Adverse Effect.  Between December 31, 2004 and the Closing Date:  (a) no Credit Party has incurred any obligations, contingent or noncontingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments that are not reflected in the Pro Forma and that, alone or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (b) no contract, lease or other agreement or instrument has been entered into by any Credit Party or has become binding upon any Credit Party’s assets and no law or regulation applicable to any Credit Party has been adopted, in each case, that has had or could reasonably be expected to have a Material Adverse Effect, and (c) no Credit Party is in default and, to the best of Borrowers’ knowledge, no third party is in default under any material contract, lease or other agreement or instrument, that alone or in the aggregate could reasonably be expected to have a Material Adverse Effect.  Between December 31, 2004 and the Closing Date, no event has occurred, that alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

3.6                                 Ownership of Property; Liens.  As of the Closing Date, the real estate (“Real Estate”) listed in Disclosure Schedule (3.6) constitutes all of the real property owned, leased, subleased, or used by any Credit Party.  Except as set forth in Disclosure Schedule (3.6), the aggregate value of Collateral located on any property leased or subleased by any Credit Party does not exceed $500,000.  Each Credit Party owns good and marketable fee simple title to all of its owned Real Estate, and valid leasehold interests in all of its leased Real Estate, all as described on Disclosure Schedule (3.6), and copies of all such leases or a summary of terms thereof reasonably satisfactory to Agent have been delivered to Agent.  Disclosure Schedule (3.6) further describes any Real Estate with respect to which any Credit Party is a lessor, sublessor or assignor as of the Closing Date.  Each Credit Party also has good and marketable title to, or valid leasehold interests in, all of its personal property and assets.  As of the Closing Date, none of the properties and assets of any Credit Party are subject to any Liens other than Permitted Encumbrances, and there are no facts, circumstances or conditions known to any Credit Party that may result in any Liens (including Liens arising under Environmental Laws) other than Permitted Encumbrances.  Each Credit Party has received all deeds, assignments, waivers, consents, nondisturbance and attornment or similar agreements, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Credit Party’s right, title and interest in and to all such Real Estate and other properties and assets.  Disclosure Schedule (3.6) also describes any purchase options, rights of first refusal or other similar contractual rights pertaining to any Real Estate.  As of the Closing Date, no portion of any Credit Party’s Real Estate has suffered any material damage by fire or other casualty loss that has not heretofore been repaired and restored in all material respects to its original condition or otherwise remedied.  As of the Closing Date, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.7                                 Labor Matters.  As of the Closing Date, (a) no strikes or other material labor disputes against any Credit Party are pending or, to any Credit Party’s knowledge, threatened; (b) hours worked by and payment made to employees of each Credit Party comply with the Fair Labor Standards Act and each other federal, state, local or foreign law applicable to such matters; (c) all payments due from any Credit Party for employee health and welfare insurance have been paid or accrued as a liability on the books of such Credit Party; (d) except as set forth in Disclosure Schedule (3.7), no Credit Party is a party to or bound by any collective bargaining agreement, management agreement, consulting agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement (and true and complete copies of any agreements described on Disclosure Schedule (3.7) have been delivered to Agent); (e) there is no organizing activity involving any Credit Party pending or, to any Credit Party’s knowledge, threatened by any labor union or group of employees; (f) there are no representation proceedings pending or, to any Credit Party’s knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of any Credit Party has made a pending demand for recognition; and (g) except as set forth in Disclosure Schedule (3.7), there are no material complaints or charges against any Credit Party pending or, to the knowledge of any Credit Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by any Credit Party of any individual.

3.8                                 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness.  Except as set forth in Disclosure Schedule (3.8), as of the Closing Date, no Credit Party has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person.  As of the Closing Date, all of the issued and outstanding Stock of each Credit Party (other than Innovations) is owned by each of the Stockholders and in the amounts set forth in Disclosure Schedule (3.8).  Except as set forth in Disclosure Schedule (3.8), there are no outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Credit Party may be required to issue, sell, repurchase or redeem any of its Stock or other equity securities or any Stock or other equity securities of its Subsidiaries.  All outstanding Indebtedness and Guaranteed Indebtedness of each Credit Party as of the Closing Date (except for the Obligations) is described in Section 6.3 (including Disclosure Schedule (6.3)).

3.9                                 Government Regulation.  No Credit Party is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940.  No Credit Party is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder. The making of the Loans by Lenders to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, and the application of the proceeds thereof and repayment thereof and the consummation of the Related Transactions will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

3.10                           Margin Regulations.  No Credit Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”).  None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board.  No Credit Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

3.11                           Taxes.  All material tax returns, reports and statements, including information returns, required by any Governmental Authority (“Tax Returns”) to be filed by any Credit Party have been filed with the appropriate Governmental Authority; all such Tax Returns are true, correct and complete in all material respects; and all material Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid),  excluding Charges or other amounts being contested in accordance with Section 5.2(b).  There are no Liens for Charges (other than for current Charges not yet due and payable) upon the assets of any Credit Party.  No material adjustment relating to such Tax Returns has been proposed formally or informally by any Governmental Authority and, to the knowledge of each Credit Party, no basis exists for any such adjustment.  Proper and accurate amounts have been withheld by each Credit Party from its respective employees, independent contractors, creditors and other third parties for all periods in material compliance with all applicable federal, state, local and foreign laws and such withholdings have been timely paid to the respective Governmental Authorities.  Disclosure Schedule (3.11) sets forth as of the Closing Date those taxable years for which any Credit Party’s tax returns are currently being audited by the IRS or any other applicable Governmental Authority, and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as indicated on Disclosure Schedule (3.11), as of the Closing Date, all Charges that have been claimed, proposed, asserted or assessed against any Credit Party  (or with respect to any of their assets) have been fully paid or finally settled.  None of the Credit Parties and their respective predecessors are liable for any Charges:  (a) under any agreement (including any tax sharing agreements), or (b) to each Credit Party’s knowledge, as a transferee, except, in the case of each of clauses (a) and (b), under the Acquisition Agreement in an amount not to exceed $650,000 or to the extent assumed in connection with a Permitted Acquisition.  As of the Closing Date, no Credit Party has agreed or been requested to make any adjustment under IRC Section 481(a), by reason of a change in accounting method or otherwise, which would have a Material Adverse Effect.

3.12                           ERISA.

(a)                                  Disclosure Schedule (3.12) lists (i) all ERISA Affiliates and (ii) all Plans and separately identifies all Pension Plans, including Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans.  Copies of all such listed Plans, together with a copy of the latest IRS/DOL 5500-series form for each such Plan, have been delivered to Agent.  Except with respect to Multiemployer Plans, each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and nothing has occurred that would cause the loss of such qualification or tax-exempt status.  Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, including the statement required by 29 CFR Section 2520.104-23.  Neither any Credit Party nor ERISA Affiliate has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any such Plan.  Neither any Credit Party nor ERISA Affiliate has engaged in a “prohibited transaction,” as defined in Section 406 of ERISA and Section 4975 of the IRC, in connection with any Plan, that would subject any Credit Party to a material tax on prohibited transactions imposed by Section 502(i) of ERISA or Section 4975 of the IRC.

(b)                                 Except as set forth in Disclosure Schedule (3.12):  (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of any Credit Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (iv) no Credit Party or ERISA Affiliate has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years no Title IV Plan of any Credit Party or ERISA Affiliate has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, nor has any Title IV Plan of any Credit Party or any ERISA Affiliate (determined at any time within the last five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Credit Party or ERISA Affiliate (determined at such time); (vi) except in the case of any ESOP, Stock of all Credit Parties and their ERISA Affiliates makes up, in the aggregate, no more than 10% of fair market value of the assets of any Plan measured on the basis of fair market value as of the latest valuation date of any Plan; and (vii) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor’s Corporation or an equivalent rating by another nationally recognized rating agency.

(c)                                  Except as set forth in Disclosure Schedule (3.12), with respect to each scheme or arrangement mandated by a government other than the United States of America providing for post-employment benefits (a “Foreign Government Scheme or Arrangement”) and with respect to each employee benefit plan maintained or contributed to by any Credit Party or any Subsidiary of any Credit Party that is not subject to United States law providing for post-employment benefits (a “Foreign Plan”):  (i) all material employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;  (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accumulated benefit obligations, as of the date hereof, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations, in accordance with applicable generally accepted accounting principles, and the liability of each Credit Party and each Subsidiary of a Credit Party with respect to a Foreign Plan is reflected in accordance with normal accounting practices on the financial statements of such Credit Party or such Subsidiary, as the case may be; and (iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities unless, in each case, the failure to do so would not be reasonably likely to have a Material Adverse Effect.

3.13                           No Litigation.  No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to the knowledge of any Credit Party, threatened against any Credit Party, before any Governmental Authority or before any arbitrator or panel of arbitrators

(collectively, “Litigation”), that (a) challenges any Credit Party’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder, (b) except as set forth on Disclosure Schedule (3.13), would prohibit or affect the licensing, approvals or marketing of products subject to regulatory approval and, if so prohibiting or affecting, could reasonably be expected to have a Material Adverse Effect, or (c) has a reasonable risk of being determined adversely to any Credit Party and that, if so determined, could reasonably be expected to have a Material Adverse Effect.  Except as set forth on Disclosure Schedule (3.13), as of the Closing Date there is no Litigation pending or, to any Credit Party’s knowledge, threatened, that seeks damages in excess of $500,000 (or the Equivalent Amount thereof) or injunctive relief against, or alleges criminal misconduct of, any Credit Party.

3.14                           Brokers.  Except for Covington Associates, the fees of which have been paid by the Borrowers, no broker or finder brought about the obtaining, making or closing of the Loans or the Related Transactions, and no Credit Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

3.15                           Intellectual Property.  As of the Closing Date, each Credit Party owns or has rights to use all Intellectual Property necessary to continue to conduct its business as now or heretofore conducted by it or proposed to be conducted by it in all material respects.  As of the Closing Date, each material Patent registration and application therefor, Trademark registration and application therefor, Copyright registration and application therefor and License owned or licensed by any Credit Party is listed, together with application or registration numbers to the extent available and determinable, as applicable, in Disclosure Schedule (3.15).  To the knowledge of the Credit Parties, each of the Credit Parties conducts its business and affairs without infringement of or interference with any Intellectual Property of any other Person other than any infringement or interference that could not reasonably be expected to have a Material Adverse Effect.  Except as set forth in Disclosure Schedule (3.15), no Credit Party is aware of any infringement claim by any other Person with respect to any Intellectual Property, which infringement could reasonably be expected to have a Material Adverse Effect.

3.16                           Full Disclosure.  No information contained in this Agreement, any of the other Loan Documents or Financial Statements or other written reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Credit Party to Agent or any Lender pursuant to the terms of this Agreement (in each case, other than the Projections), taken together with all other such information and statements, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made or such information was provided.  The Liens granted to Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances.

3.17                           Environmental Matters.

(a)                                  Except as set forth in Disclosure Schedule (3.17), as of the Closing Date: (i) the Real Estate is free of contamination from any Hazardous Material except for such contamination that would not adversely impact the value or marketability of such Real Estate and that would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000 (or the Equivalent Amount thereof); (ii) no Credit Party has caused or suffered to occur any Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate; (iii) the Credit Parties are and have been in compliance with all Environmental Laws, except for such noncompliance that would not result in Environmental Liabilities which could reasonably be expected to exceed $500,000 (or the Equivalent Amount thereof); (iv) the Credit Parties have obtained, and are in compliance with, all Environmental Permits required by Environmental Laws for the operations of their respective businesses as presently conducted or as proposed to be conducted, except where the failure to so obtain or comply with such Environmental Permits would not result in Environmental Liabilities that could reasonably be expected to exceed $500,000 (or the Equivalent Amount thereof), and all such Environmental Permits are valid, uncontested and in good standing; (v) no Credit Party is involved in operations or knows of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of such Credit Party which could reasonably be expected to exceed $500,000 (or the Equivalent Amount thereof), and no Credit Party has permitted any current or former tenant or occupant of the Real Estate to engage in any such operations; (vi) there is no Litigation arising under or related to any Environmental Laws, Environmental Permits or Hazardous Material that seeks damages, penalties, fines, costs or expenses in excess of $500,000 (or the Equivalent Amount thereof) or injunctive relief against, or that alleges criminal misconduct by, any Credit Party; (vii) no notice has been received by any Credit Party identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to the knowledge of the Credit Parties, there are no facts, circumstances or conditions that may result in any Credit Party being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (viii) the Credit Parties have provided to Agent copies of all existing environmental reports, reviews and audits and all written information pertaining to actual or potential Environmental Liabilities, in each case relating to any Credit Party.

(b)                                 Each Credit Party hereby acknowledges and agrees that Agent (i) is not now, and has not ever been, in control of any of the Real Estate or any Credit Party’s affairs, and (ii) does not have the capacity through the provisions of the Loan Documents or otherwise to influence any Credit Party’s conduct with respect to the ownership, operation or management of any of its Real Estate or compliance with Environmental Laws or Environmental Permits.

3.18                           Insurance.  Disclosure Schedule (3.18) lists all insurance policies of any nature maintained, as of the Closing Date, for current occurrences by each Credit Party.

3.19                           Deposit Accounts.  Disclosure Schedule (3.19) lists all banks and other financial institutions at which any Credit Party maintains deposit or other accounts as of the Closing Date, and such Schedule correctly identifies the name of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

3.20                           Government Contracts.  Except as set forth in Disclosure Schedule (3.20), as of the Closing Date, no Credit Party is a party to any contract or agreement with any

Governmental Authority and no Credit Party’s Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727) or any similar state or local law.

3.21                           Customer and Trade Relations.  As of the Closing Date, there exists no actual or, to the knowledge of any Credit Party, threatened termination or cancellation of, or any material adverse modification or change in:  (i) the business relationship of any Credit Party with any customer or group of customers whose purchases during the preceding 12 months caused them to be ranked among the ten largest customers of such Credit Party; or (ii) the business relationship of any Credit Party with any supplier material to its operations.

3.22                           [Intentionally Omitted.]

3.23                           Solvency.  Both before and after giving effect to (a) the Loans and Letter of Credit Obligations to be made or incurred on the Closing Date or such other date as Loans and Letter of Credit Obligations requested hereunder are made or incurred, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrowers; (c) the consummation of the Related Transactions; and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Credit Parties, taken as a group on a consolidated basis, will be Solvent.

3.24                           Acquisition Agreement.  As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Acquisition Agreement (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  No Credit Party and, to the Credit Parties’ knowledge, no other Person party thereto is in default in the performance or compliance with any provisions thereof.  The Acquisition Agreement complies with, and the Acquisition has been consummated (simultaneously with the Loans made on the Closing Date) in accordance with, all applicable laws.  The Acquisition Agreement is in full force and effect as of the Closing Date and has not been terminated, rescinded or withdrawn.  All requisite approvals by Governmental Authorities having jurisdiction over Seller, any Credit Party and other Persons referenced therein with respect to the consummation of the Acquisition have been obtained, and no such approvals impose any conditions to the consummation of the Acquisition or, other than as described in the Acquisition Agreement,  to the conduct by any Credit Party of its business thereafter.  To the best of each Credit Party’s knowledge, none of the Seller’s representations or warranties in the Acquisition Agreement contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading.  Each of the representations and warranties given by each applicable Credit Party in the Acquisition Agreement is true and correct in all material respects, and, notwithstanding anything contained in the Acquisition Agreement to the contrary, such representations and warranties of the Credit Parties are incorporated into this Agreement by this Section 3.24 and shall, solely for purposes of this Agreement and the benefit of Agent and Lenders, survive the consummation of the Acquisition; provided that a breach by any of the Credit Parties of any such representations and warranties so incorporated and as to which a similar representation and warranty is not independently made herein shall not constitute a breach of this Section 3.24 unless such breach causes any such representation and warranty to be materially inaccurate.

3.25                           Foreign Assets Control Regulations.  Each Credit Party is and will remain in full compliance with the following laws and regulations applicable to it: (a) ensuring that no person who owns a controlling interest in or otherwise controls such Credit Party is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC” ), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders, and (b) except where the failure to comply individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect, compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

3.26                           Subordinated Debt.  As of the Closing Date, Borrowers have delivered to Agent a complete and correct copy of the Subordinated Note Documents (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).  Innovations, at the time of incurrence thereof, had the corporate power and authority to incur the Indebtedness evidenced by the Subordinated Notes.  The subordination provisions of the Subordinated Notes and the Intercreditor Agreement are enforceable against the holders of the Subordinated Notes by Agent and Lenders, except as enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights generally.  All Obligations, including the Loans and the Letter of Credit Obligations, constitute senior Indebtedness entitled to the benefits of the subordination provisions contained in the Subordinated Notes and the Intercreditor Agreement.  Borrowers acknowledge that Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Subordinated Notes and the Intercreditor Agreement and this Section 3.26.  The incurrence of the Obligations by the Credit Parties (assuming that the Revolving Loans and the Term Loans are fully extended on the Closing Date) does not violate the Indenture.

3.27                           [Intentionally Omitted.]

3.28.                        Acquisition.

(a)                                  The Acquisition involves only assets comprising a business, or those assets of a business, of the same general type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to the Acquisition;

(b)                                 The Acquisition has been approved by Seller’s board of directors or otherwise duly authorized by Seller; and

(c)                                  Except as set forth on Disclosure Schedule (3.28(c)) and except for the Loans hereunder, no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities have been incurred, assumed or otherwise been required to be reflected on a consolidated balance sheet of Borrowers and Seller after giving effect to the Acquisition.

4.                                      FINANCIAL STATEMENTS AND INFORMATION

4.1                                 Reports and Notices.  Each Credit Party executing this Agreement hereby agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Agent or to Agent and Lenders, as required, the Financial Statements, notices, Projections and other information at the times, to the Persons and in the manner set forth in Annex E.

4.2                                 Communication with Accountants.  Each Credit Party executing this Agreement authorizes (a) Agent and each Co-Syndication Agent, twice in any twelve (12) month period or more frequently with the consent of Borrower Representative, which consent shall not be unreasonably withheld, and (b) so long as an Event of Default has occurred and is continuing, Agent and each Lender, to communicate directly with its independent certified public accountants, including BDO Seidman, LLP, and authorizes and, at Agent’s request, shall instruct those accountants and advisors to disclose and make available to Agent and each Lender any and all Financial Statements and other supporting financial documents, schedules and information relating to any Credit Party (including copies of any issued management letters) with respect to the business, financial condition and other affairs of any Credit Party.

5.                                      AFFIRMATIVE COVENANTS

Each Credit Party executing this Credit Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof and until the Termination Date:

5.1                                 Maintenance of Existence and Conduct of Business.  Except as permitted under Section 6.1, each Credit Party shall:  (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its material rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except where the failure to comply could not reasonably be expected to have a Material Adverse Effect; and (d) transact business only in such corporate and trade names as are set forth in Disclosure Schedule (5.1).

5.2                                 Payment of Charges.

(a)                                  Subject to Section 5.2(b), each Credit Party shall pay and discharge or cause to be paid and discharged promptly all Charges payable by it, including (i) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, (ii) lawful claims for labor, materials, supplies and services or otherwise, and (iii) all storage or rental charges payable to warehousemen or bailees, in each case, before any thereof shall become past due.

(b)                                 Each Credit Party may in good faith contest, by appropriate proceedings, the validity or amount of any Charges, Taxes or claims described in Section 5.2(a); provided, that (i) adequate reserves with respect to such contest are maintained on the books of such Credit Party, in accordance with GAAP; (ii) no Lien shall be imposed to secure payment of such Charges (other than payments to warehousemen and/or bailees) that is superior to any of the Liens securing the Obligations or the Eligible Swap Obligations and such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges; (iii) none of the Collateral becomes subject to forfeiture or loss as a result of such contest; (iv) such Credit Party shall promptly pay or discharge such contested Charges, Taxes or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Agent, at Agent’s request, evidence reasonably acceptable to Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Credit Party or the conditions set forth in this Section 5.2(b) are no longer met; and (v) Agent has not advised Borrowers in writing that Agent reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

5.3                                 Books and Records.  Each Credit Party shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements attached as Disclosure Schedule (3.4(a)).

5.4                                 Insurance; Damage to or Destruction of Collateral.

(a)                                  The Credit Parties shall, at their sole cost and expense, maintain the policies of insurance described on Disclosure Schedule (3.18) as in effect on the date hereof or otherwise in form and amounts and with insurers reasonably acceptable to Agent.  Such policies of insurance (or the loss payable and additional insured endorsements delivered to Agent) shall contain provisions pursuant to which the insurer agrees to provide 30 days prior written notice to Agent in the event of any non-renewal, cancellation or amendment of any such insurance policy.  If any Credit Party at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above, or to pay all premiums relating thereto, Agent may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto that Agent deems advisable.  Agent shall have no obligation to obtain insurance for any Credit Party or pay any premiums therefor.  By doing so, Agent shall not be deemed to have waived any Default or Event of Default arising from any Credit Party’s failure to maintain such insurance or pay any premiums therefor.  All sums so disbursed, including reasonable attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Agent and shall be additional Obligations hereunder secured by the Collateral.

(b)                                 Agent reserves the right at any time upon any material adverse change in any Credit Party’s risk profile (including any change in the product mix maintained by any Credit Party or any laws affecting the potential liability of such Credit Party) to require additional forms and limits of insurance to, in Agent’s good faith opinion, adequately protect both Agent’s and Lender’s interests in all or any portion of the Collateral and to ensure that each Credit Party is protected by insurance in amounts and with coverage customary for its industry.  If reasonably requested by Agent, each Credit Party shall deliver to Agent from time to time a report of a reputable insurance broker, reasonably satisfactory to Agent, with respect to its insurance policies.

(c)                                  Each Credit Party shall deliver to Agent, in form and substance reasonably satisfactory to Agent, endorsements to (i) all “All Risk” and business interruption insurance naming Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies naming Agent, on behalf of itself and Lenders, as additional insured.  Each Credit Party irrevocably makes, constitutes and appoints Agent (and all officers, employees or agents designated by Agent), so long as any Default or Event of Default has occurred and is continuing or the anticipated insurance proceeds exceed $2,000,000 (or the Equivalent Amount thereof), as such Credit Party’s true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting claims under such “All Risk” policies of insurance, endorsing the name of such Credit Party on any check or other item of payment for the proceeds of such “All Risk” policies of insurance and for making all determinations and decisions with respect to such “All Risk” policies of insurance.  Agent shall have no duty to exercise any rights or powers granted to it pursuant to the foregoing power-of-attorney.  Borrower Representative shall promptly notify Agent of any loss, damage, or destruction to the Collateral in the amount of $2,000,000 (or the Equivalent Amount thereof) or more, whether or not covered by insurance.  After deducting from such proceeds the expenses, if any, incurred by Agent in the collection or handling thereof, Agent may, at its option, either apply such proceeds to the reduction of the Obligations in accordance with Section 1.3(c), or permit or require the applicable Credit Party to use such money, or any part thereof, to replace, repair, restore or rebuild the Collateral in a diligent and expeditious manner with materials and workmanship of substantially the same quality as existed before the loss, damage or destruction.  Notwithstanding the foregoing, if the casualty giving rise to such insurance proceeds could not reasonably be expected to have a Material Adverse Effect and such insurance proceeds do not exceed $2,000,000 (or the Equivalent Amount thereof) in the aggregate, Agent shall permit the applicable Credit Party to replace, restore, repair or rebuild the property; provided that if such Credit Party shall not have completed or entered into binding agreements to complete such replacement, restoration, repair or rebuilding within 180 days of such casualty, Agent may apply such insurance proceeds to the Obligations in accordance with Section 1.3(c).  All insurance proceeds that are to be made available to US Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the US Revolving Loan of US Borrower (which application shall not result in a permanent reduction of the US Revolving Loan Commitment).  All insurance proceeds that are to be made available to European Borrower to replace, repair, restore or rebuild the Collateral shall be applied by Agent to reduce the outstanding principal balance of the European Revolving Loan of European Borrower (which application shall not result in a permanent reduction of the European Revolving Loan Commitment).  All insurance proceeds made available to any Credit Party (other than Borrowers) to replace, repair, restore or rebuild Collateral shall be deposited in a cash collateral account.  Thereafter, such funds shall be made available to such Credit Party to provide funds to replace, repair, restore or rebuild the Collateral as follows:  (x) European Borrower shall request a European Revolving Credit Advance or a release from the cash collateral account be made to such Credit Party in the amount requested to be released and US Borrower shall request a US Revolving Credit Advance or a release from the cash collateral account to be made to such Credit Party in the amount requested to be so released; and (y) so long as the conditions set forth in Section 2.2 have been met, Revolving Lenders shall make such US Revolving Credit Advance or such European Revolving Credit Advance, as the case may be, or Agent shall release funds from the cash collateral account upon such request.  To the extent not used to replace, repair, restore or rebuild the Collateral in accordance with this Section 5.4, such insurance proceeds shall be applied in accordance with Section 1.3(c).

5.5                                 Compliance with Laws.  Each Credit Party shall comply with all federal, state, local and foreign laws and regulations applicable to it, including those relating to HIPAA and labor matters, those affecting the licensing, labeling, marketing and distribution of products, including those related to the FDA (and the equivalent Governmental Authority of each jurisdiction in which any Credit Party operates, conducts business or distributes products) and Environmental Laws and Environmental Permits, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.6                                 Supplemental Disclosure.  From time to time as may be reasonably requested by Agent (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), the Credit Parties shall supplement each Disclosure Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising that, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedule or as an exception to such representation or that is necessary to correct any information in such Disclosure Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Disclosure Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall amend, supplement or otherwise modify any Disclosure Schedule or representation, or be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Agent and Requisite Lenders in writing, and (b) no supplement shall be required or permitted as to representations and warranties that relate solely to the Closing Date.

5.7                                 Intellectual Property.  Each Credit Party will conduct its business and affairs (a) without intentional infringement of or intentional interference with any Patents or trade secrets of any other Person in any material respect and (b) without infringement of or interference with any Intellectual Property (other than Patents and trade secrets) of any other Person in any material respect, provided that no Credit Party shall be deemed to have violated the covenant set forth in clause (b) if, prior to taking action which is later judged by a court of competent jurisdiction to have infringed or interfered with any such Intellectual Property, such Credit Party shall have (i) obtained an opinion of reputable intellectual property counsel which (A) provides that such action will not infringe or interfere with such Intellectual Property and (B) is in such form which would reasonably entitle such Credit Party to rely on such opinion, (ii) notified Agent of its intent to take such action and (iii) within ten (10) days of Agent’s request, delivered a copy of such opinion to Agent.

5.8                                 Environmental Matters.  Each Credit Party shall and shall cause each Person within its control to: (a) conduct its operations and keep and maintain its Real Estate in compliance with all Environmental Laws and Environmental Permits other than noncompliance that could not reasonably be expected to have a Material Adverse Effect; (b) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply in all material respects with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its Real Estate; (c) notify Agent promptly after such Credit Party becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any Real Estate that is reasonably likely to result in Environmental Liabilities in excess of $500,000 (or the Equivalent Amount thereof); and (d) promptly forward to Agent a copy of any order, notice, request for information or any communication or report received by such Credit Party in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits that could reasonably be expected to result in Environmental Liabilities in excess of $500,000 (or the Equivalent Amount thereof), in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter.  If Agent at any time has a reasonable basis to believe that there may be a violation of any Environmental Laws or Environmental Permits by any Credit Party or any Environmental Liability arising thereunder, or a Release of Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, that, in each case, could reasonably be expected to have a Material Adverse Effect, then each Credit Party shall, upon Agent’s written request (i) cause the performance of such environmental audits including subsurface sampling of soil and groundwater, and preparation of such environmental reports, at Borrowers’ expense, as Agent may from time to time reasonably request, which shall be conducted by reputable environmental consulting firms reasonably acceptable to Agent and shall be in form and substance reasonably acceptable to Agent, and (ii) permit Agent or its representatives to have access to all Real Estate for the purpose of conducting such environmental audits and testing as Agent deems appropriate, including subsurface sampling of soil and groundwater.  Borrowers shall reimburse Agent for the costs of such audits and tests and the same will constitute a part of the Obligations secured hereunder.

5.9                                 Landlords’ Agreements, Mortgagee Agreements, Bailee Letters and Real Estate Purchases.  Subject to the penultimate sentence of Section 6.15 hereof, except as otherwise agreed to by Agent in its sole discretion, each Credit Party shall obtain a landlord’s agreement, mortgagee agreement or bailee letter, as applicable, from the lessor of each leased property, mortgagee of owned property or bailee with respect to any warehouse, processor or converter facility or other location where Collateral is stored or located, which agreement or letter shall contain a waiver or subordination of all Liens or claims that the landlord, mortgagee or bailee may assert against the Collateral at that location, and shall otherwise be reasonably be satisfactory in form and substance to Agent.  Each Credit Party shall timely and in all material respects pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located except as otherwise consented to by Agent.  If any Credit Party proposes to acquire a fee ownership interest in Real Estate after the Closing Date, it shall, if required by Agent, concurrently provide to Agent a mortgage or deed of trust granting Agent a first priority Lien on such Real Estate, together with environmental audits, mortgage title insurance commitment, real property survey, local counsel opinions(s), and, if required by Agent, supplemental casualty insurance and flood insurance, and such other documents, instruments or agreements reasonably requested by Agent, in each case, in form and substance reasonably satisfactory to Agent.

5.10                           ERISA.  Each Credit Party shall comply in all material respects with the applicable provisions of ERISA and the Code and any foreign laws and regulations relating to any Foreign Plan or Foreign Government Scheme or Arrangement, except to the extent such failure(s) to comply, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Affect.  Each Credit Party shall furnish to the Agent (a) written notice as soon as possible, and in any event within 10 Business Days after any Credit Party knows or has reason to know, of: (i) a material increase in the benefits of any existing Plan, the establishment of any new Pension Plan, or the commencement of contributions to any Multiemployer Plan; (ii) an ERISA Event,  together with a statement of an officer setting forth the details of such ERISA Event and the action(s) which the Credit Parties propose to take with respect thereto; (iii) the imposition of a Lien under Section 412 of the IRC or Section 302 or 4058 of ERISA; (iv) the imposition of a Lien with respect to any Foreign Plan; and (b) written notice on an annual basis on each anniversary of the Closing Date until the Termination Date, of the circumstances where the fair market value of the assets of a funded Foreign Plan, the liability of each insurer for such Foreign Plan funded through insurance or the book reserve established for such Foreign Plan, together with any accrued contributions, are insufficient to satisfy all the accumulated benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with generally accepted accounting principles.  At Agent’s request, the Credit Parties shall furnish to the Agent copies of each annual report (From 5500 series) filed for each Plan.  The Credit Parties shall furnish to the Agent, within 30 days after receipt by any Credit Party or ERISA Affiliate,  copies of each actuarial report for each Title IV Plan or Multiemployer Plan and each annual report for any Multiemployer Plan.

5.11                           European Credit Parties.  If at any time any European Credit Party that is treated for purposes of Section 956 of the IRC as a “controlled foreign corporation, thereafter fails to be treated as a controlled foreign corporation, then at the request of the Agent or the Requisite Lenders, Innovations shall cause each such European Credit Party to execute and deliver to the Agent (a) a Guaranty in form and substance reasonably satisfactory to the Agent, guarantying the Obligations of US Borrower hereunder and under the other Loan Documents, and (b) Collateral Documents in form and substance reasonably satisfactory to Agent, granting to Agent a Lien over such European Credit Party’s properties and assets, in each case, to the extent such European Credit Party has, or is required to have, entered into a Guaranty or a Collateral Document with respect to the Obligations of the European Credit Parties, and to the extent such Guaranty or Collateral Document is not prohibited by the law of the jurisdiction of formation of such European Credit Party, and shall cause the pledge of all Stock of such European Credit Party to Agent to secure all of the Obligations to the extent only a portion of such Stock was previously pledged to Agent to secure the Obligations of US Credit Parties.  If Innovations shall at any time file consolidated US federal income tax returns which include its and all of its Subsidiaries’ worldwide income on a world-wide basis, then at the request of the Agent or the Requisite Lenders, Innovations shall cause each European Credit Party to execute and deliver to the Agent (a) a Guaranty in form and substance reasonably satisfactory to the Agent, guarantying the Obligations of US Borrower hereunder and under the other Loan Documents, and (b) Collateral Documents in form and substance reasonably satisfactory to Agent, granting to Agent a Lien over such European Credit Party’s properties and assets, in each case, to the extent such European Credit Party has, or is required to have, entered into a Guaranty or a Collateral Document with respect to the Obligations of the European Credit Parties, and to the extent such

Guaranty or Collateral Document is not prohibited by the law of the jurisdiction of formation of such European Credit Party, and shall cause the pledge of all Stock of such European Credit Party to Agent to secure all of the Obligations to the extent only a portion of such Stock was previously pledged to Agent to secure the Obligations of US Credit Parties.  The security interests required to be granted pursuant to this Section 5.11 shall be valid and enforceable perfected security interests prior to the rights of all third Persons and subject to no other Liens except Permitted Encumbrances, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting creditors’ rights generally.  The Collateral Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times, and such other actions shall be taken, as are required by law to establish, perfect, preserve and protect the Liens, in favor of Agent, required to be granted pursuant to such documents and all taxes, fees and other charges payable in connection therewith shall be paid in full by European Credit Parties.  At the time of the execution and delivery of the additional documents, European Credit Parties shall cause to be delivered to Agent such opinions of counsel, mortgage policies, title surveys, real estate appraisals, certificates of title, stock certificates and other related documents as may be reasonably requested by Agent to assure themselves that this Section 5.11 has been complied with.

5.12                           [Intentionally Omitted.]

5.13                           Post-Closing Covenant.

(a)                                  Within 60 days following the Closing Date, Borrowers shall deliver a schedule to Agent listing each material Patent registration and application therefor, Trademark registration and application therefor, Copyright registration and application therefor and License owned or licensed by any Credit Party, together with application or registration numbers to the extent available and determinable, as applicable.  Such schedule shall be certified by an officer of Innovations and shall contain a representation that the Person (to the extent such Person is Innovations or any of its Subsidiaries) identified as the owner or assignee of each material Patent, Trademark and Copyright set forth on such schedule owns each such Patent, Trademark or Copyright, as applicable.  Promptly following delivery of such schedule, the Credit Parties shall provide Agent with such information as is necessary to enable Agent to take action to obtain a fully perfected first priority security interest, in accordance with, and subject to limitations under, applicable law, in all of the intellectual property of the Credit Parties to the extent such intellectual property is registered in the United States, the United Kingdom or Switzerland (to the extent such perfected first priority security interest is not in effect on the date hereof or prior to delivery of such schedule).   In addition, following delivery of such schedule, the Credit Parties shall promptly take all actions as may be reasonably requested by Agent in order for Agent to perfect its security interest, in accordance with, and subject to limitations under, applicable law, in the Patents, Trademarks and Copyrights owned by the Credit Parties to the extent such intellectual property is registered in Canada, Japan, Germany, Italy or France.

(b)                                 On or before September 28, 2005, Innovations and Borrowers shall deliver to Agent and Lenders, (i) a restated audited consolidated balance sheet of Innovations at December 31, 2004 and the related statements of income and cash flows of Innovations for the Fiscal Year then ended, certified without qualification by BDO Seidman, LLP and (ii) a restated unaudited balance sheet at March 31, 2005 and the related statement of income and cash flows of

Innovations for the Fiscal Quarter then ended, each of which shall have been reviewed by BDO Seidman, LLP as provided in Statement on Auditing Standards No. 71 ((i) and (ii) are collectively referred to herein as the “Restated Financial Statements”).  The Restated Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculation used in determining the calculation of EBITDA for the Reporting Credit Parties on a consolidated basis for, to the extent delivered prior to August 15, 2005,  the 12 month period ended March 31, 2005 and, to the extent delivered on or after August15, 2005,  the 12 month period ended June 30, 2005, and (ii) the certification of the Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations (on behalf of Innovations and not in such Person’s individual capacity) that the Restated Financial Statements present fairly in accordance with GAAP (subject to normal year-end adjustments in the case of the March 31, 2005 Financial Statements) the financial position, results of operations and statement of cash flows of the Credit Parties on a consolidated and consolidating basis (in the case of consolidating Financial Statements, subject to intercompany eliminations and other consolidating adjustments), as at the end of each such period and for the period then ended.

(c)                                  Within 30 days following the Closing Date, Borrowers shall deliver to Agent fully executed copies of each of the Related Transaction Documents (to the extent not previously required to be delivered).

5.14                           IMC.  If at any time the fair market value or book value of IMC’s assets exceeds $65,000,000 Canadian Dollars, IMC shall promptly execute an amended and restated or additional Deed of Hypothec on the Universality of Movable Property increasing the sum secured by such Deed to an amount satisfactory to Agent.

5.15                           Covenants Relating to Foreign Subsidiaries.

(a)                                  Promptly upon Agent’s request, Borrowers shall take all actions necessary to cause Inverness Medical Australia Pty Ltd to join this Agreement as a European Credit Party and, in connection therewith, shall cause Inverness Medical Australia Pty Ltd to take such actions and execute and deliver such documents as Agent may reasonably request; provided, that, the Credit Parties shall not be liable for or required to reimburse Agent or any Lender for any stamp duty or other taxes that may be required to be paid by Agent or Lenders in connection with such request by Agent (unless such request is made in connection with (i) any request by the Credit Parties for consent to take any action with respect to Inverness Medical Australia Pty Ltd that would, without the prior consent of Agent and Requisite Lenders, result in a breach of Sections 6.2, 6.3, 6.14 or 11.19 hereof, or (ii) any action by any of the Credit Parties or any Excluded Subsidiary in violation of Sections 6.2, 6.3, 6.14 or 11.19) to the extent such stamp duty or other tax results solely from the guarantee by Inverness Medical Australia Pty Ltd of the Obligations in excess of the value of the assets of Inverness Medical Australia Pty Ltd at such time.

(b)                                 Inverness Medical Investments shall at all times own and control at least 50.1% of the economic and voting rights of Inverness Medical (Shanghai) Co., Ltd., have the right to appoint the majority of the directors to the board of directors of Inverness Medical (Shanghai) Co., Ltd. and possess, directly or indirectly, the power to direct the management of, policies of and requirements for capital contributions to Inverness Medical (Shanghai) Co., Ltd.

No capital calls or other request for contributions of any type which would cause the amount of all funds or assets contributed to the capital of, or loaned or otherwise made available to Inverness Medical (Shanghai) Co., Ltd. to exceed $4,000,000 in the aggregate since the formation of Inverness Medical (Shanghai) Co., Ltd. shall occur under that certain Joint Venture Contract dated as of November 5, 2004 between Inverness Medical Investments and Shanghai Biochip Co., Ltd., any organizational documents of Inverness Medical (Shanghai) Co., Ltd. or any contract, agreement or requirement of law.  Upon the request of Agent, Inverness Medical Investments shall promptly provide Agent with a copy of the financial statements it receives pursuant to Section 14.1.2 of that certain Joint Venture Contract dated as of November 5, 2004 between Inverness Medical Investments and Shanghai Biochip Co., Ltd.

5.16                           Further Assurances.  Each Credit Party executing this Agreement agrees that it shall and shall cause each other Credit Party to, at such Credit Party’s expense and upon request of Agent, duly execute and deliver, or cause to be duly executed and delivered, to Agent such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Agent to carry out more effectively the provisions and purposes of this Agreement or any other Loan Document.

5.17                           Restated Financial Statements.  (a) If the Restated Financial Statements are delivered to Agent and Lenders prior to August 15, 2005, the Reporting Credit Parties on a consolidated basis shall have EBITDA of not less than $28,000,000 for the 12 month period ended March 31, 2005, calculated based on such Restated Financial Statements.

(b)                                 If the Restated Financial Statements are delivered to Agent and Lenders on or after August 15, 2005, the Reporting Credit Parties on a consolidated basis shall have EBITDA of not less than $30,000,000 for the 12 month period ended June 30, 2005, calculated based on such Restated Financial Statements and the other Financial Statements for any applicable period after March 31, 2005 delivered hereunder in accordance with the terms hereof.

6.                                      NEGATIVE COVENANTS

Each Credit Party executing this Agreement jointly and severally agrees as to all Credit Parties that from and after the date hereof until the Termination Date:

6.1                                 Mergers, Subsidiaries, Etc.  No Credit Party shall directly or indirectly, by operation of law or otherwise, (a) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with or acquire, any Person, except that (i) any wholly-owned Subsidiary of US Borrower may merge with US Borrower so long as US Borrower is the survivor thereof, (ii) any wholly-owned Subsidiary of European Borrower may merge with European Borrower so long as European Borrower is the survivor thereof, (iii) any US Credit Party (other than Innovations and US Borrower) may merge with any other US Credit Party (other than Innovations and US Borrower), (iv) any European Credit Party (other than European Borrower) may merge with any other European Credit Party (other than European Borrower), and (v) Innovations, Swissco and Inverness Japan may consummate the Acquisition in accordance with the Acquisition Agreement or (b) except for the formation of any Subsidiary or any acquisition of all of the Stock of any Person (an “Acquisition Subsidiary”) solely for the purpose of consummating an acquisition which is reasonably expected to be a Permitted

Acquisition or for which the Credit Parties are seeking approval of the Requisite Lenders and provided that (A) prior to the consummation of such acquisition (I) such Acquisition Subsidiary shall constitute an Excluded US Subsidiary or Excluded European Subsidiary, as applicable (and, after consummation of such acquisition, shall constitute a US Credit Party or European Credit Party, as applicable), (II) such Acquisition Subsidiary shall hold no assets (other than the greater of $10,000 and any minimum capital required by law), (III) such Acquisition Subsidiary shall not conduct any business and (IV) no Credit Party shall transfer any funds or other assets to such Acquisition Subsidiary other than capital contributions permitted under the foregoing clause (II) and as necessary to consummate a Permitted Acquisition, and (B) such Acquisition Subsidiary shall be dissolved and the assets of such Acquisition Subsidiary shall be distributed to a Credit Party if (I) such Permitted Acquisition is not consummated within 120 days following the formation or acquisition of such Acquisition Subsidiary, or (II) the Credit Parties do not receive the consent of Requisite Lenders to such acquisition within 120 days following the formation or acquisition of such Acquisition Subsidiary, form any Subsidiary or acquire all or substantially all of the assets or Stock of any Person without the prior written consent of Requisite Lenders.  Notwithstanding the foregoing, any Credit Party may acquire all or substantially all of the assets or Stock of any Person (or in the case of an asset acquisition of substantially all of the assets of a business line or division of a Person) (the “Target”) (in each case, a “Permitted Acquisition”), subject to the satisfaction of each of the following conditions:

(i)                                     Agent shall receive at least ten (10) Business Days prior written notice of such proposed Permitted Acquisition, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition (Agent hereby agreeing to provide copies of such notice to the Lenders promptly following receipt thereof);

(ii)                                  such Permitted Acquisition shall only involve assets comprising a business, or those assets of a business, of the type engaged in by Borrowers as of the Closing Date, and which business would not subject Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to Borrowers prior to such Permitted Acquisition;

(iii)                               such Permitted Acquisition shall be consensual and shall have been approved by the Target’s board of directors or otherwise duly authorized by the Target;

(iv)                              no additional Indebtedness, Guaranteed Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of the Reporting Credit Parties and Target after giving effect to such Permitted Acquisition, except ordinary course trade payables, accrued expenses and Indebtedness of the Target to the extent no Default or Event of Default has occurred and is continuing or would result after giving effect to such Permitted Acquisition;

(v)                                 the consideration payable in connection with all Permitted Acquisitions, including all transaction costs, ordinary course trade payables, accrued expenses and Indebtedness incurred, assumed or otherwise to be reflected on a consolidated balance sheet of Reporting Credit Parties and Target after giving effect to such Permitted Acquisition shall consist solely of (A) common stock, par value $.001 per share of Innovations containing substantially the same rights and preferences as in effect on the date hereof and/or (B) cash not to exceed $20,000,000 in the aggregate for all Permitted Acquisitions in any Fiscal Year;

(vi)                              the Target shall have positive EBITDA for the trailing twelve-month period preceding the date of the Permitted Acquisition, as determined based upon the Target’s financial statements for its most recently completed fiscal year and its most recent interim financial period completed within 60 days prior to the date of consummation of such Permitted Acquisition; provided, that if the consideration payable in connection with such Permitted Acquisition consists solely of common stock, par value $.001 per share of Innovations containing substantially the same rights and preferences as in effect on the date hereof, this condition need not be satisfied;

(vii)                           the business and assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

(viii)                        subject to clause (ix) below, Agent will be granted a first priority perfected Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto (other than with respect to intellectual property that is not material in which case such Lien shall be perfected within 60 days following the closing of such Permitted Acquisition) or in the assets and Stock of the Target and any Acquisition Subsidiary (other than with respect to intellectual property that is not material in which case such Lien shall be perfected within 60 days following the closing of such Permitted Acquisition), and each Credit Party, any Acquisition Subsidiary and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith;

(ix)                                within 60 days following the closing of any Permitted Acquisition in which the Target or any Acquisition Subsidiary is an entity formed outside of the United States, Agent will be granted a first priority Lien (subject to Permitted Encumbrances) in all assets acquired pursuant thereto or in the assets and Stock of the Target and any Acquisition Subsidiary (provided, that, in the case of Stock held by a Domestic Subsidiary, Agent shall be granted a Lien in such Stock under, and subject to any applicable limitations set forth in, the US Pledge Agreement concurrently with the closing of such Permitted Acquisition), and each Credit Party, any Acquisition Subsidiary and the Target shall have executed such documents and taken such actions as may be required by Agent in connection therewith; provided, that, prior to the closing of such Permitted Acquisition, (A) the Borrowers shall have provided Agent with reasonably detailed written information as to the procedure required under applicable law for Agent to be granted a first priority Lien in all such assets along with confirmation reasonably acceptable to Agent from Borrowers’ local counsel from such jurisdiction that such procedure is correct; (B) Agent shall have consented in writing to the delay in providing such Lien; and (C) both before and immediately after giving effect to such Permitted Acquisition, the European Credit Parties shall have Accounts, Inventory, Real Property, plant, Equipment and available cash (not subject to any Lien other than Permitted Encumbrances (except for Permitted Encumbrances of the type described in clauses (j) and (k) of the definition thereof)) with a net book value of not less than $50,000,000;

(x)                                   notwithstanding the foregoing clause (ix), the Agent may, in its sole discretion, elect to waive such condition with respect to all or a portion of the assets of the

Target or any Acquisition Subsidiary to the extent that (A) the grant of such first priority perfected Lien, the execution of any such documents or the performance of any such actions is prohibited by the law of the jurisdiction of formation of the applicable Credit Party, any Acquisition Subsidiary or the Target, (B) the Agent determines that, taking into consideration the costs associated therewith in relation to the value or importance of such first priority perfected Lien, it is not in the best interest of both the Lenders and the Credit Parties to grant such Lien, or (3) the value of the assets or Stock with respect to any Permitted Acquisition which shall be the subject of any waiver under this Section 6.1(x) is, in the aggregate, less than $10,000,000 (or the Equivalent Amount thereof); provided, that Agent may, at any time and from time to time elect, in its sole discretion, to enforce the conditions that had been previously waived under this Section 6.1(x);

(xi)                                within 30 days following the closing of any Permitted Acquisition, or, if earlier, the date upon which any Credit Party files a current report on Form 8-K with the Securities and Exchange Commission under the Exchange Act which discloses such Permitted Acquisition and includes the financial information provided for below, Borrowers shall deliver to Agent, in form and substance reasonably satisfactory to Agent (Agent hereby agreeing to provide copies of such documents to the Lenders promptly following receipt thereof), (A) if such Permitted Acquisition constitutes a merger or consolidation with, or acquisition of all of the Stock of, any Person, (x) an audited (or, if not available, unaudited) balance sheet and income statement and, if available, cash flow statement of the Target for the most recently completed fiscal year of the Target, and (y) a balance sheet as of the end of the most recently completed fiscal quarter of the Target and an income statement and, if available, cash flow statement, in each case, for the elapsed portion of the fiscal year of the Target to date ending on the last day of the most recently completed fiscal quarter of the Target, in each case, which shall be complete and shall fairly present in all material respects the assets, liabilities, financial condition and results of operations of the Target in accordance with GAAP consistently applied, and (B) if such Permitted Acquisition constitutes the acquisition of all or substantially all of the assets of any Person and the financial statements described in clause (A) above are not available, a schedule setting forth the assets acquired and the book value thereof and, if available, an income statement reflecting the performance of such assets for the most recently ended Fiscal Year;

(xii)                             both before and immediately after giving effect to such Permitted Acquisition, the Credit Parties shall have aggregate US Revolving Borrowing Availability, European Revolving Borrowing Availability and available cash (not subject to any Lien other than Permitted Encumbrances (except for Permitted Encumbrances of the type described in clauses (j) and (k) of the definition thereof)) of at least $10 million (or the Equivalent Amount thereof);

(xiii)                          at or prior to the closing of any Permitted Acquisition, the Borrowers shall deliver to Agent a certificate of the Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations to the effect that: (A) each Credit Party (after taking into consideration all rights of contribution and indemnity such Credit Party has against Innovations and each other Subsidiary of Innovations) is Solvent immediately prior to and will be Solvent upon the consummation of the Permitted Acquisition; (B) each of the applicable conditions set forth in this Section 6.1 have been satisfied; (C) on a pro forma basis, no Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition and the Reporting Credit Parties would have been in compliance with the financial covenants set forth in Annex F for the four quarter period reflected in the Compliance Certificate most recently delivered to Agent pursuant to Annex E prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Loans funded in connection therewith as if made on the first day of such period); and (D) the Reporting Credit Parties have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Agent and Lenders;

(xiv)                         on or prior to the date of such Permitted Acquisition, Agent shall have received, in form and substance reasonably satisfactory to Agent, copies of the executed acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Agent; and

(xv)                            at the time of such Permitted Acquisition and after giving effect thereto, no Default or Event of Default has occurred and is continuing.

6.2                                 Investments; Loans and Advances.  Except as otherwise expressly permitted by this Section 6, no Credit Party shall make or permit to exist any investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise, except that:  (a) Borrowers may hold investments comprised of notes payable, or stock or other securities issued by Account Debtors to any Credit Party pursuant to negotiated agreements with respect to settlement of such Account Debtor’s Accounts in the ordinary course of business, so long as the aggregate amount of such Accounts so settled by Borrowers does not exceed $500,000 (or the Equivalent Amount thereof); (b) each Credit Party may maintain its existing investments and loans as of the Closing Date as set forth on Disclosure Schedule (6.2) hereof; (c) the Credit Parties may make investments and loans to Restricted Credit Parties, provided that the aggregate amount of such investments and loans permitted by this clause (c) shall not exceed $2,000,000 (or the Equivalent Amount thereof) at any time; (d) so long as Agent has not delivered an Activation Notice, the Credit Parties may make investments, subject to Control Letters in favor of Agent for the benefit of Lenders or otherwise subject to a perfected security interest in favor of Agent for the benefit of Lenders, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) commercial paper maturing no more than one year from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one year from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior unsecured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), (iv) time deposits maturing no more than 30 days from the date of creation thereof with A Rated Banks and (v) mutual funds that invest solely in one or more of the investments described in clauses (i) through (iv) above; (e) the Credit Parties may make loans to Inverness Japan in an amount necessary to consummate the Acquisition; (f) each Credit Party may make investments specifically permitted under Section 6.3(a)(viii); (g) the Credit Parties may make investments permitted under Section 6.1; (h) the

Credit Parties may make additional investments and loans not otherwise permitted by this Section 6.2 (other than loans or other investments in Restricted Credit Parties), provided that the aggregate amount of such investments and loans permitted by this clause (h) shall not exceed $2,000,000 (or the Equivalent Amount thereof) at any time; and (i) the Credit Parties may make investments in and/or loans to Inverness Medical (Shanghai) Co., Ltd. to the extent contemplated by Section 5.15(b); (j) any Credit Party may make capital contributions to any other Credit Party it holds an interest in and any Credit Party may make any other investment in any other Credit Parties to the extent permitted under Section 6.5(b).

6.3                                 Indebtedness.

(a)                                  No Credit Party shall create, incur, assume or permit to exist any Indebtedness, except (without duplication) (i) Indebtedness secured by purchase money security interests and Capital Leases permitted in Section 6.7(c), (ii) the Loans and the other Obligations, (iii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law, (iv)(A) existing Indebtedness described in Disclosure Schedule (6.3), and refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to any Credit Party, Agent or any Lender, as determined by Agent in good faith, than the terms of the Indebtedness being refinanced, amended or modified, and (B) Indebtedness secured solely by a Lien on the IVC Mortgaged Property in an outstanding principal amount not exceeding the lesser of (x) $6,000,000 and (y) the fair market value of the IVC Mortgaged Property at the time of the incurrence of such Indebtedness, as determined by a nationally recognized independent real property appraisal firm; (v) Indebtedness specifically permitted under Section 6.17; (vi) the Subordinated Debt evidenced by the Subordinated Notes and refinancings thereof or amendments thereto to the extent permitted hereunder or by the Intercreditor Agreement; (vii) the Subordinated Bonds; (viii) Indebtedness consisting of intercompany loans and advances made by a Credit Party to any other Credit Party; provided that:  (A) each Credit Party receiving such loan or advance shall, within 30 days of the date of such loan or advance, execute and deliver to the other Credit Parties making such loan or advance a demand note or such other documentation reasonably satisfactory to Agent, to evidence any such intercompany Indebtedness owing at any time by such Credit Party to such other Credit Parties which demand note or other documentation shall be in form and substance reasonably satisfactory to Agent and shall be pledged and delivered to Agent pursuant to the applicable Pledge Agreement or Collateral Document (i) as additional collateral security for the Obligations of all of the Credit Parties and the Eligible Swap Obligations of the US Credit Parties in the case of intercompany loans from a US Credit Party, and (ii) as additional collateral security for the Obligations of the European Credit Parties only in the case of intercompany loans from a European Credit Party; provided that if the execution and delivery of a note or other documentation evidencing such loan or advance is not required to provide Agent, on behalf of Lenders, with a first priority perfected security interest in such intercompany Indebtedness, such execution and delivery shall not be required; (B) each of the Credit Parties shall record all intercompany transactions on its books and records in a manner reasonably satisfactory to Agent; (C) the obligations of the Credit Parties with respect to such intercompany loans and advances shall be subordinated to the Obligations and the Eligible Swap Obligations pursuant to Section 11.18; (D) no Default or Event of Default would occur and be continuing after giving effect to any such proposed intercompany loan; and (E) the Restricted Credit Parties shall not be permitted to incur any Indebtedness to any Credit Party if such Credit Party is not permitted to advance such Indebtedness under Section 6.2(c), (ix) [Intentionally Omitted]; (x) [Intentionally Omitted]; (xi) [Intentionally Omitted]; (xii) Indebtedness under Interest Hedge Agreements and Foreign Exchange Agreements (including, without limitation, Lender Swap Contracts) entered into in the ordinary course of business; provided that such agreements (A) are designed solely to protect Credit Parties against fluctuations in foreign currency exchange rates or interest rates and (B) do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in foreign currency exchange rates or interest rates or by reason of fees, indemnities and compensation payable thereunder; and (xiii) Indebtedness incurred by any Credit Party not to exceed at any time $1,000,000 in the aggregate (or the Equivalent Amount thereof) for all Credit Parties.

(b)                                 No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness, other than (i) the Obligations; (ii) Indebtedness secured by a Permitted Encumbrance if the asset securing such Indebtedness has been sold or otherwise disposed of in accordance with Sections 6.8(b) or (c); (iii) Indebtedness permitted by Section 6.3(a)(i) so long as any Liens securing such Indebtedness are terminated simultaneously therewith; (iv) Indebtedness permitted by Section 6.3(a)(iv) upon any refinancing thereof in accordance with Section 6.3(a)(iv); (v) Indebtedness permitted by Section 6.3(a)(viii); (vi) payments of interest by Innovations on the Subordinated Notes to the extent permitted by the Intercreditor Agreement, and (vii) as otherwise permitted in Section 6.14.

6.4                                 Employee Loans and Affiliate Transactions.

(a)                                  Except as set forth on Disclosure Schedule (6.4) and except as otherwise expressly permitted in this Section 6, with respect to (i) Restricted Credit Parties (other than Orgenics Holding), no Credit Party shall enter into or be a party to any transaction with any Restricted Credit Parties, except in the ordinary course of business and consistent with past practices; and (ii)Affiliates, no Credit Party shall enter into or be a party to any transaction with any Affiliate of such Credit Party (other than any Affiliate which is a Credit Party (other than Orgenics Holdings)) except in the ordinary course of and pursuant to the reasonable requirements of such Credit Party’s business and upon fair and reasonable terms that are no less favorable to such Credit Party than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate of such Credit Party.  In addition, if any such transaction or series of related transactions with any Affiliate (other than a Credit Party) involves payments in excess of $500,000 (or the Equivalent Amount thereof) in the aggregate, the terms of these transactions must be disclosed in advance to Agent and Lenders.  All such transactions existing as of the date hereof are described in Disclosure Schedule (6.4(a)).

(b)                                 Except as set forth on Disclosure Schedule (6.4(b)), no Credit Party shall enter into any lending or borrowing transaction with any employees of any Credit Party, except loans to its respective employees in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of  $500,000 (or the Equivalent Amount thereof) in the aggregate at any one time outstanding.

6.5                                 Capital Structure and Business.  No Credit Party shall (a) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect, (b) make any change in its capital structure as described in Disclosure Schedule (3.8), including the issuance or sale of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock, except that (i) Innovations may issue or sell shares of its Stock (x) for cash so long as the proceeds thereof are applied in prepayment of the Obligations to the extent required by Section 1.3(b)(iv), and (y) in connection with consummation of a Permitted Acquisition, in each case, so long as no Change of Control occurs after giving effect thereto, (ii) any US Credit Party may issue or sell shares of its Stock to any other US Credit Party (except that US Borrower shall not issue or sell any of its Stock to any US Credit Party other than Innovations), (iii) any European Credit Party may issue or sell shares of its Stock to any US Credit Party, and (iv) any European Credit Party may issue or sell shares of its Stock to any other European Credit Party, provided that Borrower Representative shall have provided Agent prior written notice of such issuance or sale and, upon Agent’s request, the Borrowers shall have delivered to Agent an opinion of counsel acceptable to Agent which shall provide (A) that Agent’s Lien on the Stock so sold or issued shall, after giving effect to such sale or issuance, continue in full force and effect and shall continue to have the priority contemplated by this Credit Agreement and the other Loan Documents, (B) that such issuance or sale does not violate applicable law, and (C) such other opinions as Agent may reasonably request, all in form and substance satisfactory to Agent, or (c) amend its charter or bylaws in a manner that would adversely affect Agent, Lenders or any Eligible Swap Counterparty or such Credit Party’s duty or ability to repay the Obligations and the Eligible Swap Obligations.  No Credit Party shall engage in any business other than the businesses currently engaged in by it or businesses reasonably related thereto.

6.6                                 Guaranteed Indebtedness.  No Credit Party shall create, incur, assume or permit to exist any Guaranteed Indebtedness except (a) by endorsement of instruments or items of payment for deposit to the general account of any Credit Party, and (b) for Guaranteed Indebtedness incurred for the benefit of any other Credit Party if the primary obligation is expressly permitted by this Agreement.

6.7                                 Liens.  No Credit Party shall create, incur, assume or permit to exist any Lien on or with respect to its Accounts or any of its other properties or assets (whether now owned or hereafter acquired) except for (a) Permitted Encumbrances; (b) Liens (A) in existence on the date hereof and summarized on Disclosure Schedule (6.7) securing the Indebtedness described on Disclosure Schedule (6.3) and permitted refinancings, extensions and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property, and (B) on the IVC Mortgaged Property which secures Indebtedness permitted under clause (iv)(B) of Section 6.3; (c) Liens created after the date hereof by conditional sale or other title retention agreements (including Capital Leases) or in connection with purchase money Indebtedness with respect to Equipment and Fixtures acquired by any Credit Party in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money Indebtedness and Capital Lease Obligations of not more than $3,000,000 (or the Equivalent Amount thereof) outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within 20 days following such purchase and does not exceed 100% of the purchase price of the subject assets); and (d) other Liens securing Indebtedness permitted by Section 6.3(a)(xiii).  In addition, no Credit Party shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Agent, on behalf of itself and Lenders and any Eligible Swap Counterparty, as additional collateral for the Obligations and the Eligible Swap Obligations, except operating leases, Capital Leases or Licenses which prohibit Liens upon the assets that are subject thereto.

6.8                                 Sale of Stock and Assets.  No Credit Party shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, except as permitted under Section 6.3 or 6.5, including the Stock of any of its Subsidiaries (whether in a public or a private offering or otherwise) or any of its Accounts, other than (a) the sale of Inventory in the ordinary course of business, (b) the sale, transfer, conveyance or other disposition by a Credit Party of Equipment, Fixtures or Real Estate that are obsolete or no longer used or useful in such Credit Party’s business, other Equipment and Fixtures and other assets (including the Stock of any Subsidiary) having a value not exceeding $2,000,000 (or the Equivalent Amount thereof) in the aggregate in any Fiscal Year; (c) [Intentionally Omitted.] (d) the transfer by a US Credit Party of assets or the Stock of a Subsidiary of such US Credit Party to another US Credit Party; provided that Innovations shall not transfer the Stock of US Borrower to another US Credit Party; and (e) the transfer by a European Credit Party of assets or the Stock of a Subsidiary of such European Credit Party to another European Credit Party, provided that Borrower Representative shall have provided Agent prior written notice of such transfer and, upon Agent’s request, the Borrowers shall have delivered to Agent an opinion of counsel acceptable to Agent which shall provide (i) that Agent’s Lien on the Stock or assets so transferred shall, after giving effect to such transfer, continue in full force and effect and shall continue to have the priority contemplated by this Credit Agreement and the other Loan Documents, (ii) that such transfer does not violate applicable law and (iii) such other opinions as Agent may reasonably request, all in form and substance satisfactory to Agent.  With respect to any disposition of assets or other properties permitted pursuant to clauses (b) and (c) above, subject to Section 1.3(b), Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit the applicable Credit Party to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

6.9                                 ERISA.  No Credit Party shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA or cause or permit to occur an ERISA Event to the extent such ERISA Event could reasonably be expected to have a Material Adverse Effect. No Credit Party shall cause of permit an event that could result in the imposition of a Lien with respect to any Foreign Plan.  No Credit Party shall cause or permit the fair market value of the assets of any funded Foreign Plan, the liability of each insurer for such Foreign Plan funded through insurance or the book reserve established for such Foreign Plan, together with any accrued contributions, to become insufficient to satisfy all the accumulated benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with generally accepted accounting principles to the extent such underfunding could reasonably be expected to have a Material Adverse Effect.

6.10                           Financial Covenants.  No Credit Party shall breach or fail to comply with any of the Financial Covenants.

6.11                           Hazardous Materials.  No Credit Party shall cause or permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the Real Estate where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Real Estate or any of the Collateral, other than such violations or Environmental Liabilities that could not reasonably be expected to have a Material Adverse Effect.

6.12                           Sale-Leasebacks.  Except as set forth on Disclosure Schedule (6.12), no Credit Party shall engage in any sale-leaseback, Synthetic Lease or similar transaction involving any of its assets.

6.13                           Cancellation of Indebtedness.  No Credit Party shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s length basis and in the ordinary course of its business consistent with past practices.

6.14                           Restricted Payments.  No Credit Party shall make any Restricted Payment, except (a) intercompany loans and advances between Credit Parties to the extent permitted by Section 6.3, provided that any such intercompany loans and advances to Innovations shall be used solely for the purposes set forth in the proviso in Section 6.20, (b) dividends and distributions by any Subsidiary of a Credit Party to any Credit Party (other than Innovations) which holds an interest in such Subsidiary, (c) payments of principal and interest of intercompany loans issued in accordance with Section 6.3, (d) employee loans permitted under Section 6.4(b), (e) the Credit Parties may make cash distributions to Innovations to enable Innovations to pay, and Innovations may pay, debt service on the Subordinated Notes to the extent permitted by the Intercreditor Agreement, provided that, with respect to this clause (e), (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such Restricted Payment, and (ii) the timing of any such Restricted Payments shall be set at a date that permits the delivery of Financial Statements necessary to determine current compliance with the Financial Covenants prior to such payment, (f) the Credit Parties may make cash distributions to Innovations to enable Innovations to pay, and Innovations may pay, regularly scheduled interest payments on Indebtedness incurred pursuant to the Subordinated Bonds to the extent required by the Indenture; and (g) the Credit Parties may make cash distributions to Innovations to enable Innovations to prepay, and Innovations may prepay the outstanding obligations under the Subordinated Notes; provided, that, with respect to this clause (g), (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to such Restricted Payment, (ii) the 2005 Equity Raise shall have occurred; (iii) such payment shall be made within 270 days following the Closing Date; (iv) after giving effect to such payment, Borrowers shall be in pro forma compliance with the Financial Covenants most recently tested for which Financial Statements are available as if such payment had occurred on the first day of the relevant test period; and (v) after giving effect to such payment, US Borrower and European Borrower shall have aggregate US Revolving Borrowing Availability, European Revolving Borrowing Availability and available cash (not subject to any Lien other than

Permitted Encumbrances (except for Permitted Encumbrances of the type described in clauses (j) and (k) of the definition thereof)) of at least $30,000,000.

6.15                           Change of Corporate Name or Location; Change of Fiscal Year.  No Credit Party shall (a) change its name as it appears in official filings in the jurisdiction of its incorporation or other organization, (b) change its chief executive office, principal place of business, corporate offices or warehouses or locations at which Collateral is held or stored, or the location of its records concerning the Collateral, (c) change the type of entity that it is, (d) change its organization identification number, if any, issued by its jurisdiction of incorporation or other organization, or (e) change its jurisdiction of incorporation or organization, in each case without at least 15 days prior written notice to Agent and after Agent’s written acknowledgment that any reasonable action requested by Agent in connection therewith, including to continue the perfection of any Liens in favor of Agent, on behalf of Lenders, in any Collateral, including requiring delivery of reasonably satisfactory landlord agreements or bailee letters, has been completed or taken, and provided that any such new location for any Credit Party shall be in the same country in which such Collateral is held or stored as of the Closing Date.  Notwithstanding the foregoing, any Credit Party may change the warehouses or locations at which Collateral is held or stored without prior notice to Agent and Agent’s acknowledgement and without obtaining a landlord agreement or bailee letter, as applicable, if the value of the Collateral so transferred, together with all Collateral previously transferred and not disposed of in accordance with the terms of this Agreement and for which Agent has not received a reasonably satisfactory landlord waiver or bailee letter is less than $2,000,000 in the aggregate,.  No Credit Party shall change its Fiscal Year.

6.16                           No Impairment of Intercompany Transfers.  No Credit Party shall directly or indirectly enter into or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents, the Indebtedness incurred pursuant to the Subordinated Bonds and the Subordinated Notes and any agreement or indenture in connection therewith) that could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making or repayment of intercompany loans by a Subsidiary of Innovations to Innovations or to any Borrower or between Borrowers.

6.17                           No Speculative Transactions.  No Credit Party shall engage in any transaction involving commodity options, futures contracts or similar transactions, except solely to hedge against fluctuations in the prices of commodities owned or purchased by it and the values of foreign currencies receivable or payable by it and interest swaps, caps or collars.

6.18                           Leases.  No Credit Party shall enter into any operating lease for Equipment or Real Estate, if the aggregate of all such operating lease payments payable in any Fiscal Year for all Credit Parties on a consolidated basis would exceed $13,500,000 (or the Equivalent Amount thereof).

6.19                           Changes Relating to Subordinated Debt; Material Contracts.

(a)                                  No Credit Party shall change or amend the terms of any Subordinated Debt Documents unless otherwise expressly permitted under the Intercreditor Agreement or with the consent of the Agent and the Requisite Lenders.

(b)                                 No Credit Party shall change or amend the terms of any Material Contract.

6.20                           Business Activities.  From and after the consummation of the Related Transactions on the Closing Date, Innovations shall not engage in any business or have any assets or incur any Indebtedness or Guaranteed Indebtedness (other than the Obligations) other than (i) owning the Stock of its Subsidiaries owned by it as of the Closing Date or acquired following the Closing Date in accordance with Section 6.1, (ii) the entering into, and the performance of obligations under, this Agreement, the other Loan Documents to which it is a party and the Related Transaction Documents to which it is a party, (iii) the receipt of cash dividend or cash distribution from US Borrower in accordance with the terms hereof, (iv) activities associated with expenses and other amounts paid (including, but not limited to, prepayments of the obligations outstanding under the Subordinated Notes) with any distributions paid to Innovations which are permitted under Section 6.14, (v) Subordinated Debt as evidenced by the Subordinated Debt Documents, (vi) incurring Indebtedness to the extent permitted under Section 6.3(a)(viii), (vii) entering into any agreements in connection with a Permitted Acquisition and undertaking or assuming any obligations contemplated thereby (to the extent such entry, undertaking or assumption does not and could not cause Innovations to violate any other requirement of this Section 6.20), and (viii) the activities described on Disclosure Schedule (6.20); provided, however, Innovations may engage in activities incidental to (A) the maintenance of its corporate existence in compliance with applicable law, (B) legal, tax and accounting matters in connection with any of the foregoing activities and (C) the licensing of intellectual property rights by Innovations from Swissco.  Unipath BV shall not engage in any business or have any assets or incur any Indebtedness or Guaranteed Indebtedness and shall dissolve on or before September 30, 2005.  Inverness Medical Germany GmbH shall not engage in any business or have any assets or incur any Indebtedness or Guaranteed Indebtedness other than, without duplication (i) owning the Stock of its Subsidiaries owned by it as of the Closing Date or acquired following the Closing Date in accordance with Section 6.1, (ii) the entering into, and the performance of obligations (including the incurrence of Indebtedness or Guaranteed Indebtedness) under, this Agreement, the other Loan Documents to which it is a party and the Related Transaction Documents to which it is a party, (iii) incurring Indebtedness to the extent permitted under Section 6.3(a)(viii); provided, that, the proceeds of any such Indebtedness shall be promptly contributed or loaned to one or more of its Subsidiaries or distributed to one or more of its stockholders to the extent otherwise permitted pursuant to the terms hereof; and (iv) owning assets consisting of bank accounts and cash and financial assets therein in an amount not to exceed $250,000 (or the Equivalent Amount thereof) at any time and intercompany Indebtedness owing by its Subsidiaries.

6.21                           Collateral In China.  At no time shall the aggregate value of all assets, other than the value of Inverness Medical (Shanghai) Co., Ltd., owned by the Credit Parties or any of the Excluded Subsidiaries (other than Inverness Medical (Shanghai) Co. Ltd.) and located in China exceed $2,500,000.

7.                                      TERM

7.1                                 Termination.  The financing arrangements contemplated hereby shall be in effect until the Commitment Termination Date, and the Loans and all other Obligations shall be automatically due and payable in full on such date.

7.2                                 Survival of Obligations Upon Termination of Financing Arrangements.  Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of the Credit Parties or the rights of Agent and Lenders relating to any unpaid portion of the Loans or any other Obligations, due or not due, liquidated, contingent or unliquidated, or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date.  Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon the Credit Parties, and all rights of Agent and each Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, that the provisions of Section 11, the payment obligations under Sections 1.15 and 1.16, and the indemnities contained in the Loan Documents shall survive the Termination Date.

8.                                      EVENTS OF DEFAULT; RIGHTS AND REMEDIES

8.1                                 Events of Default.  The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)                                  Any Borrower (i) fails to make any payment of principal of, or interest on, the Loans or any of the other Obligations when due and payable, (ii) fails to make any payment of Fees owing in respect of the Loans or any of the other Obligations when due and payable and such failure continues for a period of 3 Business Days or more, or (iii) fails to pay or reimburse Agent or Lenders for any expense reimbursable hereunder or under any other Loan Document within 10 days following Agent’s demand for such reimbursement or payment of expenses.

(b)                                 Any Credit Party fails or neglects to perform, keep or observe any of the provisions of Sections 1.1(i), 1.4, 1.8, 5.1, 5.4(a), 5.9, 5.10, 5.13(b), 5.14, 5.15, 5.17 or 6, or any of the provisions set forth in Annexes C or F,  respectively.

(c)                                  Any Borrower fails or neglects to perform, keep or observe any of the provisions of Section 4 or any provisions set forth in Annexes E, respectively, and the same shall remain unremedied for 3 Business Days or more.

(d)                                 Any Credit Party fails or neglects to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for 30 days or more.

(e)                                  A default or breach occurs under any other agreement, document or instrument to which any Credit Party is a party that is not cured within any applicable grace period therefor, and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness or Guaranteed Indebtedness (other than the Obligations) of any Credit Party (other than any Immaterial Subsidiary) in excess of $1,000,000 (or the Equivalent Amount thereof) in the aggregate (including (x) undrawn committed or available amounts and (y) amounts owing to all creditors under any combined or syndicated credit arrangements), or (ii) causes, or permits any holder of such Indebtedness or Guaranteed Indebtedness or a trustee to cause, Indebtedness or Guaranteed Indebtedness or a portion thereof in excess of $1,000,000 (or the Equivalent Amount thereof) in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or cash collateral in respect thereof to be demanded, in each case, regardless of whether such default is waived, or such right is exercised, by such holder or trustee.

(f)                                    Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Agent or any Lender by (i) any Credit Party (other than an Immaterial Subsidiary) is untrue or incorrect in any material respect as of the date when made or deemed made or (ii) any Immaterial Subsidiary is untrue or incorrect in any material respect as of the date when made or deemed made and such breach could reasonably be expected to have a Material Adverse Effect.

(g)                                 Assets of any Credit Party with a fair market value of $1,000,000 (or the Equivalent Amount thereof) or more are attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Credit Party and such condition continues for 30 days or more.

(h)                                 A case or proceeding is commenced against any Credit Party (other than any Immaterial Subsidiary) seeking a decree or order in respect of such Credit Party (i) under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, examiner, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, or (iii) ordering the winding-up or liquidation or examinership of the affairs of such Credit Party, and such case or proceeding shall remain undismissed or unstayed for 60 days or more or a decree or order granting the relief sought in such case or proceeding shall be entered by a court of competent jurisdiction.

(i)                                     Any Credit Party (other than any Immaterial Subsidiary) (i) files a petition seeking relief under the Bankruptcy Code, or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consents to or fails to contest in a timely and appropriate manner the institution of proceedings thereunder or the filing of any such petition or the appointment of or taking possession by a custodian, receiver, liquidator, examiner, assignee, trustee or sequestrator (or similar official) for such Credit Party or for any substantial part of any such Credit Party’s assets, (iii) makes an assignment for the benefit of creditors, (iv) takes any action in furtherance of any of the foregoing; or (v) admits in writing its inability to, or is generally unable to, pay its debts as such debts become due.

(j)                                     A final judgment or judgments for the payment of money in excess of $500,000 (or the Equivalent Amount thereof) in the aggregate at any time are outstanding against one or more of the Credit Parties (other than any Immaterial Subsidiary) and the same are not, within 30 days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay.

(k)                                  Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Credit Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any Lien created under any Loan Document ceases to be a valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

(l)                                     Any Change of Control occurs or, for so long as any Subordinated Bonds remain outstanding, any “Change of Control” (as such term is defined in the Indenture).

(m)                               Any event occurs, whether or not insured or insurable, as a result of which revenue-producing activities cease or are substantially curtailed at any facility of Credit Parties generating more than 10% of Credit Parties’ consolidated revenues for the Fiscal Year preceding such event, and such cessation or curtailment continues for more than 20 days.

(n)                                 Any default or breach by any Credit Party occurs and is continuing under any Material Contract that could reasonably be expected to have a Material Adverse Effect or any Material Contract shall be terminated by the other party thereto for any reason (other than the expiration of such Material Contract in accordance with the terms thereof) and such termination could reasonably be expected to have a Material Adverse Effect.

(o)                                 Any “Default” or “Event of Default” under and as defined in the Subordinated Debt Documents occurs.

(p)                                 Any of the Excluded Subsidiaries, other than Inverness Medical (Shanghai) Co., Ltd., fails or neglects to perform, keep or observe any of the provisions set forth in Section 11.19.

8.2                                 Remedies.

(a)                                  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the US Requisite Revolving Lenders or the Requisite Lenders shall), without notice, suspend the US Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations thereunder, whereupon, subject to the provisions of Section 2.2, any additional Advances and additional Letter of Credit Obligations in respect of the US Revolving Loan facility shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the US Requisite Revolving Lenders or the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of the European Requisite Revolving Lenders or the Requisite Lenders shall), without notice, suspend the European Revolving Loan facility with respect to additional Advances and/or the incurrence of additional Letter of Credit Obligations thereunder, whereupon, subject to the provisions of Section 2.2, any additional Advances and additional Letter of Credit Obligations in respect of the European Revolving Loan facility shall be made or incurred in Agent’s sole discretion (or in the sole discretion of the European Requisite Revolving Lenders or the Requisite Lenders, if such suspension occurred at their direction) so long as such Default or Event of Default is continuing.  If any Default or Event of Default has occurred and is continuing, Agent may (and at the written request of Requisite Lenders shall), without notice except as otherwise expressly provided herein, increase the rate of interest applicable to the Loans and the Letter of Credit Fees to the Default Rate.

(b)                                 If any Event of Default has occurred and is continuing, Agent may (and at the written request of the Requisite Lenders shall), without notice: (i) terminate the US Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (ii) terminate the European Revolving Loan facility with respect to further Advances or the incurrence of further Letter of Credit Obligations; (iii) declare all or any portion of the Obligations, including all or any portion of any Loan to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers and each other Credit Party; or (iv) exercise any rights and remedies provided to Agent under the Loan Documents or at law or equity, including all remedies provided under the Code (or the foreign equivalent) and under the Irish Conveyancing and Law of Property Act 1881 as amended by the Irish Conveyancing Acts 1882 and 1911; provided, that upon the occurrence of an Event of Default specified in Sections 8.1(h) or (i), the US Revolving Loan facility and the European Revolving Loan facility shall be immediately terminated and all of the Obligations, including the aggregate US Revolving Loan and the European Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

8.3                                 Waivers by Credit Parties.  Except as otherwise provided for in this Agreement or by applicable law, each Credit Party waives:  (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Agent on which any Credit Party may in any way be liable, and hereby ratifies and confirms whatever Agent may do in this regard, (b) all rights to notice and a hearing prior to Agent’s taking possession or control of, or to Agent’s replevy, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Agent to exercise any of its remedies, and (c) the benefit of all valuation, appraisal, marshaling and exemption laws.

9.                                      ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF AGENT

9.1                                 Assignment and Participations.

Subject to the terms of this Section 9.1, any Lender may make an assignment of, or sell participations in, at any time or times, the Loan Documents, Loans, Letter of Credit Obligations

and any Commitment or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder.  Any assignment by a Lender shall:  (i) require the consent of Agent, which consent, shall not be unreasonably withheld, and the execution of an assignment agreement (an “Assignment Agreement”) substantially in the form attached hereto as Exhibit 9.1(a) and otherwise in form and substance reasonably satisfactory to, and acknowledged by, Agent; provided that such consent shall not be required with respect to an assignment to a Lender, an Affiliate of a Lender or to an investment fund that invests in commercial loans and that is managed or advised by a Lender, an Affiliate of a Lender, the same investment advisor that manages a Lender or by an Affiliate of such investment advisor; (ii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Loans to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iii) after giving effect to any such partial assignment of a Revolving Loan Commitment, the assignee Lender shall have a Revolving Loan Commitment in an amount at least equal to $2,500,000; provided that such amounts shall not be applicable to any assignment to a Lender, an Affiliate of a Lender or to an investment fund that invests in commercial loans and that is managed or advised by a Lender, an Affiliate of a Lender, the same investment advisor that manages a Lender or by an Affiliate of such investment advisor; (iv) after giving effect to any such partial assignment of a Term Loan Commitment, the assignee Lender shall have a Term Loan Commitment in an amount at least equal to $2,000,000; provided that such amounts shall not be applicable to any assignment to a Lender, an Affiliate of a Lender or to an investment fund that invests in commercial loans and that is managed or advised by a Lender, an Affiliate of a Lender, the same investment advisor that manages a Lender or by an Affiliate of such investment advisor; (v) include a payment to Agent of an assignment fee of $3,500; and (vi) so long as no Event of Default has occurred and is continuing, require the consent of Borrower Representative, which shall not be unreasonably withheld or delayed; provided that such consent shall not be required for an assignment to any Lender, an Affiliate of a Lender or to an investment fund that invests in commercial loans and that is managed or advised by a Lender, an Affiliate of a Lender, the same investment advisor that manages a Lender or by an Affiliate of such investment advisor.  In the case of an assignment by a Lender under this Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder.  In addition, any assignment by a European Lender of its Loans and Commitments shall only be made as an integrated part of (and any such assignment shall be deemed to be and constitute evidence of) an assignment on a proportionate basis of such Lender’s rights and interest under the Collateral Documents to which it is a party and in the Collateral created or granted thereunder.  The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof from and after the date of such assignment.  Each Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a “Lender”.  In all instances, each Lender’s liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender’s Pro Rata Share of the applicable Commitment.  In the event Agent or any Lender assigns or otherwise transfers all or any part of the Obligations, Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Agent or such Lender, execute new Notes in exchange for the Notes, if any, being assigned.  Notwithstanding the foregoing provisions of this Section 9.1(a), (i) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to a Federal Reserve Bank, provided, that no such pledge to a Federal Reserve Bank shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document, (ii) any Lender may at any time pledge the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to its lender, provided, however, that no such pledge shall permit any assignee lender to exercise any rights of the pledging Lender under this Agreement and the other Loan Documents other than its right to payment of the Obligations, and no such pledge shall release such Lender from such Lender’s obligations hereunder or under any other Loan Document and any pledge in violation of the foregoing shall be null and void, and (iii) any Lender that is an investment fund may assign the Obligations held by it and such Lender’s rights under this Agreement and the other Loan Documents to another investment fund managed by the same investment advisor.  The Lenders acknowledge and agree that in order for any assignee Lender or participant to have the benefit of (i) that certain Second Amended and Restated Guarantee between Swissco, as Guarantor, and GE Capital, as Security Agent, dated as of June 30, 2005, as amended, restated, supplemented or otherwise modified from time to time, and (ii) that certain Second Amended and Restated Security Assignment between Swissco, as Assignor, and GE Capital, as Security Agent, dated 30 June 2005, as amended, restated, supplemented or otherwise modified from time to time, the assigning Lender must take such actions as may be required under the laws of Switzerland to ensure that such assignee Lender or participant obtains the benefits of such Guarantee and Security Assignment.  The Lenders acknowledge and agree that in order for any assignee Lender or participant to have the benefit of the security granted with respect to certain bank accounts with Austrian banks under (i) the bank account pledge agreement by and among DMD, DIENSTLEISTUNGEN & VERTRIEB FÜR MEDIZIN UND DIAGNOSTIK GMBH, GE Capital as Administrative Agent and the Lenders and (ii) the bank account pledge agreement by and among VIVA DIAGNOSTIKA - DIAGNOSTISCHE PRODUKTE - GMBH, Agent and the Lenders, both as amended, supplemented or otherwise modified from time to time, the parties to such agreements must take such actions as may be required under Austrian law to ensure that an assignee Lender or participant obtains the benefits of such security, in particular by complying with the assignment provisions as stipulated in such agreements.  In connection with any such assignment or participation, Agent shall use reasonable efforts to make available to any such assigning Lender its local counsel in those foreign jurisdictions in which any such actions may be required in connection with such assignment or participation.

(a)                                  Any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder except actions directly affecting (i) any reduction in the principal amount of, or interest rate or Fees payable with respect to, any Loan in which such holder participates, (ii) any extension of the scheduled amortization of the principal amount of any Loan in which such holder participates or the final maturity date thereof, and (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement, the Collateral Documents or the other Loan Documents).  Solely for purposes of Sections 1.13, 1.15, 1.16 and 9.8, each Borrower acknowledges and agrees that a participation shall give rise to a direct obligation of Borrowers to the participant and the participant shall be considered to be a “Lender”.  Except as set forth in the preceding sentence no Borrower or Credit Party shall have any obligation or duty to any participant.  Neither Agent nor any Lender (other than the Lender selling a participation) shall have any duty to any participant and may continue to deal solely with the Lender selling a participation as if no such sale had occurred.

(b)                                 Except as expressly provided in this Section 9.1, no Lender shall, as between Borrowers and that Lender, or Agent and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

(c)                                  Each Credit Party executing this Agreement shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be reasonably requested and, if so requested by Agent, the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants.  Each Credit Party executing this Agreement shall certify the correctness, completeness and accuracy of all descriptions of the Credit Parties and their respective affairs contained in any selling materials provided by them and all other information provided by them and included in such materials, except that any Projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in compliance with the representations contained in Section 3.4(c).

(d)                                 Any Lender may furnish any information concerning Credit Parties in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall obtain from assignees or participants confidentiality covenants substantially equivalent to those contained in Section 11.8.

(e)                                  So long as no Event of Default has occurred and is continuing, no Lender shall assign or sell participations in any portion of its Loans or Commitments to a potential Lender or participant, if, as of the date of the proposed assignment or sale, the assignee Lender or participant would be subject to capital adequacy or similar requirements under Section 1.16(a), increased costs under Section 1.16(b), an inability to fund LIBOR Loans under Section 1.16(c), or withholding taxes in accordance with Section 1.15(a).

(f)                                    Agent agrees to record each Term Loan and each Advance on the Register referred to in Section 9.1(h).  Each Term Loan and each Advance recorded on the Register (the “Registered Loan”) may not be evidenced by promissory notes other than Registered Notes (as defined below).  Upon the registration of each Term Loan or each Advance, each Borrower agrees, at the request of any Lender, to execute and deliver to such Lender a promissory note, in conformity with the terms of this Agreement, in registered form to evidence such Registered Loan, in form and substance reasonably satisfactory to such Lender, and registered as provided in Section 9.1(h) (a “Registered Note”), payable to the order of such Lender and otherwise duly completed, provided that any Registered Note issued to evidence Advances shall be issued in the principal amount of the applicable Lender’s US Revolving Loan Commitment or European Revolving Loan Commitment, as applicable.  Once recorded on the Register, each Term Loan and each Advance may not be removed from the Register so long as it or they remain outstanding, and a Registered Note may not be exchanged for a promissory note that is not a Registered Note.

(g)                                 Agent shall maintain, on behalf of Borrower, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of each Term Loan and each Advance, as the case may be, held by such Lender.  A Registered Loan (and the Registered Note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each Registered Note shall expressly so provide).  Any assignment or sale of all or part of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register (other than with respect to an assignment or delegation to an Affiliate of Lender), together with the surrender of the Registered Note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such Registered Note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new Registered Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s).  Prior to the registration of assignment or sale of any Registered Loan (and the Registered Note, if any evidencing the same), Borrowers shall treat the Person in whose name such Loan (and the Registered Note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.  In the case of an assignment or delegation to an Affiliate of Lender, the assigning Lender shall maintain a comparable Register, on behalf of Borrower Representative.

(i)                                     In the event that a Lender sells participations in the Registered Loan, such Lender shall maintain a register on which it enters the name of all participants in the Registered Loans held by it (the “Participant Register”).  A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each Registered Note shall expressly so provide).  Any participation of such Registered Loan (and the Registered Note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

9.2                                 Appointment of Agent.  GE Capital is hereby appointed to act on behalf of all Lenders as Agent under this Agreement and the other Loan Documents.  The provisions of this Section 9.2 are solely for the benefit of Agent and Lenders and no Credit Party nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof.  In performing its functions and duties under this Agreement and the other Loan Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Credit Party or any other Person (other than Lenders).  Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents.  The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship or other relationship in respect of any Lender except as expressly set forth herein.  Except as expressly set forth in this Agreement and the other Loan Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to any Credit Party or any of their respective Subsidiaries or any Account Debtor that is communicated to or obtained by GE Capital or any of its Affiliates in any capacity.  Neither Agent nor any of its Affiliates nor any of their respective officers, directors, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct.

Each Lender hereby authorizes and empowers Agent with the right of delegation and substitution and under relief from any restrictions (including but not limited to restrictions of Section 181 German Civil Code) to execute on its sole signature on behalf of such Lender any and all agreements, sub-powers-of-attorney to third persons or other instruments and take such actions, make all statements and accept all declarations deemed necessary or useful in order to effect any Collateral on behalf of such Lender.

If Agent shall request instructions from Requisite Lenders, US Requisite Revolving Lenders, European Requisite Revolving Lenders, Requisite Term Lenders, Majority Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders, US Requisite Revolving Lenders, European Requisite Revolving Lenders, Requisite Term Lenders, Majority Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any Person by reason of so refraining.  Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Agent, be contrary to law or the terms of this Agreement or any other Loan Document, (b) if such action would, in the opinion of Agent, expose Agent to Environmental Liabilities or (c) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders, US Requisite Revolving Lenders, European Requisite Revolving Lenders, Requisite Term Lenders, Majority Lenders or all affected Lenders, as applicable.

9.3                                 Agent’s Reliance, Etc.  Neither Agent nor any of its Affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for damages caused by its or their own gross negligence or willful misconduct.  Without limiting the generality of the foregoing, Agent:  (a)  may treat the payee of any Note as the holder thereof until Agent receives written notice of the assignment or transfer thereof signed by such payee and in form reasonably satisfactory to Agent; (b) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Credit Party or to inspect the Collateral (including the books and records) of any Credit Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (f) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

9.4                                 GE Capital and Affiliates.  With respect to its Commitments hereunder, GE Capital shall have the same rights and powers under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GE Capital in its individual capacity.  GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, any Credit Party, any of their Affiliates and any Person who may do business with or own securities of any Credit Party or any such Affiliate, all as if GE Capital were not Agent and without any duty to account therefor to Lenders.  GE Capital and its Affiliates may accept fees and other consideration from any Credit Party for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as a Lender holding disproportionate interests in the Loans and GE Capital as Agent.

9.5                                 Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the Financial Statements referred to in Section 3.4(a) and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Credit Parties and its own decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.  Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Loans, and expressly consents to, and waives any claim based upon, such conflict of interest.

9.6                                 Indemnification.  Lenders agree to indemnify Agent (to the extent not reimbursed by Credit Parties and without limiting the obligations of Credit Parties hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by Agent in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Agent’s gross negligence or willful misconduct.  Without limiting the foregoing, each Lender agrees to reimburse Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable counsel fees) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Agent is not reimbursed for such expenses by Credit Parties.

9.7                                 Successor Agent.  Agent may resign at any time by giving not less than 30 days’ prior written notice thereof to Lenders and Borrower Representative.  Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent.  If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000.  If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, such resignation shall become effective and the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above.  Any successor Agent appointed by Requisite Lenders hereunder shall be subject to the approval of Borrower Representative, such approval not to be unreasonably withheld or delayed; provided that such approval shall not be required if a Default or an Event of Default has occurred and is continuing.  Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent.  Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue.  After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Loan Documents.

9.8                                 Setoff and Sharing of Payments.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.9(f), each Lender is hereby authorized at any time or from time to time, without notice to any Credit Party or to any other Person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower or Guarantor (regardless of whether such balances are then due to such Borrower or Guarantor) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of any Borrower or Guarantor against and on account of any of the Obligations that are not paid when due.  Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares (other than offset rights exercised by any Lender with respect to Sections 1.13, 1.15 or 1.16).  Each Lender’s obligation under this Section 9.8 shall be in addition to and not in limitation of its obligations to purchase a participation in an amount equal to its Pro Rata Share of the US Swing Line Loan and European Swing Line Loan under Section 1.1.  Each Credit Party executing this Agreement agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Loans made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Loans and the other Obligations in the amount of such participation.  Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest.

9.9                                 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a)                                  Advances; Payments.

(i)                                     Revolving Lenders shall refund or participate in (A) the US Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(e) and (B) the European Swing Line Loan in accordance with clauses (iii) and (iv) of Section 1.1(f), as applicable.  If the Swing Line Lender declines to make a US Swing Line Loan or a European Swing Line Loan or if US Swing Line Availability or European Swing Line Availability (as the case may be) is zero, Agent shall notify US Revolving Lenders or European Revolving Lenders, as applicable, promptly after receipt of a Notice of US Revolving Credit Advance or Notice of European Revolving Credit Advance (as the case may be) and in any event prior to 1:00 p.m. (New York time) on the date such notice is received, by telecopy, telephone or other similar form of transmission.  Each US Revolving Lender or European Revolving Lender, as applicable, shall make the amount of such Lender’s Pro Rata Share of such Revolving Credit Advance available to Agent in same day funds by wire transfer to Agent’s account as set forth in Annex G not later than 3:00 p.m. (New York time) on the requested funding date, in the case of an Index Rate Loan, and not later than 11:00 a.m. (New York time) on the requested funding date, in the case of a LIBOR Loan.  After receipt of such wire transfers (or, in the Agent’s sole discretion, before receipt of such wire transfers), subject to the terms hereof, Agent shall make the requested Revolving Credit Advance to the Borrower designated by Borrower Representative in the Notice of US Revolving Credit Advance or the Notice of European Revolving Credit Advance, as the case may be.  All payments by each Revolving Lender shall be made without setoff, counterclaim or deduction of any kind.

(ii)                                  On the 2nd Business Day of each calendar week or more frequently at Agent’s election (each, a “Settlement Date”), Agent shall advise each Lender by telephone, or telecopy of the amount of such Lender’s Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders with respect to each applicable Loan.  Provided that each Lender has funded all payments or Advances required to be made by it and has purchased all participations required to be purchased by it under this Agreement and the other Loan Documents as of such Settlement Date, Agent shall pay to each Lender such Lender’s Pro Rata Share of principal, interest and Fees paid by Borrowers since the previous Settlement Date for the benefit of such Lender on the Loans held by it.  To the extent that any Lender (a “Non-Funding Lender”) has failed to fund all such payments and Advances or failed to fund the purchase of all such participations, Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrowers.  Such payments shall be made by wire transfer to such Lender’s account (as specified by such Lender to Agent) not later than 1:00 p.m. (Chicago time) 2:00 p.m. (New York time) on the next Business Day following each Settlement Date.

(b)                                 Availability of Lender’s Pro Rata Share.  Agent may assume that each Revolving Lender will make its Pro Rata Share of each Revolving Credit Advance available to Agent on each funding date.  If such Pro Rata Share is not, in fact, paid to Agent by such Revolving Lender when due, Agent will be entitled to recover such amount on demand from such Revolving Lender without setoff, counterclaim or deduction of any kind.  If any Revolving Lender fails to pay the amount of its Pro Rata Share forthwith upon Agent’s demand, Agent shall promptly notify Borrower Representative and Borrowers shall immediately repay such amount to Agent.  Nothing in this Section 9.9(b) or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Agent to advance funds on behalf of any Revolving Lender or to relieve any Revolving Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Borrowers may have against any Revolving Lender as a result of any default by such Revolving Lender hereunder.  To the extent that Agent advances funds to any Borrower on behalf of any Revolving Lender and is not reimbursed therefor on the same Business Day as such Advance is made, Agent shall be entitled to retain for its account all interest accrued on such Advance until reimbursed by the applicable Revolving Lender.

(c)                                  Return of Payments.

(i)                                     If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from Borrowers and such related payment is not received by Agent, then Agent will be entitled to recover such amount from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)                                  If Agent determines at any time that any amount received by Agent under this Agreement must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Agent will not be required to distribute any portion thereof to any Lender.  In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to any Borrower or such other Person, without setoff, counterclaim or deduction of any kind.

(d)                                 Non-Funding Lenders.  The failure of any Non-Funding Lender to make any Revolving Credit Advance or any payment required by it hereunder or to purchase any participation in any US Swing Line Loan or European Swing Line Loan to be made or purchased by it on the date specified therefor shall not relieve any other Lender (each such other Revolving Lender, an “Other Lender”) of its obligations to make such Advance or purchase such participation on such date, but neither any Other Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make an Advance, purchase a participation or make any other payment required hereunder.  Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any

Loan Document or constitute a “Lender” or a “Revolving Lender” (or be included in the calculation of “Requisite Lenders”, “US Requisite Revolving Lenders”, “European Requisite Revolving Lenders”, “Majority Lenders” or “Requisite Term Lenders” hereunder) for any voting or consent rights under or with respect to any Loan Document.  At Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such Person, all of the Commitments of that Non-Funding Lender for an amount equal to the principal balance of all Loans held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement.

(e)                                  Dissemination of Information.  Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to, any Credit Party, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided, that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct.  Lenders acknowledge that Borrowers are required to provide Financial Statements to Lenders in accordance with Annex E hereto and agree that Agent shall have no duty to provide the same to Lenders.

(f)                                    Actions in Concert.  Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent or Requisite Lenders.

9.10                           Agent as Joint Creditor.

(a)                                  (a) Each of the Credit Parties and each of the Lenders agree that Agent shall be the joint creditor (together with the relevant Lender) of each and every Obligation of any Credit Party towards each and any of the Lenders under the Loan Documents, and that accordingly Agent shall have its own independent right to demand performance by such Credit Party of those Obligations when due.  Any discharge of any Obligation to Agent shall, to the same extent, discharge the corresponding obligation owing to the Lenders.

(b)                                 Without limiting the generality of sub-paragraph (a) above,                      for the purpose of creating a solidarité active in accordance with Article 1541 of the Civil Code of Quebec, between each Lender, taken individually, on the one hand, and the Agent, on the other hand, each Credit Party and each such Lender acknowledge and agree with the Agent that such Lender and the Agent are hereby conferred the legal status of solidary creditors of each Credit Party in respect of all Obligations, present and future, owed by each Credit Party to each such Lender and the Agent (collectively, the “Solidary Claim”).  Accordingly, but subject (for the avoidance of doubt) to Article 1542 of the Civil Code of Quebec, each Credit Party is irrevocably bound towards the Agent and each Lender with respect to the amount of the entire Solidary Claim owed by it.  As a result of the foregoing, the parties hereto acknowledge that the Agent and each Lender shall at all times have a valid and effective right of action for the entire Solidary Claim of the Agent and such Lender and the right to give full acquittance for it.  Accordingly, without limiting the generality of the foregoing, the Agent, as solidary creditor with each Lender, shall at all times have a valid and effective right of action in respect of all Obligations, present and future, owed by each Credit Party to the Agent and to the Lender or any of them and the right to give a full acquittance for same.  The parties further agree and acknowledge that the Agent’s Liens on the Collateral shall be granted to the Agent, for its own benefit and for the benefit of the Lenders.

(c)                                  Without limiting or affecting Agent’s rights against any Credit Party (whether under this paragraph or under any other provision of the Loan Documents), Agent agrees with each Lender, severally but not jointly, that it shall exercise its rights as a joint creditor with respect to the security interest granted under the Loan Documents in accordance with the Credit Agreement and such Loan Documents.  However, nothing in the previous sentence shall limit to any extent Agent’s rights in whatever capacity to take any action to protect or preserve any rights under any Loan Document or to enforce any security interest created thereby as contemplated by the Credit Agreement and the Loan Documents (or to do any act reasonably incidental to the foregoing).

(d)                                 This Section 9.10 applies unless Agent specifies that it shall not apply in relation to a specific Credit Party or all Credit Parties incorporated in a particular jurisdiction.

9.11                           Compliance with Foreign Law.  Each Lender hereby authorizes Agent on behalf of itself and Lenders to take a Lien upon all of IMC’s right, title and interest in, to and under all personal (movable) property and assets, whether now owned or hereafter acquired under the laws of the Province of Quebec, Canada.

9.12                           Eligible Swap Counterparties.  It is understood and agreed that the rights and benefits of any Eligible Swap Counterparty under the Loan Documents consist exclusively of such Eligible Swap Counterparty’s right to share in payments and collections out of the Collateral as more fully set forth (and subject to the limitations set forth) herein and therein and to receive payments, if any, in accordance with Section 1.3(c).

10.                               SUCCESSORS AND ASSIGNS

10.1                           Successors and Assigns.  This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Credit Party, Agent, Lenders and their respective successors and assigns (including, in the case of any Credit Party, a debtor-in-possession on behalf of such Credit Party), except as otherwise provided herein or therein.  No Credit Party may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Agent and Lenders.  Any such purported assignment, transfer, hypothecation or other conveyance by any Credit Party without the prior express written consent of Agent and Lenders shall be void.  The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Credit Party, Agent and Lenders with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.  For the purpose of Article 1278 and following of the French Civil Code, the Credit Parties agree that upon any novation, whether due to a transfer or otherwise under this Agreement, any and all security and guarantees created by the Loan Documents are hereby and shall be expressly preserved for the benefit of any assignee Lender and the other Lenders; provided, however, no assignments, transfers, hypothecations or other conveyances under this Section 10.1 are intended to act as a novation of any of the rights, benefits, duties or obligations of the respective parties hereto, hereunder or under any of the other Loan Documents.

11.                               MISCELLANEOUS

11.1                           Complete Agreement; Modification of Agreement.  The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2.  Any letter of interest, commitment letter or confidentiality agreement, if any, between any Credit Party and Agent or any Lender or any of their respective Affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

11.2                           Amendments and Waivers.

(a)                                  Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent and Borrowers, and by Requisite Lenders, US Requisite Revolving Lenders, European Requisite Revolving Lenders, Requisite Term Lenders or all affected Lenders, as applicable.  Except as set forth in clauses (b) and (c) below and as otherwise expressly provided in this Agreement, all such amendments, modifications, terminations or waivers shall require the written consent of Requisite Lenders.

(b)                                 No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan or the incurrence of any Letter of Credit Obligations shall be effective unless the same shall be in writing and signed by Agent, Requisite Lenders, US Requisite Revolving Lenders (with respect to the making of any US Revolving Credit Advance, converting or continuing any US Revolving Loan as a LIBOR Loan or incurring any Letter of Credit Obligation on behalf of US Borrower), European Requisite Revolving Lenders (with respect to the making of any European Revolving Credit Advance, converting or continuing any European Revolving Loan as a LIBOR Loan or incurring any Letter of Credit Obligation on behalf of European Borrower), Requisite Term Lenders (with respect to the making of any Term Loan or the continuation or conversion of a Term Loan as a LIBOR Loan) and Borrowers.  Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loans or the incurrence of Letter of Credit Obligations set forth in Section 2.2 unless the same shall be in writing and signed by Agent,

Requisite Lenders, US Requisite Revolving Lenders, European Requisite Revolving Lenders or Requisite Term Lenders, as applicable, and Borrowers.

(c)                                  No amendment, modification, termination or waiver shall, unless in writing and signed by Agent, Requisite Lenders and each Lender directly affected thereby:  (i) increase the principal amount of any Lender’s Commitment (which action shall be deemed only to affect those Lenders whose Commitments are increased and may be approved by Requisite Lenders, including those Lenders whose Commitments are increased); (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Loan or Letter of Credit Obligations of any affected Lender; (iii) extend any scheduled payment date (other than payment dates of mandatory prepayments under Section 1.3(b)(ii)-(vii) or final maturity date of the principal amount of any Loan of any affected Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to any affected Lender; (v) release any Guaranty or, except as otherwise permitted herein or in the other Loan Documents, release, or permit any Credit Party to sell or otherwise dispose of, any Collateral with a value exceeding $5,000,000 (or the Equivalent Amount thereof) in the aggregate (which action shall be deemed to directly affect all Lenders); (vi) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that shall be required for Lenders or any of them to take any action hereunder (which shall be deemed to affect all Lenders); and (vii) amend or waive this Section 11.2 or the definitions of the term “Requisite Lenders”, “US Requisite Revolving Lenders”, “European Requisite Revolving Lenders” or “Requisite Term Lenders” insofar as such definitions affect the substance of this Section 11.2 (which shall be deemed to affect all Lenders).  Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Agent or L/C Issuer under this Agreement or any other Loan Document shall be effective unless in writing and signed by Agent or L/C Issuer, as the case may be, in addition to Lenders required hereinabove to take such action.  Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given.  No amendment, modification, termination or waiver shall be required for Agent to take additional Collateral pursuant to any Loan Document.  No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note.  No notice to or demand on any Credit Party in any case shall entitle such Credit Party or any other Credit Party to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each Lender and each holder of the Notes at the time outstanding and each future holder of the Notes.

(d)                                 If, in connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”):

(i)                                     requiring the consent of all affected Lenders, the consent of Requisite Lenders is obtained, but the consent of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this clause (i) and in clauses (ii), (iii), (iv) and (v) below being referred to as a “Non-Consenting Lender”),

(ii)                                  requiring the consent of US Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate US Revolving Loan Commitments is obtained, but the consent of US Requisite Revolving Lenders is not obtained,

(iii)                               requiring the consent of European Requisite Revolving Lenders, the consent of Revolving Lenders holding 51% or more of the aggregate European Revolving Loan Commitments is obtained, but the consent of European Requisite Revolving Lenders is not obtained,

(iv)                              requiring the consent of Requisite Lenders, the consent of Lenders holding 51% or more of the aggregate Commitments is obtained, but the consent of Requisite Lenders is not obtained, or

(v)                                 requiring the consent of Requisite Term Lenders, the consent of Term Lenders holding 51% or more of the outstanding principal amount of the Term Loan is obtained, but the consent of Requisite Term Lenders is not obtained, or then, at Borrower Representative’s request, Agent or a Person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon Agent’s request, sell and assign to Agent or such Person, all of the Commitments of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and Fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement; provided that if Agent is a Non-Consenting Lender, Requisite Lenders shall appoint a new Agent simultaneously with such assignment.

(e)                                  Upon payment in full in cash and performance of all of the Obligations (other than indemnification Obligations), termination of the Commitments and a release of all claims against Agent and Lenders, and so long as no suits, actions, proceedings or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.3                           Fees and Expenses.  Borrowers shall reimburse Agent for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including consultants, auditors, environmental and management consultants and appraisers), incurred in connection with the negotiation and preparation of the Loan Documents.  Borrowers shall reimburse Agent, and with respect to clauses (c) and (d) below, Lenders, for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including consultants, auditors, environmental and management consultants and appraisers, incurred in connection with:

(a)                                  the forwarding to Borrowers or any other Person on behalf of Borrowers by Agent of the proceeds of any Loan (including a wire transfer fee);

(b)                                 any amendment, modification or waiver of, consent with respect to, or termination of, any of the Loan Documents or Related Transactions Documents or advice in connection with the syndication and administration of the Loans made pursuant hereto or its rights hereunder or thereunder;

(c)                                  any litigation, contest, dispute, suit, proceeding or action (whether instituted by Agent, any Lender, any Borrower or any other Person and whether as a party, witness or otherwise) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection herewith or therewith, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Agent by virtue of the Loan Documents; including any such litigation, contest, dispute, suit, proceeding or action arising in connection with any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one (1) counsel for all such Lenders; provided, further, that no Person shall be entitled to reimbursement under this clause (c) in respect of any litigation, contest, dispute, suit, proceeding or action to the extent any of the foregoing results from such Person’s gross negligence or willful misconduct;

(d)                                 any attempt to enforce any remedies of Agent against any or all of the Credit Parties or any other Person that may be obligated to Agent or any Lender by virtue of any of the Loan Documents, including any such attempt to enforce any such remedies in the course of any work-out or restructuring of the Loans during the pendency of one or more Events of Default; provided, that in the case of reimbursement of counsel for Lenders other than Agent, such reimbursement shall be limited to one (1) counsel for all such Lenders;

(e)                                  any workout or restructuring of the Loans during the pendency of one or more Events of Default; and

(f)                                    efforts to (i) monitor the Loans or any of the other Obligations, (ii) evaluate, observe or assess any of the Credit Parties or their respective affairs, and (iii) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, as to each of clauses (a) through (f) above, all reasonable attorneys’ and other professional and service providers’ fees arising from such services and other advice, assistance or other representation, including those in connection with any appellate proceedings, and all expenses, costs, charges and other fees incurred by such counsel and others in connection with or relating to any of the events or actions described in this Section 11.3, all of which shall be payable, on demand, by Borrowers to Agent.  Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: reasonable fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram or telecopy charges; reasonable secretarial overtime charges; and reasonable expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

11.4                           No Waiver.  Agent’s or any Lender’s failure, at any time or times, to require strict performance by the Credit Parties of any provision of this Agreement or any other Loan Document shall not waive, affect or diminish any right of Agent or such Lender thereafter to demand strict compliance and performance herewith or therewith.  Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type.  Subject to the provisions of Section 11.2, none of the undertakings, agreements, warranties, covenants and representations of any Credit Party contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Credit Party shall be deemed to have been suspended or waived by Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Agent and the applicable Requisite Lenders, and directed to Borrowers specifying such suspension or waiver.

11.5                           Remedies.  Agent’s and Lenders’ rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise.  Recourse to the Collateral shall not be required.

11.6                           Severability.  Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement or any other Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement or such other Loan Document.

11.7                           Conflict of Terms.  Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement conflicts with any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.8                           Confidentiality.  Agent and each Lender agree to use commercially reasonable efforts (equivalent to the efforts Agent or such Lender applies to maintaining the confidentiality of its own confidential information) to maintain as confidential all confidential information provided to them by the Credit Parties until the date which is the later to occur of (a) the date which is 3 years following receipt thereof or (b) the date which is 2 years following the Termination Date, except that Agent and any Lender may disclose such information (a) to Persons employed or engaged by Agent or such Lender with respect to this credit; (b) to any bona fide assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.8 (and any such bona fide assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Agent or such Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, on the advice of Agent’s or such Lender’s counsel, is required by law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any Litigation to which Agent or such Lender is a party; or (f) that ceases to be confidential through no fault of Agent or any Lender.

11.9                           GOVERNING LAW.  EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING

ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THE LOAN DOCUMENTS AND THE OBLIGATIONS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THAT STATE AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.  EACH CREDIT PARTY HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK COUNTY, CITY OF NEW YORK, NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE CREDIT PARTIES, AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT AGENT, LENDERS AND THE CREDIT PARTIES ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF NEW YORK COUNTY; PROVIDED FURTHER,  THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF AGENT.  EACH CREDIT PARTY EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH CREDIT PARTY HEREBY WAIVES ANY OBJECTION THAT SUCH CREDIT PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT.  EACH CREDIT PARTY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH CREDIT PARTY AT THE ADDRESS SET FORTH IN ANNEX H OF THIS AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH CREDIT PARTY’S ACTUAL RECEIPT THEREOF OR 3 BUSINESS DAYS AFTER DEPOSIT IN THE UNITED STATES MAILS, PROPER POSTAGE PREPAID.

11.10                     Notices.  Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered:  (a) upon the earlier of actual receipt and 3 Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 11.10); (c) 1 Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated in Annex H or to such other address (or facsimile number) as may be substituted by notice given as herein provided.  The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice.  Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrower Representative or Agent) designated in Annex H to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

11.11                     Section Titles.  The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

11.12                     Counterparts.  This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

11.13                     WAIVER OF JURY TRIAL.  BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG AGENT, LENDERS AND ANY CREDIT PARTY ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

11.14                     Press Releases and Related Matters.  Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure (a) using the name of GE Capital or its affiliates or (b) referring to this Agreement, the other Loan Documents or the Related Transactions Documents, in each case without at least 2 Business Days’ prior notice to GE Capital and without the prior written consent of GE Capital unless (and only to the extent that) such Credit Party or Affiliate is required to do so under law and then, in any event, such Credit Party or Affiliate will consult with GE Capital before issuing such press release or other public disclosure; provided, however, that with respect to clause (b) only, the applicable Credit Party also shall be permitted to issue such release or disclosure if GE Capital has not objected to such release or disclosure within five (5) days after receipt of notice thereof.  Each Credit Party consents to the publication by Agent or any Lender of a tombstone or similar advertising material relating to the financing transactions contemplated by this Agreement reasonably acceptable to Borrower Representative.  Agent and Co-Syndication Agents may, on notice to the Borrower Representative, provide to industry trade organizations information necessary and customary for inclusion in league table measurements at Agent’s expense.

11.15                     Reinstatement.  This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations or the Eligible Swap Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations or Eligible Swap Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made.  In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations and/or Eligible Swap Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.16                     Advice of Counsel.  Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.9 and 11.13, with its counsel.

11.17                     Judgment Currency.

(a)                                  If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures Agent could purchase the Original Currency with the Other Currency at 11:00 A.M., local time, on the second Business Day preceding that on which final judgment is given.

(b)                                 The obligation of a Borrower in respect of any sum due in the Original Currency from it to any Lender or Agent hereunder or under the Notes held by such Lender shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by such Lender or Agent (as the case may be) of any sum adjudged to be so due in such Other Currency such Lender or Agent (as the case may be) may in accordance with normal banking procedures purchase the Original Currency with such Other Currency; if the amount of the Original Currency so purchased is less than the sum originally due to such Lender or Agent (as the case may be) in the Original Currency, such Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or Agent (as the case may be) against such loss, and if the amount of the Original Currency so purchased exceeds the sum originally due to any Lender or Agent (as the case may be) in the Original Currency, such Lender or Agent (as the case may be) agrees to remit to such Borrower such excess.

11.18                     Subordination.

(a)                                  Each Credit Party executing this Agreement covenants and agrees that the payment of all indebtedness, principal, interest (including interest which accrues after the commencement of any case or proceeding in bankruptcy, or for the reorganization of any Credit

Party), fees, charges, expenses, attorneys’ fees and any other sum, obligation or liability owing by any other Credit Party to such Credit Party, including any intercompany trade payables or royalty or licensing fees (collectively, the “Subordinated Obligations”), is subordinated, to the extent and in the manner provided in this Section 11.18, to the prior payment in full of all Obligations and the Eligible Swap Obligations (herein, the “Senior Obligations”) and that the subordination is for the benefit of the Agent and Lenders, and Agent may enforce such provisions directly; provided, however, that with respect to the Eligible Swap Obligations, the subordination provisions herein shall terminate and be of no further force or effect from and after the Termination Date.

(b)                                 Each Credit Party executing this Agreement hereby (i) authorizes Agent to demand specific performance of the terms of this Section 11.18, whether or not any other Credit Party shall have complied with any of the provisions hereof applicable to it, at any time when such Credit Party shall have failed to comply with any provisions of this Section 11.18 which are applicable to it and (ii) irrevocably waives any defense based on the adequacy of a remedy at law, which might be asserted as a bar to such remedy of specific performance.

(c)                                  Upon any distribution of assets of any Credit Party in any dissolution, winding up, liquidation, examinership or reorganization (whether in bankruptcy, insolvency, examinership or receivership proceedings or upon an assignment for the benefit of creditors or otherwise):

(i)                                     The Agent and Lenders shall first be entitled to receive payment in full in cash of the Senior Obligations before any Credit Party is entitled to receive any payment on account of the Subordinated Obligations;

(ii)                                  Any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, to which any other Credit Party would be entitled except for the provisions of this Section 11.18(c), shall be paid by the liquidating trustee or agent or other Person making such payment or distribution directly to the Agent, to the extent necessary to make payment in full of all Senior Obligations remaining unpaid after giving effect to any concurrent payment or distribution or provisions therefor to the Agents and Lenders; and

(iii)                               In the event that notwithstanding the foregoing provisions of this Section 11.18(c), any payment or distribution of assets of any Credit Party of any kind or character, whether in cash, property or securities, shall be received by any other Credit Party on account of the Subordinated Obligations before all Senior Obligations are paid in full, such payment or distribution shall be received and held in trust for and shall be paid over to the Agent for application to the payment of the Senior Obligations until all of the Senior Obligations shall have been paid in full, after giving effect to any concurrent payment or distribution or provision therefor to the Agents and Lenders.

No right of the Agent and Lenders or any other present or future holders of any Senior Obligations to enforce the subordination provisions herein shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of any Credit Party or by any act or failure to act, in good faith, by any such holder, or by any noncompliance by any Credit Party with the terms hereof, regardless of any knowledge thereof which any such holder may have or be otherwise charged with.

11.19                     Negative Pledge.  Each of the Excluded Subsidiaries, other than Inverness Medical (Shanghai) Co., Ltd., hereby covenants and agrees with Agent and Lenders that such Person shall not (a) create, incur, assume or permit to exist any Indebtedness other than (i) Indebtedness existing on the Closing Date listed on Disclosure Schedule 11.19(a), (ii) refinancings thereof or amendments or modifications thereto that do not have the effect of increasing the principal amount thereof or changing the amortization thereof (other than to extend the same) and that are otherwise on terms and conditions no less favorable to such Person, as determined by Agent in good faith, than the terms of the Indebtedness being refinanced, amended or modified, (iii) Indebtedness owing to Credit Parties to the extent permitted to be advanced by the Credit Parties pursuant to Section 6.2(h), and (iv) in the case of Orgenics only, other Indebtedness; provided that the aggregate combined amount of all outstanding Indebtedness of Orgenics shall not exceed $5,000,000 (or the Equivalent Amount thereof) at any time; or (b) create, incur, assume or permit to exist any Lien on or with respect to any of its other properties or assets (whether now owned or hereafter acquired) except for (i) Permitted Encumbrances; (ii) Liens in existence on the date hereof and summarized on Disclosure Schedule 11.19(b) securing the Indebtedness described on Disclosure Schedule 11.19(a); (iii) permitted refinancings, extension and renewals thereof, including extensions or renewals of any such Liens; provided that the principal amount of the Indebtedness so secured is not increased and the Lien does not attach to any other property; and (iv) in the case of Orgenics only, Liens securing the Indebtedness permitted by clause (a)(iv) above.

11.20                     No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.21                     Waiver.  Requisite Lenders hereby waive, as of the Closing Date, the Events of Default (as defined in the Existing Credit Agreement) under the Existing Credit Agreement resulting solely from the failure of the Reporting Credit Parties to have (a) a Total Leverage Ratio of not more than 5.75:1.00 for the 12-month period ended December 31, 2004 as required by clause (e) of Annex F of the Existing Credit Agreement; provided that the Total Leverage Ratio is not more than 6.20:1.00 for such period; (b) a Total Leverage Ratio of not more than 5.00:1.00 for the 12-month period ended March 31, 2005 as required by clause (e) of Annex F of the Existing Credit Agreement; provided, that the Total Leverage Ratio is not more than 5.50:1.00 for such period; and (c) LTM EBITDA of not less than $32,000,000 on December 31, 2004 as required by clause (c) of Annex F of the Existing Credit Agreement; provided, that, LTM EBITDA of the Reporting Credit Parties was not less than $31,000,000 on such date.  For purposes of this Section 11.21, the defined terms “Total Leverage Ratio” and “LTM EBITDA” shall have the meanings ascribed to such terms in the Existing Credit Agreement.

12.                               AFFIRMATION OF OBLIGATIONS

Upon the effectiveness of this Agreement pursuant to Section 2.1 hereof, from and after the Closing Date:  (a) the terms and conditions of the Existing Credit Agreement shall be amended as set forth herein and, as so amended, shall be restated in their entirety, but only with respect to the rights, duties and obligations among Credit Parties, the Lenders and the Agent accruing from and after the Closing Date; (b) this Agreement shall not in any way release or impair the rights, duties, Obligations or Liens created pursuant to the Existing Credit Agreement or any other Loan Document (as defined therein) or affect the relative priorities thereof, in each case to the extent in force and effect thereunder as of the Closing Date and except as modified hereby or by documents, instruments and agreements executed and delivered in connection herewith, and all of such rights, duties, Obligations and Liens are assumed, ratified and affirmed by each of the Credit Parties; (c) all indemnification obligations of the Credit Parties under the Existing Credit Agreement and any other Loan Documents (as defined therein) shall survive the execution and delivery of this Agreement and shall continue in full force and effect for the benefit of the Lenders, the Agent, and any other Person indemnified under the Existing Credit Agreement or any other Loan Document (as defined therein) at any time prior to the Closing Date; (d) the Obligations incurred under the Existing Credit Agreement shall, to the extent outstanding on the Closing Date, continue outstanding under this Agreement and shall not be deemed to be paid, released, discharged or otherwise satisfied by the execution of this Agreement, and this Agreement shall not constitute a refinancing, substitution or novation of such Obligations or any of the other rights, duties and obligations of the parties hereunder, and the terms “Obligations”, “Guaranteed Obligations” and “Secured Obligations” as such terms are used in the Loan Documents shall include the Obligations as increased, amended and restated under this Agreement; (e) the execution, delivery and effectiveness of this Agreement shall not operate as a waiver of any right, power or remedy of the Lenders or the Agent (as defined therein) under the Existing Credit Agreement, nor constitute a waiver of any covenant, agreement or obligation under the Existing Credit Agreement, except to the extent that any such covenant, agreement or obligation is no longer set forth herein or is modified hereby; (f) any and all references to the Existing Credit Agreement in any Collateral Document or other Loan Document shall, without further action of the parties, be deemed a reference to the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time, and any and all references to the Collateral Documents or Loan Documents in any such Collateral Documents or any other Loan Documents shall be deemed a reference to the Collateral Documents or Loan Documents under the Existing Credit Agreement, as amended and restated by this Agreement, and as this Agreement shall be further amended, restated, supplemented or otherwise modified from time to time; and (g) the Liens granted pursuant to the Collateral Documents to which each of the Credit Parties is a party shall continue without any diminution thereof and shall remain in full force and effect on and after the Closing Date.

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

BORROWERS:

WAMPOLE LABORATORIES, LLC

By:	/s/ Duane L. James
Name:	Duane L. James
Title:	Treasurer

INVERNESS MEDICAL (UK) HOLDINGS LIMITED

By:	/s/ Duane L. James
Name:	Duane L. James
Title:	Authorized Person

AGENT AND LENDERS:

GENERAL ELECTRIC CAPITAL
CORPORATION, as Agent and Lender

By:	/s/ Steven Wagnblas
Duly Authorized Signatory

MERRILL LYNCH CAPITAL, a division of Merrill Lynch Business Financial Services Inc., as Co-Syndication Agent, Documentation Agent and Lender

By:	/s/ Faraaz Kamran
Duly Authorized Signatory

UBS SECURITIES LLC, as Co-Syndication Agent

By:	/s/ Daniel Ladd III
Duly Authorized Signatory

By:	/s/ Barbara S. Wang
Duly Authorized Signatory

UBS AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Wilfred V. Saint
Duly Authorized Signatory

By:	/s/ Richard L. Tavrow
Duly Authorized Signatory

The following Persons are signatories to this Agreement in their capacity as Credit Parties and not as Borrowers.

CREDIT PARTIES:

APPLIED BIOTECH, INC.
ADVANTAGE DIAGNOSTICS CORPORATION
FOREFRONT DIAGNOSTICS, INC.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP.
INVERNESS MEDICAL INTERNATIONAL HOLDING CORP. II
INVERNESS MEDICAL, INC.
INNOVATIONS RESEARCH, LLC
ISCHEMIA TECHNOLOGIES, INC.
IVC INDUSTRIES, INC.
MORPHEUS ACQUISITION CORP.
OSTEX INTERNATIONAL, INC.
SELFCARE TECHNOLOGY, INC.
UNIPATH ONLINE, INC.
BINAX, INC.

By:	/s/ Duane L. James
Name:	Duane L. James
Title:	Treasurer, Treasurer, Treasurer, Treasurer, Treasurer,Treasurer, Treasurer, Treasurer, Treasurer, Treasurer, Treasurer, Treasurer, Treasurer, Vice President, respectively

CAMBRIDGE DIAGNOSTICS IRELAND LIMITED
DMD, DIENSTLEISTUNGEN & VERTRIEB FÜR MEDIZIN UND DIAGNOSTIK GMBH
INVERNESS MEDICAL CANADA, INC.
INVERNESS MEDICAL EURASIA LIMITED
INVERNESS MEDICAL FRANCE SAS
INVERNESS MEDICAL GERMANY GMBH
ORGENICS INTERNATIONAL HOLDINGS BV
SCANDINAVIAN MICRO BIODEVICES APS
STIRLING MEDICAL INNOVATIONS LIMITED INVERNESS MEDICAL SWITZERLAND GMBH
UNIPATH DIAGNOSTICS GMBH
UNIPATH LIMITED
VIVA DIAGNOSTIKA - DIAGNOSTISCHE PRODUKTE GMBH
INVERNESS MEDICAL JAPAN, LTD.
INVERNESS MEDICAL INNOVATIONS, INC.

By:	/s/ Christopher J. Lindop
Name:	Christopher J. Lindop
Title:

 Authorized Person, Authorized Person,
 Authorized Person, Authorized Person,
 Authorized Person, Authorized Person,
 Authorized Person, Authorized Person,
 Authorized Person, Authorized Person,
 Authorized Person, Authorized Person,
 Authorized Person, Authorized Person,
 Chief Financial Officer, respectively

INVERNESS MEDICAL INVESTMENTS, LLC

By:	/s/ Jay McNamara
Name: Jay McNamara
Title: Assistant Secretary

INVERNESS MEDICAL CANADA, INC.

By:	/s/ Doug Shaffer
Name: Doug Shaffer
Title: President

The following Person is a signatory to this Agreement for purposes of Section 11.19 only.

ORGENICS LTD.

By:	/s/ Christopher J. Lindop
Name: Christopher J. Lindop
Title : Authorized Person

ANNEX A (RECITALS)
TO
CREDIT AGREEMENT

DEFINITIONS

Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings, and all references to Sections, Exhibits, Schedules or Annexes in the following definitions shall refer to Sections, Exhibits, Schedules or Annexes of or to the Agreement:

 “2005 Equity Raise” means the issuance of Stock by Innovations for cash proceeds of at least $20,000,000, net of underwriting discounts and commissions and other reasonable fees, costs and expenses paid to non-Affiliates in connection therewith, on or before September 28, 2005.

“ABI” means Applied Biotech, Inc., a California corporation.

“Abbott Determine/Dainascreen Group” means the assets acquired from Seller pursuant to the Acquisition Agreement.

“Account Debtor” means any Person who may become obligated to any Credit Party under, with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a payment intangible).

“Accounting Changes” has the meaning ascribed thereto in Annex F.

“Accounts” means all “accounts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper, or Instruments), (including any such obligations that may be characterized as an account or contract right under the Code), (b) all of each Credit Party’s rights in, to and under all purchase orders or receipts for goods or services, (c) all of each Credit Party’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all rights to payment due to any Credit Party for property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Credit Party or in connection with any other transaction (whether or not yet earned by performance on the part of such Credit Party), (e) all health care insurance receivables and (f) all collateral security of any kind, given by any Account Debtor or any other Person with respect to any of the foregoing.

“Acquisition” means the acquisition of substantially all the assets of Abbott Laboratories’ Determine/Daina Screen Group, by Innovations, Inverness Japan and Swissco, pursuant to, and as more fully described in, the Acquisition Agreement.

“Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of May 28, 2005, by and among Seller and Innovations, Swissco and Inverness Japan.

“Acquisition Subsidiary” has the meaning ascribed to it in Section 6.1(b).

“Activation Event” and “Activation Notice” have the meanings ascribed thereto in Annex C.

“Advance” means any US Revolving Credit Advance, European Revolving Credit Advance, US Swing Line Advance or European Swing Line Advance, as the context may require.

“Affiliate” means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 5% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, (c) each of such Person’s officers, directors, joint venturers and partners and (d) in the case of Borrowers, the immediate family members, spouses and lineal descendants of individuals who are Affiliates of any Borrower.  For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided, however, that the term “Affiliate” shall specifically exclude Agent and each Lender.

“Agent” means GE Capital in its capacity as administrative agent for Lenders or its successor appointed pursuant to Section 9.7.

“Agreement” means this Third Amended and Restated Credit Agreement by and among Innovations, Borrowers, the other Credit Parties party thereto, GE Capital, as Agent and Lender, and the other Lenders from time to time party thereto, as the same may be amended, supplemented, restated or otherwise modified from time to time.

“Alternative Currency” means Swedish kronor, British pounds, Swiss francs, and European Union euros, Israeli New Shekels, or such other currency as Agent approves, provided that no currency shall be an Alternative Currency if it is not freely transferable and freely convertible into Dollars in the London foreign exchange market as determined by Agent.

“Appendices” has the meaning ascribed to it in the recitals to the Agreement.

“Applicable European Revolver Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the European Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable European Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the European Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable L/C Margin” means the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

“Applicable Margins” means collectively the Applicable L/C Margin, the Applicable US Revolver Index Margin, the Applicable US Revolver LIBOR Margin, the Applicable European Revolver Index Margin and the Applicable European Revolver LIBOR Margin.

“Applicable US Revolver Index Margin” means the per annum interest rate from time to time in effect and payable in addition to the Index Rate applicable to the US Revolving Loan, as determined by reference to Section 1.5(a).

“Applicable US Revolver LIBOR Margin” means the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate applicable to the US Revolving Loan, as determined by reference to Section 1.5(a).

“Asset Disposition Threshold Amount” means the amount of gross proceeds required to repay the Loans pursuant to Sections 1.3(b)(ii) and 1.3(b)(iii) in excess of $1,000,000 in any Fiscal Year assuming for purposes hereof that the phrase “in excess of the Asset Disposition Threshold Amount” was deleted from each such section.

“Assignment Agreement” has the meaning ascribed to it in Section 9.1(a).

“Assignment of Representations and Warranties” means that certain Assignment Agreement, dated as of the date hereof, by and among Swissco, Innovations, Inverness Japan, Seller and Agent, in form and substance satisfactory to Agent.

“Bankruptcy Code” means the provisions of Title 11 of the United States Code, 11 U.S.C. §§101 et seq.

“Blocked Accounts” has the meaning ascribed to it in Annex C.

“Borrower Representative” means Innovations, in its capacity as Borrower Representative pursuant to the provisions of Section 1.1(f).

“Borrowers” and “Borrower” have the respective meanings ascribed thereto in the preamble to the Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York and in reference to LIBOR Loans shall mean any such day that is also a LIBOR Business Day.

“Capital Expenditures” means, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Indebtedness) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto that have a useful life of more than one year and that are required to be capitalized under GAAP.

“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” means, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Cash Collateral Account” has the meaning ascribed to it Annex B.

“Cash Equivalents” has the meaning ascribed to it in Annex B.

“Cash Management Systems” has the meaning ascribed to it in Section 1.8.

“Change of Control” means any of the following:  (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of 30% or more of the issued and outstanding shares of capital Stock of Innovations having the right to vote for the election of directors of Innovations under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Innovations (together with any new directors whose election by the board of directors of Innovations or whose nomination for election by the Stockholders of Innovations was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) Innovations ceases to own and control all of the economic and voting rights associated with all of the outstanding capital Stock of either Borrower; or (d) the Credit Parties ceases to own, directly or indirectly and control all of the economic and voting rights associated with all of the outstanding capital stock of their Subsidiaries.

“Charges” means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including any interest, penalties, or other additions to tax that may become payable in respect thereof and taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Credit Party, (d) any Credit Party’s ownership or use of any properties or other assets, or (e) any other aspect of any Credit Party’s business.

“Chattel Paper” means any “chattel paper,” as such term is defined in the Code, including electronic chattel paper, now owned or hereafter acquired by any Credit Party.

“Closing Checklist” means the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Annex D.

“Closing Date” means June 30, 2005.

“Closing Date Fee Letter” means that certain letter, dated as of the Closing Date, among Agent and Borrowers with respect to certain Fees to be paid from time to time by Borrowers to Agent, for the benefit of the Lenders.

“Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s or any Lender’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.

“Collateral” means the property covered by the Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Agent, on behalf of itself and Lenders, to secure the Obligations (or a portion thereof) and the Eligible Swap Obligations.

“Collateral Documents” means the Guaranties, the US Security Agreement, the US Pledge Agreement, the US Intellectual Property Security Agreement, the European Pledge Agreements, the European Security Agreements, the European Intellectual Property Security Agreements, the Assignment of Representations and Warranties and all similar agreements entered into guaranteeing payment of, or granting a Lien upon property as security for payment of, the Obligations.

“Collection Account” means that certain account of Agent, account number 50271079 in the name of Agent at Deutsche Bank Trust Company Americas in New York, New York, ABA No. 021 001 033, or such other account as may be specified in writing by Agent as the “Collection Account”.

“Commitment Termination Date” means the earliest of (a) March 31, 2008, (b) the date of termination of Lenders’ obligations to make Advances and to incur Letter of Credit Obligations or permit existing Loans to remain outstanding pursuant to Section 8.2(b), and (c) the date of indefeasible prepayment in full by Borrowers of the Loans and the cancellation and return (or stand-by guarantee) of all Letters of Credit or the cash collateralization of all Letter of Credit Obligations pursuant to Annex B and the permanent reduction of all Commitments to zero dollars ($0).

“Commitments” means (a) as to any Lender, the aggregate of such Lender’s US Revolving Loan Commitment (including without duplication the Swing Line Lender’s US Swing Line Commitment as a subset of its US Revolving Loan Commitment), European Revolving

Loan Commitment (including without duplication the Swing Line Lender’s European Swing Line Commitment as a subset of its European Revolving Loan Commitment), US Term Loan Commitment and European Term Loan Commitment as set forth on Annex I to this Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders, the aggregate of all Lenders’ US Revolving Loan Commitments (including without duplication the Swing Line Lender’s US Swing Line Commitment as a subset of its US Revolving Loan Commitment), European Revolving Loan Commitments (including without duplication the Swing Line Lender’s European Swing Line Commitment as a subset of its European Revolving Loan Commitment), US Term Loan Commitments and European Term Loan Commitments, which aggregate commitment shall be ONE HUNDRED MILLION DOLLARS ($100,000,000) on the Closing Date, as to each of clauses (a) and (b), as such Commitments may be reduced, amortized or adjusted from time to time in accordance with the Agreement.

“Compliance Certificate” has the meaning ascribed to it in Annex E.

“Concentration Accounts” has the meaning ascribed to it in Annex C.

“Contracts” means all “contracts,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which any Credit Party may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

“Control Letter” means a letter agreement between Agent and (i) the issuer of uncertificated securities with respect to uncertificated securities in the name of any Credit Party, (ii) a securities intermediary with respect to securities, whether certificated or uncertificated, securities entitlements and other financial assets held in a securities account in the name of any Credit Party, (iii) a futures commission merchant or clearing house, as applicable, with respect to commodity accounts and commodity contracts held by any Credit Party, whereby, among other things, the issuer, securities intermediary or futures commission merchant disclaims any security interest in the applicable financial assets, acknowledges the Lien of Agent, on behalf of itself and Lenders, on such financial assets, and agrees to follow the instructions or entitlement orders of Agent without further consent by the affected Credit Party.

“Conversion Date” means, if the 2005 Equity Issuance shall not have occurred on or before September 28, 2005, September 29, 2005.

“Conversion European Term Note” has the meaning ascribed to it in Section 2.3(d).

“Conversion US Term Note” has the meaning ascribed to it in Section 2.3(c).

“Copyright License” means any and all rights now owned or hereafter acquired by any Credit Party under any written agreement granting any right to use any Copyright or Copyright registration.

“Copyrights” means all of the following now owned or hereafter adopted or acquired by any Credit Party:  (a) all copyrights and General Intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any similar office or agency of the United States of America, any state or territory thereof, or any other country or any political subdivision thereof, and (b) all reissues, extensions or renewals thereof.

“Credit Parties” means Innovations, each Borrower and each of their respective Subsidiaries (other than the Excluded Subsidiaries).

“Current Assets” shall mean, with respect to any Person, all current assets of such Person as of any date of determination calculated in accordance with GAAP, but excluding cash, cash equivalents and debts due from Affiliates.

“Current Liabilities” shall mean, with respect to any Person, all liabilities which should, in accordance with GAAP, be classified as current liabilities, and in any event shall include all Indebtedness payable on demand or within one year from any date of determination without any option on the part of the obligor to extend or renew beyond such year, and all accruals for federal or other taxes based on or measured by income and payable within such year, but excluding (i) in the case of US Borrower, the aggregate outstanding principal balance of the US Revolving Loan, and (ii) in the case of European Borrower, the aggregate outstanding principal balance of the European Revolving Loan.

“Default” means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

“Default Rate” has the meaning ascribed to it in Section 1.5(d).

“Deposit Accounts” means all “deposit accounts” as such term is defined in the Code, now or hereafter held in the name of any Credit Party.

“Disclosure Schedules” means the Schedules prepared by Borrowers and denominated as Disclosure Schedules (1.4) through (11.19(b)) in the Index to the Agreement.

“Documents” means all “documents,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located.

“Dollars” or “$”  means lawful currency of the United States of America.

“Domestic Subsidiaries” means all Subsidiaries of Innovations incorporated or organized under the laws of the United States of America, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any fiscal period, without duplication, an amount equal to (a) consolidated net income of such Person for such period determined in accordance with GAAP, minus (b) the sum of (i) income tax credits, (ii) interest income, (iii) gain from extraordinary items for such period, (iv) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (v) any other non-cash gains that have been added in determining consolidated net income, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period (including exit costs but only to the extent incurred during the period beginning on April 1, 2005 and ending on June 30, 2006 (including, but not limited to, severance costs, lease termination costs and other contract termination costs to the extent such contracts relate solely to the facilities which are being exited during such period) under EITF 94-3 in an amount not to exceed $5,000,000), (iv) the amount of non-cash charges (including depreciation and amortization) for such period to the extent that a cash outlay is not reasonably foreseeable, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication.  For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person:  (1) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (2) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (3) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made in the ordinary course of business in accordance with GAAP within such Financial Covenant testing period; (4) any write-up of any asset; (5) any net gain from the collection of the proceeds of life insurance policies; (6) any net gain or loss arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Indebtedness, of such Person, and (7) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.  For purposes of clarification (i) clause (b)(iii) of this definition, “gains from extraordinary items” shall include any amounts realized by any Person during any fiscal period that are not generated by the operation of such Person’s business in the ordinary course, as well as any judgments, settlements, proceeds or other consideration derived, by such Person during such fiscal period, from any claim, counterclaim, cross-claim or other cause of action of any kind or nature whatsoever, except to the extent that such judgments, settlements, proceeds or other consideration either (A) do not in the aggregate exceed the aggregate amount of legal fees and costs incurred by such Person during the 24-month period ending with such fiscal period in connection with the prosecution of such claims, counterclaims, cross-claims or other causes of action or (B) represent the recovery of items that would otherwise have been included in consolidated net income of that Person had a third party not breached or defaulted on its obligations to such Person and (ii) clause (c)(iii) of this definition, “loss from extraordinary items” shall include any loss suffered by any Person during any applicable fiscal period that is not related to the operation of such Person’s business in the ordinary course, as well as any payments in respect of any judgments, settlements or other costs paid by such Person during any applicable fiscal period, in connection with any claim, counterclaim, cross-claim or other cause of action of any kind or nature whatsoever.

“Eligible Swap Counterparty” means Agent, any Affiliate of Agent, any Lender and/or any Affiliate of any Lender that: (i) from time to time enters into a Swap Contract with Innovations or any Domestic Subsidiary and (ii) in the case of an Affiliate of a Lender other than Agent, is expressly identified by Agent, in its sole discretion, as an Eligible Swap Counterparty.  Without limitation of Agent’s discretion to identify an Affiliate of a Lender as an Eligible Swap Counterparty, no Affiliate of any Lender shall be designated an Eligible Swap Counterparty unless such Person maintains reporting systems acceptable to Agent with respect to Swap Contract exposure; provided, ML Capital, for so long as it remains a Lender hereunder, together with its Affiliates, shall at all times be deemed an “Eligible Swap Counterparty.”

“Eligible Swap Obligations” means any liabilities or obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is required or contingent, or such amounts are liquidated or determinable) owing by Innovations or any Domestic Subsidiary under any Lender Swap Contract.

“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes, ordinances, codes, rules, standards and regulations, now or hereafter in effect, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree, order or judgment, imposing liability or standards of conduct for or relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation).  Environmental Laws include the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.) (“CERCLA”); the Hazardous Materials Transportation Authorization Act of 1994 (49 U.S.C. §§ 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. §§ 136 et seq.); the Solid Waste Disposal Act (42 U.S.C. §§ 6901 et seq.); the Toxic Substance Control Act (15 U.S.C. §§ 2601 et seq.); the Clean Air Act (42 U.S.C. §§ 7401 et seq.); the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.); the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.); and the Safe Drinking Water Act (42 U.S.C. §§ 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

“Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs, losses, damages, punitive damages, property damages, natural resource damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants), fines, penalties, sanctions and interest incurred as a result of or related to any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law, including any arising under or related to any Environmental Laws, Environmental Permits, or in connection with any Release or threatened Release or presence of a Hazardous Material whether on, at, in, under, from or about or in the vicinity of any real or personal property.

“Environmental Permits” means all permits, licenses, authorizations, certificates, approvals or registrations required by any Governmental Authority under any Environmental Laws.

“Equipment” means all “equipment,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located and, in any event, including all such Credit Party’s machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment, including embedded software and peripheral equipment and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, together with all additions and accessions thereto, replacements therefore, all parts therefore, all substitutes for any of the foregoing, fuel therefore, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

“Equivalent Amount” means the equivalent amount in Dollars of such amount expressed in an Alternative Currency as determined by Agent on such date on the basis of the Spot Rate for the purchase of Dollars with such Alternative Currency on such date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Credit Party, any trade or business (whether or not incorporated) that, together with such Credit Party, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” means, with respect to any Credit Party or any ERISA Affiliate, (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan; (b) the withdrawal of any Credit Party or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Credit Party or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Credit Party or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 or 4245 of ERISA; (i) the revocation or threatened revocation of a Qualified Plan’s qualification or tax exempt status; or (j) the termination of a Plan described in Section 4064 of ERISA.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“European Blocked Accounts” has the meaning ascribed to it in Annex C.

“European Borrower” has the meaning ascribed to it in the preamble to this Agreement.

“European Credit Party” means each of European Borrower, IMC, Swissco and Orgenics Holdings, Inverness Medical Investments and each of their respective Subsidiaries (other than the Excluded European Subsidiaries).

“European Intellectual Property Security Agreements” means each of the intellectual property security agreements made in favor of Agent by each applicable European Credit Party of even date herewith, as listed on Schedule 4 attached hereto.

“European Lock Boxes” has the meaning ascribed to it in Annex C.

“European Master Standby Agreement” means the Second Amended and Restated Master Agreement for Standby Letters of Credit dated as of the Closing Date between European Borrower, as Applicant, and GE Capital, as issuer.

“European Maximum Amount” means, as of any date of determination, an amount equal to the European Revolving Loan Commitment of all Lenders as of that date.

“European Pledge Agreements” means each of the pledge agreements made in favor of Agent by each applicable European Credit Party of even date herewith, as listed on Schedule 3 attached hereto.

“European Relationship Bank” has the meaning ascribed to it in Annex C.

“European Requisite Revolving Lenders” means (a) Lenders holding at least 66 2/3% of the European Revolving Loan Commitments of all Lenders, and (b) if the European Revolving Loan Commitments have been terminated, Lenders holding more than 66 2/3% of the aggregate outstanding amount of all European Revolving Loans.

“European Revolving Borrowing Availability” means as of any date of determination the European Maximum Amount less the sum of the aggregate European Revolving Loan and European Swing Line Loan then outstanding.

“European Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b)(i).

“European Revolving Lenders” means those Lenders having a European Revolving Loan Commitment.

“European Revolving Loan” means, at any time, the sum of (i) the aggregate amount of European Revolving Credit Advances outstanding to European Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of European Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the European Revolving Loan shall include the outstanding balance of Letter of Credit Obligations incurred on behalf of European Borrower.

“European Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make European Revolving Credit Advances or incur Letter of Credit Obligations at the request of European Borrower as set forth on Annex I to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make European Revolving Credit Advances or incur Letter of Credit Obligations at the request of European Borrower, which aggregate commitment shall be (i) FORTY MILLION DOLLARS ($40,000,000) on the Closing Date, and (ii) TWENTY FIVE MILLION DOLLARS ($25,000,000) on the Conversion Date, if applicable, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“European Revolving Note” has the meaning ascribed to it in Section 1.1(b)(ii).

“European Security Agreements” means each of the security agreements, fixed charges, floating charges or similar agreements made in favor of Agent, by each applicable European Credit Party, as listed on Schedule 2 attached hereto, and any other agreement delivered on or after the Closing Date (including by way of supplement to the foregoing) by any Person granting a Lien on the assets of such Person (including without limitation, any Lien on bank accounts of such Person) to secure all or any part of the Obligations, in each case as amended, supplemented or modified from time to time in accordance with its terms.

“European Swing Line Advance” has the meaning ascribed to it in Section 1.1(e)(i).

“European Swing Line Availability” has the meaning ascribed to it in Section 1.1(e)(i).

“European Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make European Swing Line Advances as set forth on Annex I to the Agreement, which commitment constitutes a subfacility of the European Revolving Loan Commitment of the Swing Line Lender.

“European Swing Line Loan” means, as the context may require, at any time, the aggregate amount of European Swing Line Advances outstanding to European Borrower.

“European Swing Line Note” has the meaning ascribed to it in Section 1.1(e)(ii).

“European Term Loan Lender” means those Lenders having a European Term Loan Commitment.

“European Term Loan” has the meaning ascribed to it in Section 1.1(c)(ii).

“European Term Loan Commitment” means (a) as to any Lender with a European Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the European Term Loan as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a European Term Loan Commitment, the aggregate original commitment of all Lenders to make the European Term Loan, which aggregate commitment is equal to (i) TEN MILLION DOLLARS ($10,000,000) on the Closing Date and (ii) TWENTY FIVE MILLION DOLLARS ($25,000,000) on the Conversion Date, if applicable.  After advancing the European Term Loan, each reference to a Lender’s European Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding European Term Loan.

“European Term Note” has the meaning ascribed to it in Section 1.1(c)(ii).

“Event of Default” has the meaning ascribed to it in Section 8.1.

“Excess Cash Flow” means, without duplication, with respect to the Credit Parties and any Fiscal Year, consolidated net income plus (a) depreciation, amortization and Interest Expense to the extent deducted in determining consolidated net income, minus (b) Capital Expenditures during such Fiscal Year (excluding the financed portion thereof and excluding any Capital Expenditures in such Fiscal Year to the extent in excess of the amount permitted to be made in such Fiscal Year pursuant to clause (a) of Annex F), minus (c) Interest Expense paid or accrued (excluding any original issue discount, interest paid in kind or amortized debt discount, to the extent included in determining Interest Expense) and scheduled principal payments paid in respect of Funded Debt, plus or minus (as the case may be), (d) extraordinary gains or losses which are cash items not included in the calculation of net income, minus (e) mandatory prepayments paid in cash pursuant to Section 1.3 other than mandatory prepayments made pursuant to Sections 1.3(b)(i), 1.3(b)(ii), 1.3(b)(iii), 1.3(b)(iv), 1.3(b)(v) or 5.4(c), plus (f) taxes deducted in determining consolidated net income to the extent not paid for in cash, plus decreases or minus increases (as the case may be) (g) in Working Capital , minus (g) voluntary principal payments paid in respect of the Term Loans, minus (h) cash consideration paid in connection with Permitted Acquisitions, minus (i) prepayments of the Subordinated Notes to the extent permitted to be repaid hereunder, plus or minus (as the case may be), (j) losses or gains included in consolidated net income as a result of asset dispositions.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time.

“Excluded European Subsidiaries” means, collectively (a) Unipath BV, an entity organized under the laws of The Netherlands; (b) Unipath Management Limited, a company organized under the laws of England and Wales; (c) Unipath Scandinavia AB, an entity organized under the laws of Sweden; (d) Inverness Medical Benelux Bvab, an entity organized under the laws of Belgium; (e) Orgenics and each of the subsidiaries of Orgenics; (f) Inverness Medical Australia Pty Ltd.; (g) Inverness Medical (Shanghai) Co., Ltd. and (h) Pregymed GmbH.

“Excluded Subsidiaries” means, collectively, the Excluded US Subsidiaries and the Excluded European Subsidiaries.

“Excluded US Subsidiary” means SelfCare-PBM, LLC, a Delaware limited liability company.

“Existing Credit Agreement” has the meaning ascribed to it in the Recitals.

“Existing Lenders” has the meaning ascribed to it in the Recitals.

“Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. §201 et seq.

“FDA” the U.S. Food and Drug Administration or any successor thereto.

“Federal Funds Rate” means, for any day, a floating rate equal to the weighted average of the rates on overnight Federal funds transactions among members of the Federal Reserve System, as determined by Agent in its sole discretion, which determination shall be final, binding and conclusive (absent manifest error).

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Fees” means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

“Financial Covenants” means the financial covenants set forth in Annex F.

“Financial Statements” means the consolidated and consolidating income statements, statements of cash flows and balance sheets of the Reporting Credit Parties delivered in accordance with Section 3.4 and Annex E.

“Fiscal Month” means any of the monthly accounting periods of the Credit Parties.

“Fiscal Quarter” means any of the quarterly accounting periods of the Credit Parties, ending on March 31, June 30, September 30 and December 31 of each year.

“Fiscal Year” means any of the annual accounting periods of the Credit Parties ending on December 31 of each year.

“Fixed Charge Coverage Ratio” means, with respect to Reporting Credit Parties for any fiscal period, the ratio of EBITDA to Fixed Charges.

“Fixed Charges” means, with respect to any Person for any fiscal period, (a) the aggregate of all Interest Expense paid or accrued during such period, plus (b) scheduled payments of principal with respect to Indebtedness during such period, plus (c) Capital Expenditures during such period, plus (d) cash payments of income taxes of the Credit Parties.

“Fixtures” means all “fixtures” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party.

“Foreign Exchange Agreement” means a foreign currency exchange hedging product providing foreign currency exchange protection.

“Foreign Government Scheme or Arrangement” has the meaning ascribed to it in Section 3.12(c).

“Foreign Plan” has the meaning ascribed to it in Section 3.12(c).

“Funded Debt” means, with respect to any Person, without duplication, all Indebtedness for borrowed money evidenced by notes, bonds, debentures, or similar evidences of Indebtedness that by its terms matures more than one year from, or is directly or indirectly renewable or extendible at such Person’s option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, and specifically including Capital Lease Obligations, current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, surety bonds relating to litigation, and also including, in the case of Borrowers, the Obligations and, without duplication, Guaranteed Indebtedness consisting of guaranties of Funded Debt of other Persons.

“GAAP” means generally accepted accounting principles in the United States of America consistently applied, as such term is further defined in Annex F to the Agreement.

“GE Capital” means General Electric Capital Corporation, a Delaware corporation.

“GE Capital Fee Letter” means that certain letter, dated as of May 3, 2005, between GE Capital and Innovations with respect to certain Fees to be paid from time to time by Borrowers to GE Capital.

“General Intangibles” means all “general intangibles,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including all right, title and interest that such Credit Party may now or hereafter have in or under any Contract, all payment intangibles, customer lists, Licenses, Copyrights, Trademarks, Patents, and all applications therefore and reissues, extensions or renewals thereof, rights in Intellectual Property (including, without limitation, “intent to use” trademark applications), interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark or Trademark License), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments, rights to receive dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, rights of indemnification, all books and records, correspondence, credit files, invoices and other papers, including without limitation all tapes, cards, computer runs and other papers and documents in the possession or under the control of such Credit Party or any computer bureau or service company from time to time acting for such Credit Party.

“German Credit Parties” means each of Inverness Medical Germany GmbH, DMD, Dienstleistungen & Vertrieb für Medizin und Diagnostik GmbH, VIVA Diagnostika – Diagnostische Produkte – GmbH, Unipath Diagnostics GmbH and any other Subsidiary incorporated or otherwise organized under the laws of in Germany which becomes a Credit Party under this Agreement after the date hereof.

“Goods” means all “goods” as defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, including embedded software to the extent included in “goods” as defined in the Code, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” means as to any Person, any obligation of such Person guaranteeing, providing comfort or otherwise supporting any Indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (d) protect the beneficiary of such arrangement from loss (other than product warranties given in the ordinary course of business) or (e) indemnify the owner of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Indebtedness at any time shall be deemed to be an amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness, or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guaranties” means, collectively, the US Guaranty and any other guaranty executed by any Guarantor in respect of the Obligations.

“Guarantors” means Innovations, each Subsidiary of Innovations (other than (i) the European Borrower, (ii) the US Borrower in the case of the Obligations of the US Credit Parties, and (iii) the Excluded Subsidiaries) and each other Person, if any, that executes a guaranty or other similar agreement in favor of Agent, for itself and the ratable benefit of Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

“Hazardous Material” means any substance, material or waste that is regulated by, or forms the basis of liability now or hereafter under, any Environmental Laws, including any material or substance that is (a) defined as a “solid waste,” “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,”  “restricted hazardous waste,” “pollutant,” “contaminant,” “hazardous constituent,” “special waste,” “toxic substance” or other similar term or phrase under any Environmental Laws, or (b) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB’s), or any radioactive substance.

“Healthcare Laws” has the meaning ascribed to it in Section 3.1.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto, and any and all rules or regulations promulgated from time to time thereunder.

“HIPAA Compliance Date” has the meaning ascribed to it in Section 3.1.

“HIPAA Compliance Plan” has the meaning ascribed to it in Section 3.1.

“IMC” means Inverness Medical Canada Inc.

“Immaterial Subsidiary” means any Credit Party which (a) generated less than 5% of the Credit Parties’ consolidated revenues for the fiscal period most recently ended and (b) owned less than 5% of the assets (as determined on a book value basis) of the Credit Parties on a consolidated basis for such fiscal period, in each case as acceptable to Agent; provided that no Credit Party which otherwise satisfies the criteria set forth in clauses (a) and (b) above shall be treated as an Immaterial Subsidiary in this Agreement if (x) the aggregate revenues generated by all Immaterial Subsidiaries would exceed 10% of the Credit Parties’ consolidated revenues for the fiscal period most recently ended or (y) all Immaterial Subsidiaries own more than 10% of the assets of the Credit Parties on a consolidated basis, in each after including such Credit Party as an Immaterial Subsidiary for purposes of calculating compliance with clauses (x) and (y) above.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property payment for which is deferred 6 months or more, but excluding obligations to trade creditors incurred in the ordinary course of business that are unsecured and not overdue by more than 6 months unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and the present value (discounted at the Index Rate as in effect on June 30, 2005) of future rental payments under all synthetic leases, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured after taking into account the effect of any legally enforceable netting obligations of such Person under such contracts, (h) all Indebtedness referred to above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (i) the Obligations.

“Indemnified Liabilities” has the meaning ascribed to it in Section 1.13.

“Indemnified Person” has the meaning ascribed to in Section 1.13.

“Indenture” means the Indenture among Innovations, the Guarantors named therein and U.S. Bank and Trust Company, as Trustee, dated February 10, 2004, governing the Subordinated Bonds.

“Index Rate” means, for any day, a floating rate equal to the higher of (i) the rate publicly quoted from time to time by The Wall Street Journal as the “base rate on corporate loans posted by at least 75% of the nation’s 30 largest banks” (or, if The Wall Street Journal ceases quoting a base rate of the type described, the highest per annum rate of interest published by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent), and (ii) the Federal Funds Rate plus 50 basis points per annum.  Each change in any interest rate provided for in the Agreement based upon the Index Rate shall take effect at the time of such change in the Index Rate.

“Index Rate Loan” means a Loan or portion thereof bearing interest by reference to the Index Rate.

“Innovations” has the meaning ascribed to it in the preamble to this Agreement.

“Instruments” means all “instruments,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

“Intellectual Property” means any and all Licenses, Patents, Copyrights, Trademarks, and the goodwill associated with such Trademarks.

“Intercreditor Agreement” means the Intercreditor and Subordination Agreement, dated as of November 14, 2002, by and among Agent, Innovations, US Borrower and the senior noteholders party thereto, as the same may be amended, restated, supplemented or otherwise modified and in effect from time to time.

“Interest Expense” means, with respect to any Person for any fiscal period, interest expense (whether cash or non-cash) of such Person determined in accordance with GAAP for the relevant period ended on such date, including, interest expense with respect to any

Funded Debt of such Person and interest expense for the relevant period that has been capitalized on the balance sheet of such Person but excluding all non-cash charges as they relate to the amortization or write-offs of capitalized financing or debt origination fees or costs.

“Interest Hedge Agreements” means agreements relating to the obligations of any Person pursuant to any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements; provided, that any such arrangements are non-speculative in nature.

“Interest Payment Date” means (a) as to any Index Rate Loan, the first Business Day of each Fiscal Quarter to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the applicable LIBOR Period; and provided that, in addition to the foregoing, each of (x) the date upon which all of the Commitments have been terminated and the Loans have been paid in full and (y) the Commitment Termination Date shall be deemed to be an “Interest Payment Date” with respect to any interest that has then accrued under the Agreement.

“Inventory” means all “inventory,” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, wherever located, and in any event including inventory, merchandise, goods and other personal property that are held by or on behalf of any Credit Party for sale or lease or are furnished or are to be furnished under a contract of service, or that constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Credit Party’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

“Inverness Medical Investments” means Inverness Medical Investments, LLC, a Delaware limited liability company.

“Inverness Japan” means Inverness Medical Japan, Ltd.

“Investment Property” means all “investment property” as such term is defined in the Code now owned or hereafter acquired by any Credit Party, wherever located, including (i) all securities, whether certificated or uncertificated, including stocks, bonds, interests in limited liability companies, partnership interests, treasuries, certificates of deposit, and mutual fund shares; (ii) all securities entitlements of any Credit Party, including the rights of any Credit Party to any securities account and the financial assets held by a securities intermediary in such securities account and any free credit balance or other money owing by any securities intermediary with respect to that account; (iii) all securities accounts of any Credit Party; (iv) all commodity contracts of any Credit Party; and (v) all commodity accounts held by any Credit Party.

“IRC” means the Internal Revenue Code of 1986 and all regulations promulgated thereunder.

“IRS” means the Internal Revenue Service.

“IVC Mortgaged Property” means the real property owned by IVC Industries, Inc. and located at 500 Halls Mill Road, Freehold, New Jersey.

“L/C Issuer” has the meaning ascribed to it in Annex B.

“L/C Sublimit” has the meaning ascribed to it in Annex B.

“Lender Swap Contract” means any Swap Contract by and between Innovations or any Domestic Subsidiary and an Eligible Swap Counterparty.

 “Lenders” means GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall decide to assign all or any portion of the Obligations, such term shall include any assignee of such Lender.

“Letter of Credit Fee” has the meaning ascribed to it in Annex B.

“Letter of Credit Obligations” means all outstanding obligations incurred by Agent and Lenders at the request of US Borrower or European Borrower (as the case may be), whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of Letters of Credit by Agent or another L/C Issuer or the purchase of a participation as set forth in Annex B with respect to any Letter of Credit.  The amount of such Letter of Credit Obligations shall equal the maximum amount that may be payable at such time or at any time thereafter by Agent or Lenders thereupon or pursuant thereto.

“Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, including rights to payment or performance under a letter of credit, whether or not such Credit Party, as beneficiary, has demanded or is entitled to demand payment or performance.

“Letters of Credit” means standby letters of credit issued for the account of US Borrower or European Borrower (as the case may be) by any L/C Issuer, and bankers’ acceptances issued by US Borrower or European Borrower (as the case may be), for which Agent and Lenders have incurred Letter of Credit Obligations.

“LIBOR Business Day” means a Business Day on which banks in the City of London are generally open for interbank or foreign exchange transactions.

“LIBOR Loan” means a Loan or any portion thereof bearing interest by reference to the LIBOR Rate.

“LIBOR Period” means, with respect to any LIBOR Loan, each period commencing on a LIBOR Business Day selected by European Borrower or US Borrower, as applicable pursuant to the Agreement and ending one, two or three months thereafter, as selected by European Borrower’s or US Borrower’s irrevocable notice to Agent as set forth in Section 1.5(e); provided, that the foregoing provision relating to LIBOR Periods is subject to the following:

(a)                                  if any LIBOR Period would otherwise end on a day that is not a LIBOR Business Day, such LIBOR Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding LIBOR Business Day;

(b)                                 any LIBOR Period that would otherwise extend beyond the Commitment Termination Date shall end 2 LIBOR Business Days prior to such date;

(c)                                  any LIBOR Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last LIBOR Business Day of a calendar month;

(d)                                 Borrowers shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

(e)                                  Borrowers shall select LIBOR Periods so that there shall be no more than 8 separate LIBOR Loans in existence at any one time.

“LIBOR Rate” means for each LIBOR Period, a rate of interest determined by Agent equal to:

(a)                                  the offered rate for deposits in United States Dollars for the applicable LIBOR Period that appears on Telerate Page 3750 as of 11:00 a.m. (London time), on the second full LIBOR Business Day next preceding the first day of such LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used); divided by

(b)                                 a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day that is 2 LIBOR Business Days prior to the beginning of such LIBOR Period (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board that are required to be maintained by a member bank of the Federal Reserve System).

If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Agent and Borrower Representative.

“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by any Credit Party.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

“Litigation” has the meaning ascribed to it in Section 3.13.

“Loan Account” has the meaning ascribed to it in Section 1.12.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, the GE Capital Fee Letter, the Closing Date Fee Letter, the US Master Standby Agreement, the European Master Standby Agreement, the Intercreditor Agreement and all other agreements, instruments, documents and certificates identified in the Closing Checklist executed and delivered to, or in favor of, Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Credit Party, or any employee of any Credit Party, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby (excluding, in any event, all Lender Swap Contracts).  Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loans” means, collectively, the US Revolving Loan, the European Revolving Loan, the US Swing Line Loan, the European Swing Line Loan and the Term Loans.

“Lock Boxes” has the meaning ascribed to it in Annex C.

“LTM EBITDA” means, as of any date of determination, EBITDA of the Reporting Credit Parties for the twelve (12) Fiscal Month period most recently ended for which Financial Statements have been delivered to Agent and Lenders in accordance with the terms hereof. For purposes of calculating LTM EBITDA, consolidated net income shall include the income (or deficit) of any Person acquired during a measurement period, for the period prior to the date of such acquisition in respect of such measurement period, subject to all pro forma adjustments reasonably satisfactory to Requisite Lenders.

“Majority Lenders” means Lenders having (a) greater than 50% of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than 50% of the aggregate outstanding amount of all Loans.

“Margin Stock” has the meaning ascribed to in Section 3.10.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of the US Credit Parties considered as a whole, the European Credit Parties considered as a whole or the Credit Parties considered as a whole, (b) any Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement or any Guarantor’s ability to honor its guaranty obligation pursuant to the Guaranties, (c) the Collateral or Agent’s Liens, on behalf of itself and

Lenders, on the Collateral or the priority of such Liens, or (d) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents.

“Material Contracts” means, collectively, the Acquisition Agreement, the Subordinated Debt Documents and each of the agreements set forth on Exhibit A-1 to this Agreement.

“ML Capital” has the meaning ascribed to it in the preamble to this Agreement.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA, and to which any Credit Party or ERISA Affiliate is making, is obligated to make or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

 “Non-Funding Lender” has the meaning ascribed to it in Section 9.9(a)(ii).

“Notes” means, collectively, the US Revolving Notes, the European Revolving Notes, the US Swing Line Notes, the European Swing Line Notes, the US Term Notes, the European Term Notes, the Conversion US Term Notes and the Conversion European Term Notes.

“Notice of Conversion/Continuation” has the meaning ascribed to it in Section 1.5(e).

“Notice of European Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(b).

“Notice of US Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a).

“Obligations” means all loans, advances, debts, liabilities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by any Credit Party to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents.  This term (i) includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against any Credit Party in bankruptcy, whether or not allowed in such case or proceeding), Fees, Charges, expenses, attorneys’ fees and any other sum chargeable to any Credit Party under the Agreement or any of the other Loan Documents, including, without limitation, the L/C Obligations, but (ii) excludes, in any event, all Eligible Swap Obligations (except as otherwise provided in the last sentence of this definition).  Notwithstanding the forgoing, with respect to Inverness Medical Investments, in its capacity as (i) a Grantor under the US Security Agreement and the US Intellectual Property Security Agreement, (ii) a Guarantor under the US Guaranty, and (iii) a Pledgor under the US Pledge Agreement, “Obligations” or similar terms under such documents shall mean Obligations of the European Credit Parties and shall not include Obligations of the US Credit Parties.  Subject to Section 1.19 hereof, solely for purposes of any collateral security for, or any guaranty of, the

Obligations provided by the US Credit Parties in any Collateral Document entered into by the US Credit Parties (or any term or provisions in any other Loan Document related thereto), the term “Obligations” as used therein shall include the Eligible Swap Obligations unless otherwise expressly excluded therein; provided, that, it is understood and agreed that, notwithstanding the foregoing or any other provision to the contrary in any of the Collateral Documents or other Loan Documents, in no event shall (i) any European Credit Party be liable in any manner (whether pursuant to any guaranty or otherwise) for any Eligible Swap Obligation, (ii) any assets of any European Credit Party at any time serve directly or indirectly as security for any Eligible Swap Obligations, or (iii) more than 65% (or in the case of Swissco, 66%) of the total stock or other equity interests of any European Credit Party secure any Eligible Swap Obligations.

“Orgenics” means Orgenics Ltd., an entity organized under the laws of Israel.

“Orgenics Holdings” means Orgenics International Holdings BV, an entity organized under the laws of The Netherlands.

“Participant Register” has the meaning ascribed to it in Section 9.1(i).

“Patent License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right with respect to any invention on which a Patent is in existence.

“Patents” means all of the following in which any Credit Party now holds or hereafter acquires any interest:  (a) all letters patent of the United States of America or of any other country, all registrations and recordings thereof, and all applications for letters patent of the United States of America or of any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State, or any other country, and (b) all reissues, continuations, continuations-in-part or extensions thereof.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means a Plan described in Section 3(2) of ERISA.

“Permitted Acquisition” has the meaning ascribed to it in Section 6.1.

“Permitted Encumbrances” means the following encumbrances:  (a) Liens for taxes or assessments or other governmental Charges not yet due and payable or which are being contested in accordance with Section 5.2(b); (b) pledges or deposits of money securing statutory obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation (excluding Liens under ERISA); (c) pledges or deposits of money securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Credit Party is a party as lessee made in the ordinary course of business; (d) inchoate and unperfected workers’, mechanics’ or similar liens arising in the ordinary course of business, so long as such Liens attach only to Equipment, Fixtures and/or Real Estate; (e) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing liabilities in an outstanding aggregate amount not in excess of $100,000 (or the Equivalent Amount thereof) at any time, so long as such Liens attach only to

Inventory; (f) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Credit Party is a party; (g) any attachment or judgment lien not constituting an Event of Default under Section 8.1(j); (h) zoning restrictions, easements, licenses, or other restrictions on the use of any Real Estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such Real Estate; (i) presently existing or hereafter created Liens in favor of Agent, on behalf of Lenders; (j) a first priority charge in favor of the Irish Industrial Development Authority on the real property owned by Cambridge Diagnostics Ireland Ltd. located at Mervue Business Park – Unit 1D, Galway, Ireland, and (k) Liens expressly permitted under clauses (b) and (c) of Section 6.7 of the Agreement, and (l) bankers’ liens and set-off rights of banks against deposit accounts of a Credit Party at such bank to the extent (i) permitted by a blocked account agreement entered into among such bank, Agent and the applicable Domestic Credit Party, (ii) Agent has consented to such lien or set-off right, or (iii) relating to an account which is not required to be subject to a blocked account agreement.

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means, at any time, an “employee benefit plan”, as defined in Section 3(3) of ERISA, that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to, on behalf of participants who are or were employed by any Credit Party or ERISA Affiliate.

“Pledge Agreements” means the US Pledge Agreement together with all supplements thereto, and any other pledge or similar agreement delivered on or prior to the Closing Date listed on Schedule 3 hereto, granting a Lien on the Stock described on Schedule 3 hereto in favor of Agent, and any other agreement delivered after the Closing Date (including by way of supplement to any pledge agreement) by any Person granting a Lien on any Stock owned by such Person, in each case as amended, supplemented or modified from time to time in accordance with its terms; provided that, subject to Section 5.11, any such pledge agreement granting a Lien on the Stock of a European Credit Party shall provide that (i) only 65% of the voting Stock of such European Credit Party shall secure the Obligations of the US Credit Parties and (ii) 100% of the voting and non-voting Stock of such European Credit Party shall secure the Obligations of the European Credit Parties.

“Proceeds” means “proceeds,” as such term is defined in the Code, including (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Credit Party from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to any Credit Party from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any Person acting under color of governmental authority), (c) any claim of any Credit Party against third parties (i) for past, present or future infringement of any Patent or Patent License, or (ii) for past, present or future infringement or dilution of any Copyright, Copyright License, Trademark or Trademark License, or for injury to the goodwill associated with any Trademark or Trademark License, (d) any recoveries by any Credit Party against third parties with respect to any litigation or dispute concerning any of the Collateral including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral, (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock, and (f) any and all other amounts, rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

“Pro Forma” means the unaudited consolidated and consolidating balance sheet of the Reporting Credit Parties as of March 31, 2005 after giving pro forma effect to the Related Transactions.

“Projections” means the Reporting Credit Parties’ forecasted consolidated:  (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements, all consistent with the historical Financial Statements of the Reporting Credit Parties.

 “Pro Rata Share” means with respect to all matters relating to any Lender, (a) with respect to the US Revolving Loan, the percentage obtained by dividing (i) the US Revolving Loan Commitment of such Lender by (ii) the aggregate US Revolving Loan Commitments of all US Revolving Lenders, (b) with respect to the European Revolving Loan, the percentage obtained by dividing (i) the European Revolving Loan Commitment of such Lender by (ii) the aggregate European Revolving Loan Commitments of all European Revolving Lenders, (c) with respect to the US Term Loan, the percentage obtained by dividing (i) the US Term Loan Commitment of such Lender by (ii) the aggregate US Term Loan Commitments of all US Term Lenders, (d) with respect to the European Term Loan, the percentage obtained by dividing (i) the European Term Loan Commitment of such Lender by (ii) the aggregate European Term Loan Commitments of all European Term Lenders, and (e) with respect to all Loans, the percentage obtained by dividing (i) the aggregate Commitments of that Lender by (ii) the aggregate Commitments of all Lenders as any such percentages may be adjusted by assignments permitted pursuant to Section 9.1; provided that, with respect to the US Revolving Loan, the European Revolving Loan, the US Term Loan, the European Term Loan or all Loans, on and after the Commitment Termination Date, the percentage referenced above shall be obtained by dividing (i) the aggregate outstanding principal balance of the applicable Loan or all Loans held by that Lender, by (ii) the outstanding principal balance of the applicable Loan or all Loans held by all Lenders.

 “Qualified Plan” means a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Real Estate” has the meaning ascribed to it in Section 3.6.

“Refunded European Swing Line Loan” has the meaning ascribed to it in Section 1.1(e)(iii).

“Refunded US Swing Line Loan” has the meaning ascribed to it in Section 1.1(d)(iii).

“Register” has the meaning ascribed to it in Section 9.1(h).

“Registered Loan” has the meaning ascribed to it in Section 9.1(g).

“Registered Note” has the meaning ascribed to it in Section 9.1(g).

“Related Transactions” means the initial borrowing of the Loans on the Closing Date, the Acquisition, the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

“Related Transactions Documents” means the Loan Documents, the Acquisition Agreement and all other agreements or instruments executed and/or delivered in connection with the Related Transactions.

“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Reporting Credit Parties” means, collectively, Innovations and its Subsidiaries; provided that if Reporting Credit Parties which are Excluded Subsidiaries generate more than 5% of the Reporting Credit Parties’ EBITDA on a consolidated basis for the fiscal period most recently ended as determined by Agent by reference to the Financial Statements for such fiscal period, the Reporting Credit Parties shall not include more than 5% of the aggregate EBITDA of such Excluded Subsidiaries for purposes of calculating EBITDA hereunder.

“Requisite Lenders” means (a) Lenders holding at least 66 2/3% of the Commitments of all Lenders, and (b) if the Commitments have been terminated, Lenders holding more than 66 2/3% of the aggregate outstanding amount of all Loans.

“Requisite Term Lenders” means Lenders holding more than 66 2/3% of the aggregate outstanding amount of all Term Loans.

“Restated Financial Statements” has the meaning ascribed to it in Section 5.13(b).

“Restricted Credit Parties” means, collectively (a) Inverness Japan, (b) Inverness Medical France SAS, and (c) Orgenics International Holdings, BV.

“Restricted Payment” means, with respect to any Credit Party (a) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets in respect of Stock; (b) any payment on account of the purchase, redemption, defeasance, sinking fund or other retirement of such Credit Party’s Stock or any other payment or distribution made in respect thereof, either directly or indirectly; (c) any payment or prepayment of principal of, premium, if any, or interest, fees or other charges on or with respect to, and any redemption, purchase, retirement, defeasance, sinking fund or similar payment and any claim for rescission with respect to, any Subordinated Debt; (d) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of such Credit Party now or hereafter outstanding; (e) any payment of a claim for the rescission of the purchase or sale of, or for material damages arising from the purchase or sale of, any shares of such Credit Party’s Stock or of a claim for reimbursement, indemnification or contribution arising out of or related to any such claim for damages or rescission; (f) any payment, loan, contribution, or other transfer of funds or other property to any Stockholder of such Credit Party other than payment of compensation in the ordinary course of business to Stockholders who are employees of such Person; and (g) any payment of management fees (or other fees of a similar nature) by such Credit Party to any Stockholder of such Credit Party or its Affiliates.

“Retiree Welfare Plan” means, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Revolving Lenders” means, as of any date of determination, Lenders having a US Revolving Loan Commitment and a European Revolving Loan Commitment.

“Revolving Loan Commitment” means, as to any Lender, the aggregate of the US Revolving Loan Commitment and the European Revolving Loan Commitment of such Lender.

“Revolving Loans” means, collectively the US Revolving Loans and the European Revolving Loans.

“Seller” means Abbott Laboratories, an Illinois corporation, Abbott Cardiovascular, Inc. and Abbott Japan Co., Ltd.

“Senior Consolidated Leverage Ratio” means, with respect to the Reporting Credit Parties on a consolidated basis, the ratio of (a) the sum of Funded Debt as of any date of determination less Subordinated Debt as of such date less available cash in excess of $5,000,000 in Blocked Accounts on such date, to (b) LTM EBITDA for the twelve months ending on that date of determination.

“Senior Obligations” has the meaning ascribed to it in Section 11.18.

“Software” means all “software” as such term is defined in the Code, now owned or hereafter acquired by any Credit Party, other than software embedded in any category of Goods, including all computer programs and all supporting information provided in connection with a transaction related to any program.

“Solvent”  means, with respect to any Person or group of Persons on a consolidated basis on a particular date, that on such date (a) the fair value of the property of such Person or group is greater than the total amount of liabilities, including contingent liabilities, of such Person or group; (b) the present fair salable value of the assets of such Person or group is not less than the amount that will be required to pay the probable liability of such Person or group on its debts as they become absolute and matured; (c) such Person or group does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s or group’s ability to pay as such debts and liabilities mature; (d) such Person or group is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s or group’s property would constitute an unreasonably small capital and; (e) it is not insolvent and would not be deemed to be insolvent under any laws applicable to it.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

“Spot Rate” for a currency means the rate quoted by the Agent as the spot rate for the purchase by Agent of such currency with another currency through its foreign exchange office at approximately 11:00 a.m. (London time) on the date two Business Days prior to the date as of which the foreign exchange computation is made.

“Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

“Stockholder” means, with respect to any Person, each holder of Stock of such Person.

“Subordinated Bonds” means those certain 8.75% senior subordinated notes due February 15, 2012 in the original principal amount of $150,000,000 issued by Innovations to certain holders thereof.

“Subordinated Debt” means the Indebtedness of Innovations evidenced by the Subordinated Bonds, the Subordinated Notes and any other Indebtedness of any Credit Party which is subordinated to the Obligations in a manner and form satisfactory to Agent and Lenders in their sole discretion, as to right and time of payment and as to any other rights and remedies thereunder.

“Subordinated Debt Documents” means, collectively, the Subordinated Note Documents, the Indenture and any other agreement, instrument, guaranty or other document evidencing or relating to any Subordinated Debt, in each case in form and substance satisfactory to Agent and Requisite Lenders.

“Subordinated Note and Warrant Purchase Agreement” means that certain Subordinated Note and Warrant Purchase Agreement, dated as of September 20, 2002, by and among Innovations, each of the investors party thereto and Pear Tree Partners, L.P.

“Subordinated Note Documents” means, collectively, the Subordinated Notes, the Subordinated Note and Warrant Purchase Agreement and the Warrants.

“Subordinated Notes” means those certain 10% Subordinated Notes due September 20, 2008, dated September 20, 2002, in the original aggregate principal amount of $20,000,000 issued by Innovations to certain subordinated noteholders.

“Subordinated Obligations” has the meaning ascribed to it in Section 11.18.

“Subsidiary” means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner.  Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of a Borrower.

“Supporting Obligations” means all “supporting obligations” as such term is defined in the Code, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

“Swap Contract” means any “swap agreement,” as defined in Section 101 of the Bankruptcy Code, that is intended to provide protection against fluctuations in interest or currency exchange rates and shall include, without limitation, Interest Hedge Agreements and Foreign Exchange Agreements.

“Swing Line Advances” means, collectively, US Swing Line Advances and European Swing Line Advances.

“Swing Line Lender” means GE Capital.

“Swissco” means Inverness Medical Switzerland GmbH, an entity organized under the laws of Switzerland.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing arrangement whereby the arrangement is considered borrowed money Indebtedness for tax purposes but is classified as an operating lease or does not otherwise appear on a balance sheet under GAAP.

“Target” has the meaning ascribed to it in Section 6.1.

“Taxes” means taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Agent or a Lender by the jurisdictions under the laws of which Agent and Lenders are organized or conduct business or any political subdivision thereof.

“Term Lenders” means those Lenders having US Term Loan Commitments and/or European Term Loan Commitments.

“Term Loan Commitment” means, as to any Lender, the aggregate of the US Term Loan Commitment and the European Term Loan Commitment of such Lender.

“Term Loans” means, collectively, the US Term Loan and the European Term Loan.

“Termination Date” means the date on which (a) the Loans have been indefeasibly repaid in full in cash, (b) all other Obligations under this Agreement and the other Loan Documents (excluding in any event (i) contingent indemnity and similar claims for which no amount is then owing that survive termination of any Loan Document and (ii) any Eligible Swap Obligations) have been completely discharged (c) all Letter of Credit Obligations have been cash collateralized, canceled or backed by standby letters of credit in accordance with Annex B, and (d) none of Borrowers shall have any further right to borrow any monies under this Agreement.

“Title IV Plan” means a Pension Plan (other than a Multiemployer Plan), that is covered by Title IV of ERISA, and that any Credit Party or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

“Total Leverage Ratio” means, with respect to the Reporting Credit Parties, on a consolidated basis, the ratio of (a) Funded Debt as of any date of determination less available cash in excess of $5,000,000 in Blocked Accounts on such date, to (b) LTM EBITDA for the twelve months ending on that date of determination.

“Trademark License” means rights under any written agreement now owned or hereafter acquired by any Credit Party granting any right to use any Trademark.

“Trademarks” means all of the following now owned or hereafter existing or adopted or acquired by any Credit Party: (a) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), all registrations and recordings thereof, and all applications in connection therewith (other than “intent to use” trademark applications), including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any state or territory thereof, or any other country or any political subdivision thereof; (b) all reissues, extensions or renewals thereof; and (c) all goodwill associated with or symbolized by any of the foregoing.

“UBS” means UBS AG, Cayman Islands Branch.

“Unfunded Pension Liability” means, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of 5 years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Credit Party or any ERISA Affiliate as a result of such transaction.

“Unutilized European Amount” means, as of any date of determination, the difference between (a) the European Maximum Amount as of such date and (b) the average for the period of the daily closing balances of the aggregate European Revolving Loan (including Letter of Credit Obligations incurred for the benefit of the European Borrowers) and the European Swing Line Loan outstanding during the period for which the Fee referenced in Section 1.9(b) is due.

“Unutilized US Amount” means, as of any date of determination, the difference between (a) the US Maximum Amount as of such date and (b) the average for the period of the daily closing balances of the aggregate US Revolving Loan (including Letter of Credit Obligations incurred for the benefit of the US Borrowers) and the US Swing Line Loan outstanding during the period for which the Fee referenced in Section 1.9(b) is due.

“US Borrower” has the meaning ascribed to it in the preamble to this Agreement.

“US Credit Party” means Innovations, US Borrower and each of their respective Domestic Subsidiaries (other than Inverness Medical Investments and the Excluded US Subsidiaries).

“US Guaranty” means the Second Amended and Restated Guaranty, dated as of the Closing Date, executed by each US Credit Party in favor of Agent and Lenders, as amended and in effect from time to time.

“US Intellectual Property Security Agreement” means the Second Amended and Restated US Intellectual Property Security Agreement, dated as of the Closing Date, made in favor of Agent by the Credit Parties which are signatories thereto, as amended and in effect from time to time.

“US Master Standby Agreement” means the Amended and Restated Master Agreement for Standby Letters of Credit dated as of the Closing Date between US Borrower, as Applicant, and GE Capital, as issuer.

“US Maximum Amount” means, as of any date of determination, an amount equal to the US Revolving Loan Commitment of all Lenders as of that date.

“US Pledge Agreement” means the Second Amended and Restated Pledge Agreement, dated as of the Closing Date, executed by each of the US Credit Parties in favor of Agent pledging all Stock of its Domestic Subsidiaries, if any, and all intercompany notes owing to or held by such US Credit Party, as amended and in effect from time to time.

“US Requisite Revolving Lenders” means (a) Lenders holding at least 66 2/3% of the of the US Revolving Loan Commitments of all Lenders, and (b) if the US Revolving Loan

Commitments have been terminated, Lenders holding more than 66 2/3% of the aggregate outstanding amount of all US Revolving Loans.

“US Revolving Borrowing Availability” means as of any date of determination the US Maximum Amount less the sum of the aggregate US Revolving Loan and US Swing Line Loan then outstanding.

“US Revolving Credit Advance” has the meaning ascribed to it in Section 1.1(a)(i).

“US Revolving Lenders” means those Lenders having a US Revolving Loan Commitment.

“US Revolving Loan” means, at any time, the sum of (i) the aggregate amount of US Revolving Credit Advances outstanding to US Borrower plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of US Borrower.  Unless the context otherwise requires, references to the outstanding principal balance of the US Revolving Loan shall include the outstanding balance of Letter of Credit Obligations incurred on behalf of US Borrower.

“US Revolving Loan Commitment” means (a) as to any Lender, the aggregate commitment of such Lender to make US Revolving Credit Advances as set forth on Annex I to this Agreement or in the most recent Assignment Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make US Revolving Credit Advances, which aggregate commitment shall be (i) FORTY MILLION DOLLARS ($40,000,000) on the Closing Date, and (ii) TWENTY FIVE MILLION DOLLARS ($25,000,000) on the Conversion Date, if applicable, as such amount may be adjusted, if at all, from time to time in accordance with this Agreement.

“US Revolving Note” has the meaning ascribed to it in Section 1.1(a)(ii).

“US Security Agreement” means the Second Amended and Restated Security Agreement, dated as of the Closing Date, entered into by and among Agent and each of the US Credit Parties, as amended and in effect from time to time.

“US Swing Line Advance” has the meaning ascribed to it in Section 1.1(e)(i).

“US Swing Line Availability” has the meaning ascribed to it in Section 1.1(e)(i).

“US Swing Line Commitment” means, as to the Swing Line Lender, the commitment of the Swing Line Lender to make US Swing Line Advances as set forth on Annex I to the Agreement, which commitment constitutes a subfacility of the US Revolving Loan Commitment of the Swing Line Lender.

“US Swing Line Loan” means, as the context may require, at any time, the aggregate amount of US Swing Line Advances outstanding to US Borrower.

“US Swing Line Note” has the meaning ascribed to it in Section 1.1(e)(ii).

“US Term Lenders” means those Lenders having a US Term Loan Commitment.

“US Term Loan” has the meaning ascribed to it in Section 1.1(c)(i).

“US Term Loan Commitment” means (a) as to any Lender with a US Term Loan Commitment, the commitment of such Lender to make its Pro Rata Share of the US Term Loan as set forth on Annex I to the Agreement or in the most recent Assignment Agreement executed by such Lender, and (b) as to all Lenders with a US Term Loan Commitment, the aggregate commitment of all Lenders to make the US Term Loan, which aggregate commitment is equal to (i) TEN MILLION DOLLARS ($10,000,000) on the Closing Date (ii) TWENTY FIVE MILLION DOLLARS ($25,000,000) on the Conversion Date, if applicable.  After advancing the US Term Loan, each reference to a Lender’s US Term Loan Commitment shall refer to that Lender’s Pro Rata Share of the outstanding US Term Loan.

“US Term Note” has the meaning ascribed to it in Section 1.1(c)(i)(1).

“Warrants” means, collectively, those certain Warrants for the Purchase of Shares of Common Stock of Inverness Medical Innovations, Inc. issued by Innovations for the account of the investors party to the Subordinated Note and Warrant Purchase Agreement.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“Working Capital” means, with respect to the Credit Parties (other than US Borrower) or US Borrower, as the context may require, Current Assets minus Current Liabilities.

Rules of construction with respect to accounting terms used in the Agreement or the other Loan Documents shall be as set forth in Annex F.  All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein; in the event that any term is defined differently in different Articles or Divisions of the Code, the definition contained in Article or Division 9 shall control; provided, that, in any event, the term “security interest” shall include a hypothec.  Unless otherwise specified, references in the Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in the Agreement.  The words “herein,” “hereof” and “hereunder” and other words of similar import refer to the Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement or any such Annex, Exhibit or Schedule.

Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders.  The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.  Whenever any provision in any Loan

Document refers to the knowledge (or an analogous phrase) of any Credit Party, such words are intended to signify that an officer of such Credit Party has actual knowledge or awareness of a particular fact or circumstance, or in the exercise of its duties with reasonable diligence, should have known or been aware of a particular fact or circumstance.  Each of the Credit Parties represents and warrants to Agent and Lenders that the officers of such Credit Party are the individuals in such entities who are primarily responsible for addressing or managing all such particular matters.

ANNEX B (Section 1.2)
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CREDIT AGREEMENT

LETTERS OF CREDIT

(a)           Issuance. Subject to the terms and conditions of the Agreement, Agent and Revolving Lenders agree to incur, from time to time prior to the Commitment Termination Date, upon the request of (i) US Borrower and for US Borrower’s account or (ii) European Borrower and for European Borrower’s account, Letter of Credit Obligations by causing Letters of Credit to be issued by GE Capital or a Subsidiary thereof or a bank or other legally authorized Person selected by or acceptable to Agent in its sole discretion (each, an “L/C Issuer”) for the applicable Borrower’s account and guaranteed by Agent; provided, that if the L/C Issuer is a Revolving Lender, then such Letters of Credit shall not be guaranteed by Agent but rather each Revolving Lender shall, subject to the terms and conditions hereinafter set forth, purchase (or be deemed to have purchased) risk participations in all such Letters of Credit issued with the written consent of Agent, as more fully described in paragraph (b)(ii) below.  The aggregate amount of all such Letter of Credit Obligations shall not at any time exceed THIRTY-FIVE MILLION DOLLARS ($35,000,000) (the “L/C Sublimit”); provided that (A) the aggregate amount of Letter of Credit Obligations of US Borrower shall not at any time exceed the US Maximum Amount less the aggregate outstanding principal balance of the US Revolving Credit Advances and the US Swing Line Loan and (B) the aggregate amount of Letter of Credit Obligations of European Borrower shall not at any time exceed the European Maximum Amount less the aggregate outstanding principal balance of the European Revolving Credit Advances and the European Swing Line Loan.  No such Letter of Credit shall have an expiry date that is more than the earlier of one year following the date of issuance thereof, unless otherwise determined by the Agent, in its sole discretion, and neither Agent nor Revolving Lenders shall be under any obligation to incur Letter of Credit Obligations in respect of, or purchase risk participations in, any Letter of Credit having an expiry date that is later than the date which is five (5) Business Days prior to the Commitment Termination Date.

(b)           (i)            Advances Automatic; Participations.  In the event that Agent or any Revolving Lender shall make any payment on or pursuant to any Letter of Credit Obligation, such payment shall then be deemed automatically to constitute a US Revolving Credit Advance or a European Revolving Credit Advance (as the case may be) under Section 1.1(a) of the Agreement regardless of whether a Default or Event of Default has occurred and is continuing and notwithstanding any Borrower’s failure to satisfy the conditions precedent set forth in Section 2, and each Revolving Lender shall be obligated to pay its Pro Rata Share thereof in accordance with the Agreement.  The failure of any Revolving Lender to make available to Agent for Agent’s own account its Pro Rata Share of any such Advance or payment by Agent under or in respect of a Letter of Credit shall not relieve any other Revolving Lender of its obligation hereunder to make available to Agent its Pro Rata Share thereof, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender to make available such other Revolving Lender’s Pro Rata Share of any such payment.

(ii)           If it shall be illegal or unlawful for any Borrower to incur Advances as contemplated by paragraph (b)(i) above because of an Event of Default described in

Sections 8.1(h) or (i) or otherwise or if it shall be illegal or unlawful for any Revolving Lender to be deemed to have assumed a ratable share of the reimbursement obligations owed to an L/C Issuer, or if the L/C Issuer is a Revolving Lender, then (A) immediately and without further action whatsoever, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation equal to such Revolving Lender’s Pro Rata Share (based on the US Revolving Loan Commitments or European Revolving Loan Commitments, as the case may be) of the Letter of Credit Obligations in respect of all Letters of Credit then outstanding and (B) thereafter, immediately upon issuance of any Letter of Credit, each Revolving Lender shall be deemed to have irrevocably and unconditionally purchased from Agent (or such L/C Issuer, as the case may be) an undivided interest and participation in such Revolving Lender’s Pro Rata Share (based on the US Revolving Loan Commitments or the European Revolving Loan Commitments, as the case may be) of the Letter of Credit Obligations with respect to such Letter of Credit on the date of such issuance.  Each Revolving Lender shall fund its participation in all payments or disbursements made under the Letters of Credit in the same manner as provided in the Agreement with respect to US Revolving Credit Advances and European Revolving Credit Advances.

(c)           Cash Collateral.

(i)            If any Borrower is required to provide cash collateral for any Letter of Credit Obligations pursuant to the Agreement prior to the Commitment Termination Date, such Borrower will pay to Agent for the ratable benefit of itself and Revolving Lenders cash or cash equivalents acceptable to Agent (“Cash Equivalents”) in an amount equal to 105% of the maximum amount then available to be drawn under each applicable Letter of Credit outstanding for the benefit of such Borrower.  Such funds or Cash Equivalents shall be held by Agent in an interest-bearing cash collateral account (the “Cash Collateral Account”) maintained at a bank or financial institution acceptable to Agent.  The Cash Collateral Account shall be in the name of the applicable Borrower and shall be pledged to, and subject to the control of, Agent, for the benefit of Agent and Lenders, in a manner satisfactory to Agent.  Each Borrower hereby pledges and grants to Agent, on behalf of itself and Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the Letter of Credit Obligations and other Obligations, whether or not then due.  The Agreement, including this Annex B, shall constitute a security agreement under applicable law.

(ii)           If any Letter of Credit Obligations, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date, the applicable Borrower shall either (A) provide cash collateral therefore in the manner described above, or (B) cause all such Letters of Credit and guaranties thereof, if any, to be canceled and returned, or (C) deliver a stand-by letter (or letters) of credit in guaranty of such Letter of Credit Obligations, which stand-by letter (or letters) of credit shall be of like tenor and duration (plus 30 additional days) as, and in an amount equal to 105% of the aggregate maximum amount then available to be drawn under, the Letters of Credit to which such outstanding Letter of Credit Obligations relate and shall be issued by a Person, and shall be subject to such terms and conditions, as are be satisfactory to Agent in its sole discretion.

(iii)          From time to time after funds are deposited in the Cash Collateral Account by the applicable Borrower, whether before or after the Commitment Termination Date, Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, and in such order as Agent may elect, as shall be or shall become due and payable by the applicable Borrower to Agent and Lenders with respect to such Letter of Credit Obligations of such Borrower and, upon the satisfaction in full of all Letter of Credit Obligations of such Borrower, to any other Obligations of such Borrower then due and payable.

(iv)          Neither Borrower nor any Person claiming on behalf of or through any Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon the termination of all Letter of Credit Obligations and the payment of all amounts payable by Borrowers to Agent and Lenders in respect thereof, any funds remaining in the Cash Collateral Account shall be applied to other Obligations then due and owing and upon payment in full of such Obligations, any remaining amount shall be paid to the applicable Borrower or as otherwise required by law.  Interest earned on deposits in the Cash Collateral Account shall be for the account of Agent.

(d)           Fees and Expenses.  Each Borrower agrees to pay to Agent for the benefit of Revolving Lenders, as compensation to such Lenders for Letter of Credit Obligations incurred on its behalf hereunder, (i) all costs and expenses incurred by Agent or any Lender on account of such Letter of Credit Obligations, and (ii) for each quarter during which any Letter of Credit Obligation shall remain outstanding, a fee (the “Letter of Credit Fee”) in an amount equal to the Applicable L/C Margin from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit.  Such fee shall be paid to Agent for the benefit of the Revolving Lenders in arrears, on the first day of each quarter and on the Commitment Termination Date.  In addition, each Borrower shall pay to any L/C Issuer, on demand, such fees (including all per annum fees), charges and expenses of such L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued.

(e)           Request for Incurrence of Letter of Credit Obligations.  The applicable Borrower shall give Agent at least 2 Business Days’ prior written notice requesting the incurrence of any Letter of Credit Obligation.  The notice shall be accompanied by the form of the Letter of Credit (which shall be acceptable to the L/C Issuer) and a completed Application for Standby Letter of Credit or Application in the form of Exhibit B-1 attached hereto.  Notwithstanding anything contained herein to the contrary, Letter of Credit applications by a Borrower and approvals by Agent and the L/C Issuer may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and among the applicable Borrower, Agent and the L/C Issuer.

(f)            Obligation Absolute.  The obligation of each Borrower to reimburse Agent and Revolving Lenders for payments made with respect to any Letter of Credit Obligation issued on its behalf shall be absolute, unconditional and irrevocable, without necessity of presentment, demand, protest or other formalities, and the obligations of each Revolving Lender to make payments to Agent with respect to Letters of Credit shall be unconditional and irrevocable.  Such obligations of Borrowers and Revolving Lenders shall be paid strictly in accordance with the terms hereof under all circumstances including the following:

(i)            any lack of validity or enforceability of any Letter of Credit or the Agreement or the other Loan Documents or any other agreement;

(ii)           the existence of any claim, setoff, defense or other right that any Borrower or any of their respective Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons or entities for whom any such transferee may be acting), Agent, any Lender, or any other Person, whether in connection with the Agreement, the Letter of Credit, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between Borrowers or any of their respective Affiliates and the beneficiary for which the Letter of Credit was procured);

(iii)          any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          payment by Agent (except as otherwise expressly provided in paragraph (g)(ii)(C) below) or any L/C Issuer under any Letter of Credit or guaranty thereof against presentation of a demand, draft or certificate or other document that does not comply with the terms of such Letter of Credit or such guaranty;

(v)           any other circumstance or event whatsoever, that is similar to any of the foregoing; or

(vi)          the fact that a Default or an Event of Default has occurred and is continuing.

(g)           Indemnification; Nature of Lenders’ Duties.

(i)            In addition to amounts payable as elsewhere provided in the Agreement, each of US Borrower and European Borrower, as applicable, hereby agrees to pay and to protect, indemnify, and save harmless Agent and each Lender from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees and allocated costs of internal counsel) that Agent or any Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or guaranty thereof on its behalf, or (B) the failure of Agent or any Lender seeking indemnification or of any L/C Issuer to honor a demand for payment under any Letter of Credit issued on its behalf or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority, in each case other than to the extent solely as a result of the gross negligence or willful misconduct of Agent or such Lender (as finally determined by a court of competent jurisdiction).

(ii)           As between Agent and any Lender and Borrowers, Borrowers assume all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries, of any Letter of Credit.  In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law, neither Agent nor any Lender shall be responsible for:  (A) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (B) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (C) failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided, that in the case of any payment by Agent under any Letter of Credit or guaranty thereof, Agent shall be liable to the extent such payment was made solely as a result of its gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (D) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they may be in cipher; (E) errors in interpretation of technical terms; (F) any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (G) the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (H) any consequences arising from causes beyond the control of Agent or any Lender. None of the above shall affect, impair, or prevent the vesting of any of Agent’s or any Lender’s rights or powers hereunder or under the Agreement.

(iii)          Nothing contained herein shall be deemed to limit or to expand any waivers, covenants or indemnities made by any Borrower in favor of any L/C Issuer in any letter of credit application, reimbursement agreement or similar document, instrument or agreement between such Borrower and such L/C Issuer, including the US Master Standby Agreement and European Master Standby Agreement entered into with Agent.

ANNEX C (Section 1.8)
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CREDIT AGREEMENT

CASH MANAGEMENT SYSTEM

I.              US Cash Management.  Innovations and US Borrower shall, and Innovations shall cause each of its Domestic Subsidiaries (other than the Excluded US Subsidiaries) to, establish and maintain the Cash Management Systems described below:

(a)           On or before the Closing Date and until the Termination Date, (i) US Borrower shall establish lock boxes (“Lock Boxes”) or at Agent’s discretion, blocked accounts (“Blocked Accounts”) at one or more of the banks set forth in Disclosure Schedule (3.19), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) Innovations and US Borrower shall, and Innovations shall cause each of its Domestic Subsidiaries (other than the Excluded US Subsidiaries) to, deposit promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into one or more Blocked Accounts in US Borrower’s name or any such Subsidiary’s name and at a bank identified in Disclosure Schedule (3.19) (each, a “Relationship Bank”).  On or before the Closing Date, US Borrower shall have established a concentration account in its name (each a “Concentration Account” and collectively, the “Concentration Accounts”) at the bank or banks that shall be designated as the Concentration Account bank for US Borrower in Disclosure Schedule (3.19) (each a “Concentration Account Bank” and collectively, the “Concentration Account Banks”), which banks shall be reasonably satisfactory to Agent.

(b)           Intentionally omitted.

(c)           On or before the Closing Date (or such later date as Agent shall consent to in writing), each Concentration Account Bank and all other Relationship Banks shall have entered into tri-party blocked account agreements with Agent, for the benefit of itself and Lenders, and the applicable US Credit Party, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable Concentration Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Blocked Account is maintained, such bank agrees, from and after the receipt of a notice (an “Activation Notice”) from Agent (which Activation Notice may be given by Agent at any time at which (1) a Default or Event of Default has occurred and is continuing, (2) Agent reasonably believes based upon information available to it that a Default or an Event of Default is likely to occur; (3) Agent reasonably believes that an event or circumstance that is likely to have a Material Adverse Effect has occurred, or (4) Agent reasonably has grounds to question the integrity of US Borrower’s Cash Management Systems or any US Credit Party’s compliance with the provisions of this Annex C or any other provisions of the Loan Documents to the extent related to such Cash Management Systems (any of the foregoing being referred to herein as an “Activation Event”)), to forward immediately all amounts in each Blocked Account to such Borrower’s Concentration Account Bank and to commence the process of daily sweeps from such Blocked Account into the applicable Concentration Account and (B) with respect to each Concentration Account Bank, such bank agrees from and after the receipt of an Activation Notice from Agent upon the occurrence of an Activation Event, to immediately forward all amounts received in the applicable Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account.  Notwithstanding the foregoing, Agent shall promptly, and in any event within 3 Business Days, rescind any Activation Notice issued, and notify the applicable Relationship Bank(s) in writing with respect thereto, if none of the conditions set forth in clauses (iii)(A)(1) through (4) above continue to exist.

(d)           So long as no Default or Event of Default has occurred and is continuing, US Borrower may amend Disclosure Schedule (3.19) to add or replace a Relationship Bank, Lock Box or Blocked Account or to replace any Concentration Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account or Lock Box with the relevant bank and (ii) prior to the time of the opening of such account or Lock Box, the applicable US Credit Party and such bank shall have executed and delivered to Agent a tri-party blocked account agreement, in form and substance reasonably satisfactory to Agent.  Such US Credit Party shall close any of its accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or Lock Boxes of the bank holding such accounts or Agent’s liability under any tri-party blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(e)           The Lock Boxes, Blocked Accounts and the Concentration Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations and the Eligible Swap Obligations (subject to Section 1.19 hereof and to the limitations provided in the last sentence of the definition of “Obligations” in Annex A), and in which each US Credit Party shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to the US Security Agreement.

(f)            All amounts deposited in the Collection Account shall be deemed received by Agent in accordance with Section 1.10 and shall be applied (and allocated) by Agent in accordance with Section 1.11.  In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

(g)           Each US Credit Party shall, and Innovations shall cause its domestic Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such Person (each a “Related Person”) to, (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such US Credit Party or any such Related Person, and (ii) within 1 Business Day after receipt by such US Credit Party or any such Related Person of any checks, cash or other items of payment, deposit the same into a Blocked Account of such Person.  Each US Credit Party and each Related Person thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral are part of the Collateral.  All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the applicable Blocked Accounts.

II.            European Cash Management.  European Borrower shall, and Innovations shall cause each other European Credit Party (other than Inverness Japan) to, establish and maintain the Cash Management Systems described below:

(a)           On or before the Closing Date and until the Termination Date, European Credit Parties shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to their operating accounts (each, a “European Operating Account” and collectively, “European Operating Accounts”) with each of their relationship banks identified in Disclosure Schedule (3.19) (each, a “European Relationship Bank”), and (ii) deposit and cause its Subsidiaries to deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral into one or more European Operating Accounts.

(b)           On or before the Closing Date (or such later date as Agent shall consent to in writing, or as provided in Section 5.13(c) and (d)), European Credit Parties shall have caused each European Relationship Bank, to have entered into a blocked account agreement with Agent, for the benefit of itself and Lenders, in form and substance reasonably acceptable to Agent, which shall become operative on or prior to the Closing Date.  Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in the applicable European Operating Account are held by such bank as agent or bailee-in-possession for Agent, on behalf of itself and Lenders, and (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment (it being understood that it shall be sufficient for each European Credit Party to comply with this subclause (b) to notify its European Relationship Banks of the security in favor of Agent over the respective European Operating Accounts and to receive in response an acknowledgment of such notice from the European Relationship Banks and deliver a copy of such acknowledgment to Agent).

(c)           So long as no Default or Event of Default has occurred and is continuing, European Credit Parties may amend Disclosure Schedule (3.19) to add or replace a European Relationship Bank or European Operating Account; provided, that (i) Agent shall have consented in writing in advance to the opening of such account with the relevant bank and (ii) prior to the time of the opening of such account, such bank shall have executed and delivered to Agent a blocked account agreement, in form and substance reasonably satisfactory to Agent.  European Credit Parties shall close any of their accounts (and establish replacement accounts in accordance with the foregoing sentence) promptly and in any event within 30 days following notice from Agent that the creditworthiness of any bank holding an account is no longer acceptable in

Agent’s reasonable judgment, or as promptly as practicable and in any event within 60 days following notice from Agent that the operating performance, funds transfer or availability procedures or performance with respect to accounts or European Lock Boxes of the bank holding such accounts or Agent’s liability under any blocked account agreement with such bank is no longer acceptable in Agent’s reasonable judgment.

(d)           The European Operating Accounts shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the European Term Loan and all other Obligations of the European Borrower, and in which each applicable European Credit Party shall have granted a Lien to Agent, on behalf of itself and Lenders, pursuant to a pledge or security agreement securing the Obligations of the European Borrower.

(e)           Each European Credit Party shall and shall cause its Affiliates, officers, employees, agents, directors or other Persons acting for or in concert with such European Credit Party to (i) hold in trust for Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by such European Credit Party, and (ii) within 1 Business Day after receipt by such European Credit Party of any checks, cash or other items of payment, deposit the same into a European Operating Account of such European Credit Party.  Each European Credit Party thereof acknowledges and agrees that all cash, checks or other items of payment constituting proceeds of Collateral securing the Obligations of the European Borrower are part of such Collateral.  All proceeds of the sale or other disposition of such Collateral shall be deposited directly into the applicable European Operating Account.

ANNEX D (Section 2.1(a))
to
CREDIT AGREEMENT

CLOSING CHECKLIST

In addition to, and not in limitation of, the conditions described in Section 2.1 of the Agreement, pursuant to Section 2.1(a), the following items must be received by Agent in form and substance satisfactory to Agent on or prior to the Closing Date (each capitalized term used but not otherwise defined herein shall have the meaning ascribed thereto in Annex A to the Agreement):

A.            Appendices.  All Appendices to the Agreement, in form and substance satisfactory to Agent.

B.            Notes.  Duly executed originals of the US Revolving Notes, European Revolving Notes, US Swing Line Note, European Swing Line Note, European Term Notes and US Term Notes for each Lender, dated the Closing Date.

C.            Security Agreements.  Duly executed originals of the US Security Agreement and the European Security Agreements and all instruments, documents and agreements executed pursuant thereto.

D.            Insurance.  Satisfactory evidence that the insurance policies required by Section 5.4 are in full force and effect, together with appropriate evidence showing loss payable and/or additional insured clauses or endorsements, as requested by Agent, in favor of Agent, on behalf of Lenders.

E.             Security Interests and Code Filings.

(a)           Evidence satisfactory to Agent that Agent (for the benefit of itself and Lenders) has a valid and perfected first priority security interest in (i) the Collateral of the US Credit Parties to secure all of the Obligations and (ii) the Collateral of the European Credit Parties to secure the obligations of the European Credit Parties, including (i) such documents duly executed by each Credit Party (including financing statements under the Code (or foreign equivalent) and other applicable documents under the laws of any jurisdiction with respect to the perfection of Liens) as Agent may request in order to perfect its security interests in the Collateral and (ii) copies of Code (or foreign equivalent) search reports (or, where not available, such other equivalent information available and reasonably satisfactory to Agent) listing all effective financing statements (or equivalent information) that name any Credit Party as debtor, together with copies of such financing statements (or equivalent information), none of which shall cover the Collateral.

(b)           Evidence satisfactory to Agent, including copies, of all financing statements (or, where not available, such other equivalent documentation available and reasonably satisfactory to Agent) filed in favor of any Credit Party with respect to each location, if any, at which Inventory may be consigned.

(c)           Control Letters from (i) all issuers of uncertificated securities and financial assets held by each US Credit Party, (ii) all securities intermediaries with respect to all securities accounts and securities entitlements of each US Credit Party, and (iii) all futures commission agents and clearing houses with respect to all commodities contracts and commodities accounts held by any US Credit Party.

F.             [Intentionally Omitted.]

G.            Intellectual Property Security Agreements.  Duly executed originals of the US Intellectual Property Security Agreement and the European Intellectual Property Security Agreements, each dated the Closing Date and signed by each applicable Credit Party which owns Trademarks, Copyrights and/or Patents, as applicable, all in form and substance reasonably satisfactory to Agent, together with all instruments, documents and agreements executed pursuant thereto.

H.            Guaranties.  Duly executed originals of the Guaranties and all documents, instruments and agreements executed pursuant thereto.

I.              Pledge Agreements.  Duly executed originals of each of the Pledge Agreements accompanied by (as applicable) (a) share certificates representing all of the outstanding Stock being pledged pursuant to each such Pledge Agreement and stock powers for such share certificates executed in blank, (b) the original intercompany notes and other instruments evidencing Indebtedness being pledged pursuant to each such Pledge Agreement, duly endorsed in blank, and (c) such other instruments, documents, certifications and filings as are required thereunder.

J.             Initial Notice of US Revolving Credit Advance.  Duly executed originals of a Notice of US Revolving Credit Advance, dated the Closing Date, with respect to the initial US Revolving Credit Advance to be requested by US Borrower on the Closing Date.

K.            Initial Notice of European Revolving Credit Advance.  Duly executed originals of a Notice of European Revolving Credit Advance, dated the Closing Date, with respect to the initial European Revolving Credit Advance to be requested by European Borrower on the Closing Date.

L.             Letter of Direction.  Duly executed originals of a letter of direction from Borrower Representative addressed to Agent, on behalf of itself and Lenders, with respect to the disbursement on the Closing Date of the proceeds of the Term Loans and the initial US Revolving Credit Advance and the initial European Revolving Credit Advance.

M.           Cash Management System; Blocked Account Agreements.  Evidence satisfactory to Agent that, as of the Closing Date, Cash Management Systems complying with Annex C to the Agreement have been established and are currently being maintained in the manner set forth in such Annex C, together with copies of duly executed tri-party blocked account and lock box agreements, reasonably satisfactory to Agent, with the banks as required by Annex C.

N.            Charter and Good Standing.  For each Credit Party, such Person’s (a) charter or other organizational documents and all amendments thereto, (b) good standing certificates or the foreign equivalent (including verification of tax status) in its jurisdiction of incorporation and (c) good standing certificates or the foreign equivalent (including verification of tax status) and certificates of qualification to conduct business in each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, each dated a recent date prior to the Closing Date and certified by the applicable Secretary of State or other authorized Governmental Authority.

O.            Bylaws and Resolutions.  For each Credit Party, (a) such Person’s bylaws or the foreign equivalent, together with all amendments thereto and (b) resolutions of such Person’s Board of Directors and, to the extent required under applicable law, stockholders, approving and authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and the transactions to be consummated in connection therewith, each certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being in full force and effect without any modification or amendment.

P.             Incumbency Certificates.  For each Credit Party, signature and incumbency certificates of the officers of each such Person executing any of the Loan Documents, certified as of the Closing Date by such Person’s corporate secretary or an assistant secretary as being true, accurate, correct and complete.

Q.            Opinions of Counsel.  Duly executed originals of opinions of each of: (a) Foley Hoag LLP, US counsel for the Credit Parties, (b) Paul T. Hempel, Esq., general counsel to the Credit Parties or Jay McNamara, Associate General Counsel to the Credit Parties, (c) Perkins Coie LLP, local counsel to Ostex International, Inc. in Washington, (d) Perkins Coie LLP, local counsel to ABI and Forefront in California, and (e) any other local or foreign counsel opinions reasonably requested by Agent, each in form and substance reasonably satisfactory to Agent and its counsel, dated the Closing Date, and to include in such opinion an express statement to the effect that Agent and Lenders are authorized to rely on such opinion.

R.            Intentionally Omitted.

S.             Accountants’ Letters.  A letter from the Credit Parties to their independent auditors authorizing the independent certified public accountants of the Credit Parties to communicate with Agent and Lenders in accordance with Section 4.2.

T.            Appointment of Agent for Service.  Evidence that CT Corporation has been appointed as agent for each Credit Party for service of process.

U.            Solvency Certificate. The Credit Parties shall deliver to Agent for the benefit of Lenders a solvency certificate of the Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations reasonably satisfactory in form and substance to Agent.

V.            Fee Letter.  Duly executed originals of the GE Capital Fee Letter and the Closing Date Fee Letter.

W.           Officer’s Certificate.  Agent shall have received duly executed originals of a certificate of the Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations, dated the Closing Date, stating (on behalf of the Credit Parties and not in such Person’s individual capacity) that, with respect to the Credit Parties, since December 31, 2004, (i) no event or condition has occurred or is existing which could reasonably be expected to have a Material Adverse Effect; (ii) there has been no material adverse change in the industry in which any Borrower operates; (iii) no Litigation has been commenced which has a reasonable prospect of being determined adversely to any Credit Party and which, if successful, would have a Material Adverse Effect and no Litigation has been commenced which, if so determined, could challenge any of the transactions contemplated by this Agreement and the other Loan Documents or the Acquisition Agreement; (iv) there have been no Restricted Payments made by any Credit Party in violation of the Existing Credit Agreement; and (vi) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of the Credit Parties on a consolidated basis.

X.            Waivers.  Agent, on behalf of Lenders, shall have received landlord waivers and consents, bailee letters and mortgagee agreements in form and substance reasonably satisfactory to Agent, in each case as required pursuant to Section 5.9.

Y.            Subordination and Intercreditor Agreements.  Agent and Lenders shall have received any and all subordination and/or intercreditor agreements (including the Intercreditor Agreement), all in form and substance reasonably satisfactory to Agent, in its sole discretion, as Agent shall have deemed necessary or appropriate with respect to any Indebtedness of any Credit Party.

Z.            Audited Financials; Financial Condition.  Agent and Lenders shall have received the Financial Statements, Projections and other materials set forth in Section 3.4, certified by Innovations’ Treasurer or Vice President, Finance, in each case in form and substance reasonably satisfactory to Agent and Lenders, and Agent and Lenders shall be satisfied with all of the foregoing.  Agent and Lenders shall have further received a certificate of the Chief Financial Officer, the Treasurer and/or Vice President, Finance, of Innovations (on behalf of Innovations and not in such Person’s individual capacity), based on such Pro Forma and Projections, to the effect that (a) the Pro Forma fairly presents the financial condition of the Reporting Credit Parties as of the date thereof after giving effect to the transactions contemplated by the Loan Documents; and (b) the Projections are based upon estimates and assumptions stated therein, all of which Innovations believes to be reasonable and fair in light of current conditions and current facts known to Innovations and, as of the Closing Date, reflect Innovations’ good faith and reasonable estimates of its future financial performance and of the other information projected therein for the period set forth therein.

AA.        Assignment of Representations, Warranties, Covenants, Indemnities and Rights.  Agent shall have received a duly executed copy of an Assignment of Representations, Warranties, Covenants, Indemnities and Rights in respect of the relevant Credit Parties’ rights under the Acquisition Agreement, which assignment shall be expressly permitted under the Acquisition Agreement or shall have been consented to by Seller in writing.

BB.          US Master Standby Agreement.  A duly executed copy of the US Master Standby Agreement.

CC.          European Master Standby Agreement.  A duly executed copy of the European Master Standby Agreement.

DD.         Other.  Such other certificates, documents and agreements respecting any Credit Party as Agent may, in its sole discretion, request.

ANNEX E (Section 4.1(a))
to
CREDIT AGREEMENT

FINANCIAL STATEMENTS AND PROJECTIONS – REPORTING

Innovations shall deliver or cause to be delivered to Agent or to Agent and Lenders, as indicated, the following:

(a)           Intentionally Omitted.

(b)           Quarterly Financials.  To Agent and Lenders, within 45 days after the end of each Fiscal Quarter, consolidated and consolidating financial information regarding the Credit Parties, the Restricted Credit Parties and the Excluded Subsidiaries, certified by the Treasurer or Vice President, Finance, of Innovations (on behalf of Innovations and not in such Person’s individual capacity), including (i) unaudited balance sheets as of the close of such Fiscal Quarter and the related statements of income and cash flow for that portion of the Fiscal Year ending as of the close of such Fiscal Quarter and (ii) unaudited statements of income and cash flows for such Fiscal Quarter, in each case in the case of financial information regarding the Credit Parties, setting forth in comparative form the figures for the corresponding period in the prior year and the figures contained in the Projections for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments).  Such financial information shall be accompanied by (A) a Compliance Certificate in respect of each of the Financial Covenants that is tested on a quarterly basis and (B) the certification of the Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations (on behalf of Innovations and not in such Person’s individual capacity) that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of the Credit Parties, on both a consolidated and consolidating basis (in the case of consolidating Financial Statements, subject to intercompany eliminations and other consolidating adjustments), as at the end of such Fiscal Quarter and for that portion of the Fiscal Year then ended, (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.  In addition, Innovations shall deliver to Agent and Lenders, within 45 days after the end of each Fiscal Quarter, (i) a management discussion and analysis that includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that Fiscal Quarter to the corresponding period in the prior year, and (ii) a schedule of tangible assets, Accounts and accounts payable for Innovations and each of its Subsidiaries and for the US Credit Parties, the Excluded US Subsidiaries, the European Credit Parties, the Excluded European Subsidiaries, and the Restricted Credit Parties.

(c)           Operating Plan. To Agent and Lenders, as soon as available, but not later than 60 days after the end of each Fiscal Year, an annual operating plan for the Credit Parties, on a consolidated and consolidating basis, approved by the Board of Directors of Innovations, for the following Fiscal Year, which (i) includes a statement of all of the material assumptions on which such plan is based, (ii) includes quarterly balance sheets, income statements and statements of cash flows for the following year and (iii) integrates sales, gross profits, operating expenses, operating profit and cash flow projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, Capital Expenditures and facilities.

(d)           Annual Audited Financials. To Agent and Lenders, within 90 days after the end of each Fiscal Year, audited Financial Statements for the Credit Parties on a consolidated and (unaudited) consolidating basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which Financial Statements shall be prepared in accordance with GAAP and certified without qualification, by an independent certified public accounting firm of national standing or otherwise acceptable to Agent.  Such Financial Statements shall be accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the Financial Covenants, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred as a result of the Reporting Credit Parties’ failure to comply with the Financial Covenants (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Agent and subject to standard qualifications required by nationally recognized accounting firms, signed by such accounting firm acknowledging that Agent and Lenders are entitled to rely upon such accounting firm’s certification of such audited Financial Statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters, (v) a schedule of all intercompany balances among the Credit Parties as of the last day of that Fiscal Year; and (vi) the certification of the Chief Financial Officer, Treasurer or Vice President, Finance, of Innovations (on behalf of Innovations and not in such Person’s individual capacity) that all such Financial Statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of the Credit Parties on a consolidated and consolidating basis (in the case of consolidating Financial Statements, subject to intercompany eliminations and other consolidating adjustments), as at the end of such Fiscal Year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default has occurred and is continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default.

(e)           Management Letters.  To Agent and Lenders, within 5 Business Days after receipt thereof by any Credit Party, copies of all management letters, exception reports or similar letters or reports received by such Credit Party from its independent certified public accountants.

(f)            Default Notices.  To Agent and Lenders, as soon as practicable, and in any event within 5 Business Days after an executive officer of any Credit Party has actual knowledge of the existence of any Default, Event of Default or other event that has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event, including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day.

(g)           SEC Filings and Press Releases.  To Agent and Lenders, promptly upon their becoming available, copies of:  (i) all Financial Statements, reports, notices and proxy statements made publicly available by any Credit Party to its security holders; (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by any Credit Party with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority; and (iii) all press releases and other statements made available by any Credit Party to the public concerning material changes or developments in the business of any such Person; provided, that, to the extent any of the documents referenced in clauses (i), (ii) or (iii) have been made publicly available, such documents shall not be required to be delivered to Agent and Lenders.

(h)           Subordinated Debt and Equity Notices.  To Agent, (A) as soon as practicable, copies of all material written notices given or received by any Credit Party with respect to any Subordinated Debt or Stock of such Person, and, within 2 Business Days after any Credit Party obtains knowledge of any matured or unmatured event of default with respect to any Subordinated Debt, notice of such event of default, and (B) upon request of Agent, copies of all Subordinated Debt Documents as reasonably requested by Agent.

(i)            Supplemental Schedules.  To Agent, supplemental disclosures, if any, required by Section 5.6.

(j)            Litigation.  To Agent in writing, promptly upon learning thereof, notice of any Litigation commenced or threatened against any Credit Party that (i) seeks damages in excess of $500,000 (or the Equivalent Amount thereof), (ii) seeks injunctive relief that could reasonably be expected to have a Material Adverse Effect, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets or against any Credit Party or ERISA Affiliate in connection with any Plan, (iv) alleges criminal misconduct by any Credit Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Liabilities or (vi) involves any product recall.

(k)           Insurance Notices.  To Agent, disclosure of losses or casualties required by Section 5.4.

(l)            Lease Default Notices.  To Agent, within 2 Business Days after receipt thereof, copies of (i) any and all default notices received under or with respect to any leased location or public warehouse where any material Collateral is located, and (ii) such other notices or documents as Agent may reasonably request.

(m)          Lease Amendments.  To Agent, within 2 Business Days after receipt thereof, copies of all material amendments to the real estate leases pertaining to the properties located at (i) Mervue Business Park, Galway, Ireland, and (ii) Stannard Way, Priory Business Park, Bedford MK44 3UP, England.

(n)           Regulatory Notices.  To Agent and Lenders, within 2 Business Days after receipt thereof, copies of any notice or correspondence from any Governmental Authority received by any Credit Party alleging a violation of laws or regulations that could reasonably be expected to result in a Material Adverse Effect.

(o)           Status of ABI.  At Agent’s request, a verbal summary providing the status of and any actions taken by any Credit Party with respect to the Application Integrity Policy Application delivered to Applied Biotech, Inc. by the FDA.

(p)           Other Documents.  To Agent and Lenders, such other financial and other information respecting any Credit Party’s business or financial condition as Agent or any Lender shall from time to time reasonably request.

ANNEX F (Section 6.10)
to
CREDIT AGREEMENT

FINANCIAL COVENANTS

The Reporting Credit Parties shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

(a)           Minimum Fixed Charge Coverage Ratio.  The Reporting Credit Parties shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Fiscal Quarter Ending:	Fixed Charge Coverage Ratio:

September 30, 2005	.70:1:00
December 31, 2005	.85:1.00
March 31, 2006	.85:1.00
June 30, 2006	.90:1.00
September 30, 2006	.95:1.00
December 31, 2006	.95:1.00
March 31, 2007	.95:1.00
June 30, 2007	.95:1.00
September 20, 2007	1.00:1.00
December 31, 2007	1.00:1.00

(b)           Minimum EBITDA.  The Reporting Credit Parties on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, LTM EBITDA of not less than the following:

Fiscal Quarter Ending:	EBITDA

September 30, 2005	$44,000,000
December 31, 2005	$46,000,000
March 31, 2006	$46,000,000
June 30, 2006	$48,000,000
September 30, 2006	$48,000,000
December 31, 2006	$48,000,000
March 31, 2007	$50,000,000
June 30, 2007	$50,000,000
September 30, 2007	$52,000,000
December 31, 2007	$55,000,000

(c)           Maximum Senior Consolidated Leverage Ratio.  The Reporting Credit Parties, on a consolidated basis, shall have, at the end of each Fiscal Quarter set forth below, a Senior Consolidated Leverage Ratio as of the last day of such Fiscal Quarter and for the 12-month period then ended of not more than the following:

2.00:1.00 for the Fiscal Quarter ending September 30, 2005

2.00:1.00 for the Fiscal Quarter ending December 31, 2005

2.00:1.00 for the Fiscal Quarter ending March 31, 2006

2.00:1.00 for the Fiscal Quarter ending June 30, 2006

2.00:1.00 for the Fiscal Quarter ending September 30, 2006

2.00:1.00 for the Fiscal Quarter ending December 31, 2006

1.50:1.00 for the Fiscal Quarter ending March 31, 2007

1.50:1.00 for the Fiscal Quarter ending June 30, 2007

1.50:1.00 for the Fiscal Quarter ending September 30, 2007

1.50:1.00 for the Fiscal Quarter ending December 31, 2007

(d)           Maximum Total Leverage Ratio.  The Reporting Credit Parties, on a consolidated basis, shall have, at the end of each Fiscal Quarter set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter and for the 12 month period then ended of not more than the following:

5.75:1.00 for the Fiscal Quarter ending September 30, 2005

5.50:1.00 for the Fiscal Quarter ending December 31, 2005

5.50:1.00 for the Fiscal Quarter ending March 31, 2006

5.00:1.00 for the Fiscal Quarter ending June 30, 2006

5.00:1.00 for the Fiscal Quarter ending September 30, 2006

5.00:1.00 for the Fiscal Quarter ending December 31, 2006

4.75:1.00 for the Fiscal Quarter ending March 31, 2007

4.50:1.00 for the Fiscal Quarter ending June 30, 2007

4.25:1.00 for the Fiscal Quarter ending September 30, 2007

4.00:1.00 for the Fiscal Quarter ending December 31, 2007

Unless otherwise specifically provided herein, any accounting term used in the Agreement shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP consistently applied.  That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.  If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then the Credit Parties, Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Credit Parties’ financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, however, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders.  “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions); (ii) changes in accounting principles concurred in by Innovations’ certified public accountants; (iii) purchase accounting adjustments under FASB 141 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (iv) the reversal of any reserves established as a result of purchase accounting adjustments.  All such adjustments resulting from expenditures made subsequent to the Closing Date (including capitalization of costs and expenses or payment of pre-Closing Date liabilities) shall be treated as expenses in the period the expenditures are made and deducted as part of the calculation of EBITDA in such period.  If Agent, Credit Parties and Requisite Lenders agree upon the required amendments, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change.  If Agent, Credit Parties and Requisite Lenders cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all Financial Statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.  For purposes of Section 8.1, a breach of a Financial Covenant contained in this Annex F shall be deemed to have occurred as of any date of determination by Agent or as of the last day of any specified measurement period, regardless of when the Financial Statements reflecting such breach are delivered to Agent.

ANNEX G (Section 9.9(a))
to
CREDIT AGREEMENT

WIRE TRANSFER INFORMATION

Name:	General Electric Capital Corporation
Bank:	Deutsche Bank Trust Company Americas
New York, New York
ABA #:	021001033
Account #:	50271079
Account Name:	HH — Cash Flow Collections
Reference:	CFN 4940 Inverness Med.

G-1

ANNEX H (Section 11.10)
to
CREDIT AGREEMENT

NOTICE ADDRESSES

(A)          If to Agent or GE Capital, at

General Electric Capital Corporation

2 Bethesda Metro Center, Suite 600

Bethesda, Maryland  20814

Attention: Andrew Cosgrove, Account Manager

Telecopier No.:  (866) 234-2969

Telephone No.:  (301) 634-3233

with copies to:

Paul, Hastings, Janofsky & Walker LLP

1055 Washington Boulevard

Stamford, Connecticut  06901

Attention: Christopher H. Craig, Esq.

Telecopier No.:  (203) 359-3031

Telephone No.:  (203) 961-7496

and

GE Capital Healthcare Financial Services, Inc.

2 Bethesda Metro Center, Suite 600

Bethesda, Maryland  20814

Attention: Maryanne Courtney, Esq.

Telephone No.:  (301) 634-3260

Telecopier No.:  (301) 664-9866

(B)           If to any Borrower, to Borrower Representative, at

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts  02453

Attention: Ron Zwanziger, Chief Executive Officer

Telecopier No.: (781) 647-3939

Telephone No.: (781) 647-3900

with copies to:

Inverness Medical Innovations, Inc.

51 Sawyer Road, Suite 200

Waltham, Massachusetts  02453

H-1

Attention: General Counsel

Telecopier No.: (781) 647-3939

Telephone No.: (781) 647-3900

and

Foley Hoag LLP

Seaport World Trade Center West

155 Seaport Boulevard

Boston, Massachusetts 02210-2600

Attention:              Malcolm Henderson, Esq.

Telecopier No.: (617) 832-7000

Telephone No.: (617) 832.1276

H-2

ANNEX I (from Annex A – Commitments definition)
to
CREDIT AGREEMENT

Commitments on the Closing Date:

GENERAL ELECTRIC CAPITAL CORPORATION:

US Revolving Loan Commitment
(including a US Swing Line Commitment of $5,000,000):	$17,500,000

European Revolving Loan Commitment
(including a European Swing Line Commitment of $5,000,000):	$17,500,000

US Term Loan Commitment:	$5,000,000

European Term Loan Commitment:	$5,000,000

MERRILL LYNCH CAPITAL, a division
of Merrill Lynch Business Financial Services Inc.

US Revolving Loan Commitment:	$15,000,000

European Revolving Loan Commitment:	$15,000,000

US Term Loan Commitment:	$5,000,000

European Term Loan Commitment: :	$5,000,000

UBS AG, CAYMAN ISLANDS BRANCH

US Revolving Loan Commitment:	$7,500,000

European Revolving Loan Commitment:	$7,500,000

I-1

Commitments on the Conversion Date:

GENERAL ELECTRIC CAPITAL CORPORATION:

US Revolving Loan Commitment
(including a US Swing Line Commitment of $5,000,000):	$10,000,000

European Revolving Loan Commitment
(including a European Swing Line Commitment of $5,000,000):	$10,000,000

US Term Loan Commitment:	$12,500,000

European Term Loan Commitment:	$12,500,000

MERRILL LYNCH CAPITAL, a division
of Merrill Lynch Business Financial Services Inc.

US Revolving Loan Commitment:	$7,500,000

European Revolving Loan Commitment:	$7,500,000

US Term Loan Commitment:	$12,500,000

European Term Loan Commitment: :	$12,500,000

UBS AG, CAYMAN ISLANDSBRANCH

US Revolving Loan Commitment:	$7,500,000

European Revolving Loan Commitment:	$7,500,000

I-2